UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K

(Mark One)

☒ ANNUAL REPORT PURSUANT TO SECTION 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the year ended December 31, 2015

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________ to __________

Commission File Number: 1 - 3525

AMERICAN ELECTRIC POWER SYSTEM
RETIREMENT SAVINGS PLAN
(Full title of the plan)

AMERICAN ELECTRIC POWER COMPANY, INC.
1 Riverside Plaza, Columbus, Ohio 43215
(Name of issuer of the securities held
pursuant to the plan and the address
of its principal executive office)

TABLE OF CONTENTS	Page Number

Signatures	2

Report of Independent Registered Public Accounting Firm	3

Financial Statements
Statements of Net Assets Available for Benefits	4
Statements of Changes in Net Assets Available for Benefits	5
Notes to Financial Statements	6

Supplemental Schedules
Schedule of Assets (Held as of End of Year)	19
Schedule of Assets (Acquired and Disposed of Within Year)	61
Schedule of Nonexempt Transactions	62

Exhibits
Exhibit Index	63
Consent of Independent Registered Public Accounting Firm	64

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Benefits Finance Committee has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

	By:	/s/ Lonni Dieck
Lonni Dieck, SVP and Treasurer

Date: June 27, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees and Participants of the American Electric Power System Retirement Savings Plan

We have audited the accompanying statements of net assets available for benefits of the American Electric Power System Retirement Savings Plan (the “Plan”) as of December 31, 2015 and 2014, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2015 and 2014, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The supplemental schedules listed in the table of contents have been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental schedules are the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in compliance with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Deloitte & Touche LLP
Columbus, Ohio
June 27, 2016

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
December 31, 2015 and 2014

	2015	2014
ASSETS
Investments at Fair Value	$3,192,088,609	$3,201,259,640

Investments at Contract Value	734,837,295	770,493,619

Notes Receivable from Participants	87,524,769	85,735,539

NET ASSETS AVAILABLE FOR BENEFITS	$4,014,450,673	$4,057,488,798

See Notes to Financial Statements beginning on page 6.

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
For the Years Ended December 31, 2015 and 2014

	2015	2014
INVESTMENT INCOME
Net Appreciation (Depreciation) in Investments	$(7,668,543)	$252,616,091
Interest and Dividends	30,016,946	32,584,744
Total Investment Income	22,348,403	285,200,835

CONTRIBUTIONS
Participants	170,142,439	159,338,477
Employer	72,420,999	69,502,858
Total Contributions	242,563,438	228,841,335

DISTRIBUTIONS TO PARTICIPANTS	(304,736,006)	(253,597,210)

Administrative and Management Fees
Professional Fees	(639,628)	(645,113)
Investment Advisory and Management Fees	(6,123,841)	(6,332,592)
Other Fees	(427,954)	(266,265)
Total Administrative and Management Fees	(7,191,423)	(7,243,970)

INTEREST INCOME ON NOTES RECEIVABLE FROM PARTICIPANTS	3,977,463	3,871,300

INCREASE (DECREASE) IN NET ASSETS	(43,038,125)	257,072,290

NET ASSETS AVAILABLE FOR BENEFITS BEGINNING OF YEAR	4,057,488,798	3,800,416,508

NET ASSETS AVAILABLE FOR BENEFITS END OF YEAR	$4,014,450,673	$4,057,488,798

See Notes to Financial Statements beginning on page 6.

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2015 and 2014

1. PLAN DESCRIPTION

The following description of the American Electric Power System Retirement Savings Plan (Plan) is provided for general information purposes only. Participants should refer to the Plan documents for a more complete description of the Plan’s information.

General

The Plan is a defined contribution plan that became effective and commenced operations on January 1, 1978. The Plan covers full-time and part-time employees of the participating subsidiaries of American Electric Power Company, Inc. (AEP or the Company) who are not covered through a unionized collective bargaining agreement. American Electric Power Service Corporation (AEPSC) is the plan administrator (Plan Administrator) and plan sponsor (Plan Sponsor). AEPSC is a wholly-owned subsidiary of AEP. JPMorgan Chase Bank N.A. (JPMorgan or the Trustee) is the custodian and trustee. JPMorgan Retirement Plan Services, LLC was the record keeper with respect to the Plan through August 30, 2014, when it was acquired by Great West Financial Retirement Plan Services, LLC (Empower Retirement). Empower Retirement began record keeping at the date of acquisition.

Subsequent Events

In January 2016, Dolet Hills Lignite Company, LLC (DHLC) became a participating AEP System employer whose employees became eligible to participate in the Plan. In connection with that transition, DHLC and the Plan Sponsor decided that DHLC’s 401(k) Savings Plan would be merged into the Plan and as a result $20,283,110 in assets were transferred to the Plan in 2016.

In November 2015, AEP sold its commercial barge transportation subsidiary, AEP River Operations (AEPRO), to American Commercial Barge Lines (ACBL), a nonaffiliated party. ACBL acquired AEPRO by purchasing all the common stock of AEP Resources, Inc., the parent company of AEPRO. AEP agreed to cause the Plan account balances of the participants who became employees of ACBL or its affiliates to be transferred to the 401(k) retirement plan in which they had become participants following the sale.  As a result, $62,597,637 was transferred by the Plan to the ACBL’s 401(k) Plan in February 2016.

Contributions

Newly eligible employees are automatically enrolled in the Plan with a 3% pretax deferral. Employees may opt out of the automatic enrollment or revise their elections after they are notified of their right not to have such pretax deferrals made on their behalf (or to have such pretax deferrals made at a different percentage) and how their account will be invested in the absence of their making an investment election. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Generally, eligible employees participating in the Plan may make contributions (pretax, after-tax or Roth 401(k) contributions) in 1% increments up to 50% of their eligible pay (within Internal Revenue Service (IRS) limits). Participants who are age 50 and older are eligible to contribute additional pretax or Roth 401(k) amounts as catch-up contributions. The catch-up contribution limit was $6,000 and $5,500 for 2015 and 2014, respectively. An employee who is eligible to participate in the Plan also may roll eligible retirement benefits into the Plan. The Company contributes to the Plan, on behalf of each participant, an amount equal to 100% of the participant’s non-rollover contributions up to 1% of the participant’s eligible compensation for each payroll period, plus 70% of the participant’s contributions for the next 5% of the participant’s eligible compensation for each payroll period, subject to certain limitations. All contributions that are withheld from a participant’s pay or are made by the Company are deposited in the American Electric Power System Retirement Savings Plan Trust after each pay period. The Plan, in a manner consistent with the requirements under section 401 of the Internal Revenue Code (IRC), restricts the amount that certain participants who are deemed highly compensated may contribute to the Plan, provided that it is AEPSC’s intent that the Plan include a “qualified automatic contribution arrangement” (as defined in Section 401(k)(13) of the IRC), such that only the after-tax contributions made by such highly compensated participants may be subject to such restrictions.

Investments

The investment options offered by the Plan are a series of separately managed accounts, interests in commingled and collective trusts, the AEP Stock Fund and self-directed mutual fund brokerage accounts. Affiliates of JPMorgan and Empower Retirement provide custody, trustee, recordkeeping and other services with regard to investments.

Notes Receivable from Participants

Participants may borrow from their savings plan accounts a minimum of $1,000 but no more than the lesser of $50,000 or 50% of their account balance. Loan terms range from 12 months to 60 months (or up to 180 months for certain residential loans), or any monthly increment in-between. Interest rates, fixed for the life of the loan, are calculated by adding 1% to the prime rate, as reported in the Wall Street Journal as of the first business day of the calendar month in which the loan is taken. Active employees repay principal and interest payments through payroll deductions.

Participant loans and the accrued interest are collateralized by the account balance, and upon default, the outstanding balance is subject to income taxes and possible tax penalty.

Participant Accounts

Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contributions, the Company’s matching contributions and investment earnings and losses and charged with benefit payments and allocations of Plan expenses. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.

Participants may transfer the value of their cumulative contributions, in any whole percentage or dollar amount, among investments, and change their investment elections on a daily basis. Participants may change their payroll contribution elections coinciding with the Company’s payroll periods.

Vesting and Distribution

Participants are immediately vested in their pretax, after-tax, Roth 401(k) and the Company matching contributions, including earnings thereon. Excluding participants’ pretax and Roth 401(k) contributions, and post-2008 Company matching contributions, all participants may make an unlimited number of withdrawals of their interest in the Plan, including their pre-2009 Company matching contributions. Pretax and Roth 401(k) contributions are eligible for withdrawal by participants only after age 59-1/2, or earlier upon hardship (as defined by the Plan) or following termination of employment. Post-2008 Company matching contributions are eligible for withdrawal by participants only after age 59-1/2, or earlier following earlier termination of employment, but not upon hardship.

The AEP Stock Fund, a Plan investment option, is an Employee Stock Ownership Plan. As a result, participants can elect to have dividends generated from their AEP Stock Fund holdings paid out in cash, rather than automatically reinvested in the fund. The dividend payouts are made periodically (at least annually) and are treated as ordinary income to the participants for tax purposes.

2. ACCOUNTING POLICIES

Basis of Accounting

The accompanying financial statements are prepared on an accrual basis of accounting, in conformity with accounting principles generally accepted in the United States of America (GAAP).

Investment Valuation and Income Recognition

Participants direct the investment of their contributions into various investment options offered by the Plan. Investments are reported in the Statements of Net Assets Available for Benefits at fair value while fully benefit responsive investment contracts are reported at contract value. The Statement of Changes in Net Assets Available for Benefits is prepared using contract value basis. Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Purchases and sales of securities have been recorded on a trade-date basis. Net appreciation includes the Plan’s gains or losses on investments bought or sold as well as held throughout the year. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date. These amounts are reinvested by the Trustee in the funds that generated such income with the exception of the AEP Stock Fund, which pays or reinvests dividends at the direction of each participant.

Notes Receivable from Participants

Notes Receivable from Participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are not recorded as distributions until actually distributed based on the terms of the Plan document.

Administrative and Management Fees

Administrative and Management Fees incurred relating to JPMorgan and Empower Retirement during 2015 and 2014 totaled $2,532,903 and $2,657,969, respectively. The Plan directly pays for administrative, recordkeeping and management fees.

Distributions to Participants

Distributions to participants are recorded when paid. There were no material amounts of distributions due to participants who requested distributions from the Plan as of December 31, 2015 and 2014.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein and disclosure of contingent assets. Actual results could differ from the estimates.

Fair Value Measurements of Assets

The accounting guidance for “Fair Value Measurements and Disclosures” establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). AEPSC’s staff independently monitors valuation policies and procedures and provides members of the Benefits Finance Committee (BFC) and its Investment Subcommittee (IC) various monthly and quarterly reports, regarding compliance with policies and procedures. The BFC consists of AEPSC’s Chief Financial Officer, Treasurer, Chief Administrative Officer, Chief Risk Officer, Executive Vice President General Counsel in addition to the President of Energy Supply. The IC consists of AEPSC’s Treasurer, Chief Risk Officer, Director of Trusts and Investments and Managing Director of Corporate Finance.

The Plan utilizes its Trustee’s external pricing service to estimate the fair value of the underlying investments held in the Plan. The Plan’s investment managers review and validate the prices utilized by the Trustee to determine fair value. The Company performs its own valuation testing to verify the fair values of the securities, in part by reviewing audit reports of the Trustee’s operating controls and valuation processes.

Assets in the Plan are classified using the following methods. Equities are classified as Level 1 holdings if they are actively traded on exchanges. Items classified as Level 1 are investments in money market funds, fixed income and equity mutual funds and domestic equity securities. They are valued based on observable inputs primarily unadjusted quoted prices in active markets for identical assets. Items classified as Level 2 are primarily investments in individual fixed income securities and cash equivalents funds. Fixed income securities do not trade on an exchange and do not have an official closing price but their valuation inputs are based on observable market data.

The Trustee uses multiple pricing vendors for the assets held in trust. The Trustee’s pricing vendors calculate bond valuations using financial models and matrices. The models use observable inputs including yields on benchmark securities, quotes by securities brokers, rating agency actions, discounts or premiums on securities compared to par prices, changes in yields for U.S. Treasury securities, corporate actions by bond issuers, prepayment schedules and histories, economic events and, for certain securities, adjustments to yields to reflect changes in the rate of inflation. Cash equivalent funds are held to provide liquidity and meet short term cash needs. The underlying holdings in the cash funds consist of commercial paper, certificates of deposit, treasury bills, and other short-term debt securities. Short-term debt securities are valued based on observable market data by the trust banks pricing vendor. Other securities with model-derived valuation inputs that are observable are also classified as Level 2 investments. Investments with unobservable valuation inputs are classified as Level 3 investments. Plan assets included in Level

3 are primarily real estate and emerging market investments that are valued using methods requiring judgment, including appraisals.

Equities and Registered Investment Companies are valued based on observable inputs, primarily unadjusted quoted prices in active markets for identical assets.

Investment Descriptions

Common Collective Trusts are valued at the net asset value per share (NAV) and the Managed Income Fund is valued at contract value. The basis of the reported NAV is the total fair value of all underlying holdings less expenses and liabilities. The value of each unit is determined by dividing the net asset value of the fund by the number of applicable units outstanding on the valuation date. These investments are categorized as Level 2 if they can be redeemed at the NAV price. The JPMorgan Strategic Property Fund has been categorized as a Level 3 investment since the underlying holdings are diversified real estate assets that are difficult to value and rely on unobservable inputs to measure fair value. The JPMorgan Emerging Markets Fund and the Mellon Capital Emerging Markets Stock Index Fund have been classified as Level 3 investments since the majority of the holdings are equity securities traded on foreign stock exchanges in emerging nations that may have limited liquidity.

JPMorgan US Treasury Plus Money Market Fund

The objective of this fund is to provide liquidity and meet short-term cash needs while preserving principal. The underlying holdings in the fund include U.S. Treasury obligations, including Treasury bills, bonds and notes and other obligations issued or guaranteed by the U.S. Treasury, and repurchase agreements fully collateralized by U.S. Treasury securities.

Metlife Separate Account No. 690

The objective of the fund is to exceed the performance of the Barclays Capital 1-3 year Government/Credit Index. The fund seeks to preserve principal and an above average level of income with the goal of minimizing overall portfolio risk. Fixed income securities do not trade on an exchange and do not have an official closing price.

JPMorgan US Real Estate Securities Fund

The objective of this fund is to exceed the performance of the Morgan Stanley Capital International Real Estate Investment Trust (MSCI U.S. REIT) Index. The underlying real estate investment trust equity holdings of this fund are actively traded on the major domestic stock exchanges and have readily available market quotes.

This fund was liquidated and replaced with the Mellon Capital REIT Index Fund effective August 15, 2014.

JPMorgan Emerging Markets Fund

The objective of this fund is to exceed the performance of the MSCI Emerging Markets (MSCI EM) Free Index. The majority of the underlying holdings of this fund are traded on foreign stock exchanges in emerging markets. The securities in these economies are typically less efficient and less liquid than those in developed markets.

This fund was liquidated and replaced with the Mellon Capital Emerging Markets Stock Index Fund effective August 15, 2014.

3. NEW ACCOUNTING PRONOUNCEMENT

Upon issuance of final pronouncements, management reviews the new accounting literature to determine its relevance, if any, to the Plan. The following final pronouncement will impact the financial statements.

Accounting Standards Update (ASU) 2015-12 “Plan Accounting: Defined Contribution Pension Plans (Topic 962)” (ASU 2015-12)

In July 2015, the Financial Accounting Standards Board (FASB) issued ASU 2015-12 reducing complexity in employee benefit plan accounting consistent with its simplification initiative.  There are three parts under this new standard to take into consideration. They are as follows:

Part I amends the accounting guidance to allow fully benefit-responsive investment contracts to be measured, presented and disclosed at contract value only. This will eliminate fair value adjustments that were previously presented on the face of plan benefit financial statements and modify the reconciliation disclosure in the footnotes.

Part II amends the accounting guidance to remove the requirement to disclose individual investments that are 5% or more of net assets and net appreciation and depreciation for investments by general type.

Part III provides a practical expedient to permit plans to measure investments and investment-related accounts as of a month-end date that is closest to the plan’s fiscal year-end, when the fiscal period does not coincide with a month end.

The new accounting standard is effective for annual periods beginning after December 15, 2015.  Early adoption is permitted. Management has analyzed the impact of this new standard and determined that it did not have a material impact on the financial statements. Management adopted ASU 2015-12 upon its issuance date and applied the new standard retrospectively.

4. PLAN TERMINATION

Although it has not expressed any intent to do so, AEPSC has the right to take such actions as will allow contributions to the Plan to be discontinued at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants remain 100 percent vested in their accounts.

5. INVESTMENT CONTRACTS

The Managed Income Fund provides a stable value investment option that includes fully benefit-responsive wrap contracts which assure the book value of investments for plan participants. The fund’s underlying assets, which are held in a trust, utilize wrap contracts issued by four financial institutions as of December 31, 2015 and 2014. The contracts provide that participants execute plan transactions at contract value. Contract value represents contributions made to the fund, plus credited interest, less participant withdrawals, without regard to changes in the fair value of the investments and securities underlying the fund. The rates for crediting interest are reset periodically based on market rates of other similar investments, the current yield of the underlying investments and the spread between the market value and contract value. The interest crediting rate cannot be less than 0%. Certain events initiated by the Plan Sponsor, such as plan termination or a plan merger, would limit the ability of the Plan to administer participant-level transactions at contract value or may allow for the termination of the wrap contract at market value, rather than contract value.

The Plan Sponsor does not believe that any events that may limit the ability of the plan to transact at contract value are probable as of December 31, 2015 or the date these financial statements are issued.

6. PARTY-IN-INTEREST TRANSACTIONS

Certain transactions involving the Plan and its assets involved parties in interest with respect to the Plan, but most of those transactions were not prohibited transactions under ERISA because of the applicability of one or more exemptions. The exempt party-in-interest transactions involving the Plan included the following: JPMorgan Chase Bank, N.A. has acted as trustee and custodian under the Plan, while its affiliates have acted as (a) investment managers for a number of the Plan’s investment options, (b) the Plan’s record keepers through August 30, 2014 (Empower Retirement, a non-affiliate, became the Plan’s record keeper on August 31, 2014) and (c) investment advisor or investment manager for a number of plan participants with respect to the amounts held in their Plan accounts.

As of December 31, 2015 and 2014, the Plan held 5,503,327 and 5,415,534 shares, respectively, of common stock of American Electric Power Company, Inc., the parent company of the Plan Sponsor, with a cost basis of $219,608,258 and $204,336,056, respectively. During the years ended December 31, 2015 and 2014, the Plan recorded dividend income of $12,146,882 and $12,155,855, respectively, related to its investment in that common stock.

The Plan entered into a non-exempt prohibited transaction when it made a series of overpayments to the Trustee between October 2006 and July 2014. ERISA Section 406(a)(1)(D) prohibits the use of plan assets by, or transfer of plan assets to, a party in interest (such as a fiduciary investment manager or Trustee). Although an exemption under ERISA 408(b)(2) generally is applicable to contracts with parties (such as Trustees) for services necessary for the operation of a plan where no more than reasonable compensation is paid therefor, the described payments represent the amount invoiced and paid by the Plan in excess of the amount required by the applicable contract.

The Trustee had agreed to apply different fee rates to different plan accounts, depending on the classification of the activity transacted in those accounts, and had agreed to waive normal fees with regard to other accounts. However, upon a review of the invoices generated by the Trustee, it was discovered that (a) for the period between July 2006 and July 2014, the Trustee had mistakenly applied incorrect fee rates applicable to certain accounts, and (b) between July 2009 and July 2014, it had mistakenly applied fees that it had agreed to waive. These resulted in an effective overcharge for their services. Following confirmation of the overpayments in 2014, the Plan secured repayment of the excess charges and the Trustee and Plan Sponsor are finalizing their review to confirm that the transactions are fully remediated.

The Plan is reviewing whether certain legal fees paid by the Plan in September 2012 entailed a non-exempt prohibited transaction. The Company is reviewing to confirm whether the fees did in fact relate to services for the operation of the Plan (and therefore not a prohibited transaction under ERISA). If the payment is determined to be inappropriate, the Company would contribute to the Plan to fully remediate the issue.

7. FAIR VALUE MEASUREMENTS

For a discussion of fair value accounting and the classification of assets within the fair value hierarchy, see the “Fair Value Measurements of Assets” section of Note 2.

Plan Assets within the Fair Value Hierarchy as of December 31, 2015

	Level 1	Level 2	Level 3	Total
Equities
Corporate Stocks	$651,023,438	$—	$—	$651,023,438
AEP Stock	320,678,864	—	—	320,678,864
Subtotal Equities	971,702,302	—	—	971,702,302

Fixed Income
Government Bonds	—	22,185,387	—	22,185,387
Corporate Debt Securities	—	12,881,747	—	12,881,747
Mortgage Backed Securities	—	13,834,151	—	13,834,151
Subtotal Fixed Income	—	48,901,285	—	48,901,285

Common/Collective Trusts
JPMorgan Liquidity Fund	—	12,470,523	—	12,470,523
Mellon Capital Small Cap Stock Index Fund	—	168,768,573	—	168,768,573
Mellon Capital Mid Cap Stock Index Fund	—	65,664,948	—	65,664,948
Mellon Capital Stock Index Fund	—	679,723,905	—	679,723,905
Mellon Capital International Stock Index Fund	—	390,982,224	—	390,982,224
Mellon Capital REIT Index Fund	—	26,129,855	—	26,129,855
Mellon Capital Aggregate Bond Index Fund	—	565,276,859	—	565,276,859
Mellon Capital Treasury Inflation-Protected Securities Fund	—	18,154,304	—	18,154,304
JPMorgan Strategic Property Fund	—	—	46,781,444	46,781,444
Mellon Capital Emerging Markets Stock Index Fund	—	—	24,600,662	24,600,662
Subtotal Common/Collective Trusts	—	1,927,171,191	71,382,106	1,998,553,297

Registered Investment Companies	159,986,702	—	—	159,986,702
Cash Equivalents	—	13,495,014	—	13,495,014
Accrued Items and Unsettled Trades	(3,656,148)	3,106,157	—	(549,991)

Total Assets Reflecting Investments at Fair Value	$1,128,032,856	$1,992,673,647	$71,382,106	$3,192,088,609

Plan Assets within the Fair Value Hierarchy as of December 31, 2014

	Level 1	Level 2	Level 3	Total
Equities
Corporate Stocks	$670,804,490	$—	$—	$670,804,490
AEP Stock	328,831,224	—	—	328,831,224
Subtotal Equities	999,635,714	—	—	999,635,714

Fixed Income
Government Bonds	—	20,650,454	—	20,650,454
Corporate Debt Securities	—	11,293,814	—	11,293,814
Mortgage Backed Securities	—	15,798,844	—	15,798,844
Subtotal Fixed Income	—	47,743,112	—	47,743,112

Common/Collective Trusts
JPMorgan Liquidity Fund	—	11,537,076	—	11,537,076
Mellon Capital Small Cap Stock Index Fund	—	186,655,588	—	186,655,588
Mellon Capital Mid Cap Stock Index Fund	—	46,993,184	—	46,993,184
Mellon Capital Stock Index Fund	—	683,575,296	—	683,575,296
Mellon Capital International Stock Index Fund	—	376,228,524	—	376,228,524
Mellon Capital REIT Index Fund	—	25,011,659	—	25,011,659
Mellon Capital Aggregate Bond Index Fund	—	562,375,327	—	562,375,327
Mellon Capital Treasury Inflation-Protected Securities Fund	—	17,061,173	—	17,061,173
JPMorgan Strategic Property Fund	—	—	43,471,057	43,471,057
Mellon Capital Emerging Markets Stock Index Fund	—	—	23,593,030	23,593,030
Subtotal Common/Collective Trusts	—	1,909,437,827	67,064,087	1,976,501,914

Registered Investment Companies	166,797,451	—	—	166,797,451
Cash Equivalents	—	14,642,032	—	14,642,032
Accrued Items and Unsettled Trades	(5,703,792)	1,643,209	—	(4,060,583)

Total Assets Reflecting Investments at Fair Value	$1,160,729,373	$1,973,466,180	$67,064,087	$3,201,259,640

The following tables set forth a summary of the Plan's investments with a reported Net Asset Value as of December 31, 2015 and 2014:

Fair Value Estimated Using Net Asset Value per Share as of December 31, 2015

Common/Collective Trusts	Fair Value	Redemption Frequency (If currently eligible)	Redemption Notice Period
JPMorgan Liquidity Fund	$12,470,523	Daily	1 Day
Mellon Capital Small Cap Stock Index Fund	168,768,573	Daily	Trade Date + 1
Mellon Capital Mid Cap Stock Index Fund	65,664,948	Daily	Trade Date + 1
Mellon Capital Stock Index Fund	679,723,905	Daily	Trade Date + 1
Mellon Capital International Stock Index Fund	390,982,224	Daily	Trade Date + 1
Mellon Capital REIT Index Fund	26,129,855	Daily	Trade Date + 1
Mellon Capital Aggregate Bond Index Fund	565,276,859	Daily	Trade Date + 1
Mellon Capital Treasury Inflation-Protected Securities Fund	18,154,304	Daily	Trade Date + 1
JPMorgan Strategic Property Fund	46,781,444	Quarterly	45 Days
Mellon Capital Emerging Markets Stock Index Fund	24,600,662	Daily	Trade Date + 1
Total Assets	$1,998,553,297

Fair Value Estimated Using Net Asset Value per Share as of December 31, 2014

Common/Collective Trusts	Fair Value	Redemption Frequency (If currently eligible)	Redemption Notice Period
JPMorgan Liquidity Fund	$11,537,076	Daily	1 Day
Mellon Capital Small Cap Stock Index Fund	186,655,588	Daily	Trade Date + 1
Mellon Capital Mid Cap Stock Index Fund	46,993,184	Daily	Trade Date + 1
Mellon Capital Stock Index Fund	683,575,296	Daily	Trade Date + 1
Mellon Capital International Stock Index Fund	376,228,524	Daily	Trade Date + 1
Mellon Capital REIT Index Fund	25,011,659	Daily	Trade Date + 1
Mellon Capital Aggregate Bond Index Fund	562,375,327	Daily	Trade Date + 1
Mellon Capital Treasury Inflation-Protected Securities Fund	17,061,173	Daily	Trade Date + 1
JPMorgan Strategic Property Fund	43,471,057	Quarterly	45 Days
Mellon Capital Emerging Markets Stock Index Fund	23,593,030	Daily	Trade Date + 1
Total Assets	$1,976,501,914

It is the Plan’s policy to record transfers in and transfers out of each level at the end of each reporting period. There have been no transfers between Level 1, Level 2, and Level 3 during the years ended December 31, 2015 and 2014.

The following tables set forth a reconciliation of changes in the fair value of investments classified as Level 3 in the fair value hierarchy:

Changes in Fair Value Measurements for the Year Ended December 31, 2015

	JPMorgan Strategic Property Fund	Mellon Capital Emerging Markets Stock Index Fund	Total
Balance at Beginning of Year	$43,471,057	$23,593,030	$67,064,087

Realized Gains (Losses)	292,098	(82,761)	209,337
Unrealized Gains (Losses)	6,118,401	(4,051,825)	2,066,576
Purchases	490,575	10,979,105	11,469,680
Sales	(3,590,687)	(5,836,887)	(9,427,574)
Balance at End of Year	$46,781,444	$24,600,662	$71,382,106

Changes in Fair Value Measurements for the Year Ended December 31, 2014

	JPMorgan Strategic Property Fund	JPMorgan Emerging Markets Fund	Mellon Capital Emerging Markets Stock Index Fund	Total
Balance at Beginning of Year	$37,903,552	$21,301,049	$—	$59,204,601

Realized Gains (Losses)	149,113	6,521,839	(196,087)	6,474,865
Unrealized Gains (Losses)	4,198,421	(4,309,936)	(2,439,325)	(2,550,840)
Purchases	3,969,971	2,208,893	31,850,213	38,029,077
Sales	(2,750,000)	(25,721,845)	(5,621,771)	(34,093,616)
Balance at End of Year	$43,471,057	$—	$23,593,030	$67,064,087

8. RISK AND UNCERTAINTIES

The Plan utilizes various investment instruments, including common stock, bonds, commingled funds and investment contracts. Investment securities are exposed to various risks, such as interest rate, credit and market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such change could materially affect the amounts reported in the financial statements.

9. FEDERAL INCOME TAX

The IRS has issued a favorable determination letter dated September 24, 2013 with respect to the Plan. A favorable determination letter indicates that, in the opinion of the IRS, the terms of that the Plan meets the requirements of Section 401(a) of the IRC, and thereby recognizes the exempt status of the Plan’s trust pursuant to Section 501(a) of the IRC.

The Plan has been amended subsequent to the issuance of that IRS determination letter. Plan management believes that the Plan is currently designed and operated in compliance with the applicable requirements of the IRC and that the Plan’s trust continues to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

GAAP requires Plan management to evaluate tax positions taken by the Plan and to recognize a tax liability if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan Administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2015 and 2014, there are no uncertain positions taken or expected to be taken that would require recognition of a liability or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions. However, there are currently no audits for any tax periods in progress. The Plan Administrator believes it is no longer subject to income tax examinations for years prior to 2012.

10. RECONCILIATION OF FINANCIAL STATEMENTS TO THE FORM 5500

The following is a reconciliation of participant loans and net assets available for benefits per the financial statements to Form 5500 as of and for the years ended December 31, 2015 and 2014, and for the year ended December 31, 2015.

	January 1,
Participant Loans - Schedule H, Part I, Line 1c(8), Column (a)	2015	2014
Beginning Balance per Financial Statements	$85,735,539	$83,912,060
Less: Loans Deemed Distributed with No Post-Default Payments	(2,386,756)	(2,135,738)
Balance Reported on Form 5500	$83,348,783	$81,776,322

	December 31,
Participant Loans - Schedule H, Part I, Line 1c(8), Column (b)	2015	2014
Ending Balance per Financial Statements	$87,524,769	$85,735,539
Less: Assets and Activity Related to Loans Deemed Distributed with No Post-Default Payments	(2,532,695)	(2,386,756)
Balance Reported on Form 5500	$84,992,074	$83,348,783

	January 1,
Net Assets - Schedule H, Part I, Line 1l, Column (a)	2015	2014
Beginning Balance per Financial Statements	$4,057,488,798	$3,800,416,508
Plus: Adjustment from Contract Value to Fair Value	7,328,563	866,725
Less: Loans Deemed Distributed with No Post-Default Payments	(2,386,756)	(2,135,738)
Beginning Balance Reported on Form 5500	$4,062,430,605	$3,799,147,495

	December 31,
Net Assets - Schedule H, Part I, Line 1l, Column (b)	2015	2014
Ending Balance per Financial Statements	$4,014,450,673	$4,057,488,798
Plus: Adjustment from Contract Value to Fair Value	—	7,328,563
Less: Assets and Activity Related to Loans Deemed Distributed with No Post-Default Payments	(2,532,695)	(2,386,756)
Balance Reported on Form 5500	$4,011,917,978	$4,062,430,605

	December 31,
Increase (Decrease) in Net Assets - Schedule H, Part II, Line 2k	2015	2014
Per Financial Statements	$(43,038,125)	$257,072,290
Plus (Less): Change in Contract Value to Fair Value	(7,328,563)	6,461,838
Less: Loans Deemed Distributed	(145,939)	(251,018)
Reported on Form 5500	$(50,512,627)	$263,283,110

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
PLAN #002 EIN #13-4922641
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2015

	INVESTMENT CONTRACTS:
	Stable Value Wrap
	Prudential Insurance Company of America
	variable annual yield (1.97 at December 31, 2015)
	with an indeterminate maturity date	$—
	Stable Value Wrap
	Met Life Inc.
	variable annual yield (1.28% at December 31, 2015)
	with an indeterminate maturity date	—
	Stable Value Wrap
	Voya Life Ins. and Annuity Co.
	variable annual yield (1.95% at December 31, 2015)
	with an indeterminate maturity date	58,920
	Stable Value Wrap
	American General Life Ins. Co.
	variable annual yield (1.94% at December 31, 2015)
	with an indeterminate maturity date	—
	Subtotal Wrapper Contracts	$58,920

Shares	Identity of Issuer, Borrower, Lessor or Similar Party	Fair Value
	Common / Collective Trusts
	Wells Fargo Fixed Income Fund N	$108,630,760
	Metlife Separate Account No 690	163,572,898
66,337,048	JPMorgan US Treasury Plus Money Market Fund	67,054,840
	Total Common / Collective Trusts	$339,258,498

	Corporate Debt Securities
	AbbVie Inc, 1.8%, $290,000 par, due 5/14/2018	$288,665
	ACE INA Holdings Inc, 2.3%, $310,000 par, due 11/3/2020	307,771
	Ally Auto Receivables Trust 2013-2, 0.79%, $440,102 par, due 1/15/2018	439,686
	Ally Auto Receivables Trust 2014-3, 1.28%, $2,060,000 par, due 6/17/2019	2,054,152
	Altera Corp, 2.5%, $1,400,000 par, due 11/15/2018	1,411,431
	American Express Credit Corp, 2.25%, $1,030,000 par, due 8/15/2019	1,030,180
	American Honda Finance Corp, 1.5%, $140,000 par, due 3/13/2018	138,974
	American Honda Finance Corp, 1.6%, $770,000 par, due 7/13/2018	766,039
	American Honda Finance Corp, 2.13%, $700,000 par, due 2/28/2017	707,472
	AmeriCredit Automobile Receivables Trust 2014-2, 0.94%, $2,000,000 par, due 2/8/2019	1,992,850
	Amex Credit Acct Mstr Trst AMXCA 2014-3 A 3.0-YR, 1.43%, $2,000,000 par, due 6/15/2020	1,996,516
	AT&T Inc, 2.4%, $415,000 par, due 8/15/2016	417,743
	AT&T Inc, 2.95%, $1,680,000 par, due 5/15/2016	1,690,230
	AT&T Inc, 3%, $380,000 par, due 6/30/2022	370,887
	Automatic Data Processing Inc, 2.25%, $720,000 par, due 9/15/2020	722,727
	BA Credit Card Trust, 1.36%, $2,000,000 par, due 9/15/2020	1,986,444
	Bank of America Corp, 3.63%, $1,085,000 par, due 3/17/2016	1,090,581
	Bank of America Corp, 3.75%, $770,000 par, due 7/12/2016	779,655
	Bank of America Corp, 3.88%, $1,085,000 par, due 3/22/2017	1,108,722
	Bank of America NA, 2.05%, $800,000 par, due 12/7/2018	797,696
	Bank of New York Mellon Corp/The, 2.1%, $750,000 par, due 8/1/2018	755,135
	Bank of New York Mellon Corp/The, 2.2%, $1,000,000 par, due 3/4/2019	1,003,030

Bank of Nova Scotia/The, 1.7%, $1,340,000 par, due 6/11/2018	1,334,917
Barclays Dryrock Issuance Trust, 0.67%, $2,000,000 par, due 3/16/2020	1,996,816
Bayer US Finance LLC, 2.38%, $850,000 par, due 10/8/2019	850,534
Becton Dickinson and Co, 2.67%, $700,000 par, due 12/15/2019	703,811
BNP Paribas SA, 1.38%, $1,300,000 par, due 3/17/2017	1,298,742
BP Capital Markets PLC, 1.38%, $1,400,000 par, due 5/10/2018	1,379,932
Branch Banking & Trust Co, 2.3%, $400,000 par, due 10/15/2018	403,996
Capital Auto Receivables Asset Trust 2015-2, 1.73%, $2,200,000 par, due 9/20/2019	2,189,530
Capital Auto Receivables Asset Trust, 1.18%, $2,000,000 par, due 12/20/2017	1,998,072
Capital One Multi-Asset Execut, 1.26%, $1,800,000 par, due 1/15/2020	1,799,476
Capital One Multi-Asset Execution Tr, 1.48%, $1,000,000 par, due 7/15/2020	1,000,186
Capital One NA/Mclean VA, 2.35%, $450,000 par, due 8/17/2018	450,846
Cargill Inc, 6%, $1,300,000 par, due 11/27/2017	1,395,601
CarMax Auto Owner Trust 2015-1, 1.38%, $2,100,000 par, due 11/15/2019	2,090,848
Caterpillar Financial Services Corp, 2%, $910,000 par, due 3/5/2020	901,675
Caterpillar Financial Services Corp, 2.25%, $430,000 par, due 12/1/2019	431,144
Chase Issuance Trust, 1.38%, $1,200,000 par, due 11/15/2019	1,196,569
Chase Issuance Trust, 1.62%, $790,000 par, due 7/15/2020	787,314
Chevron Corp, 0.53%, $290,000 par, due 11/15/2017	288,645
Chevron Corp, 1.34%, $390,000 par, due 11/15/2017	388,773
Chevron Corp, 1.36%, $400,000 par, due 3/2/2018	396,799
Chevron Corp, 2.42%, $740,000 par, due 11/17/2020	735,838
Cisco Systems Inc, 2.45%, $1,260,000 par, due 6/15/2020	1,271,961
Citigroup Inc, 0.75%, $525,000 par, due 6/9/2016	523,453
Citigroup Inc, 1.7%, $700,000 par, due 4/27/2018	693,061
Citigroup Inc, 3.95%, $1,355,000 par, due 6/15/2016	1,373,784
City of Frisco TX, 2.92%, $855,000 par, due 2/15/2023	857,172
CNH Equipment Trust 2014-B, 0.91%, $2,000,000 par, due 5/15/2019	1,991,830
CNH Equipment Trust 2015-B, 1.37%, $2,000,000 par, due 7/15/2020	1,975,304
Commonwealth Edison Co, 4%, $1,361,000 par, due 8/1/2020	1,439,064
ConocoPhillips Co, 2.2%, $450,000 par, due 5/15/2020	435,444
Credit Suisse AG/New York NY, 1.38%, $370,000 par, due 5/26/2017	368,252
Credit Suisse AG/New York NY, 1.75%, $590,000 par, due 1/29/2018	588,343
CVS Health Corp, 2.8%, $1,000,000 par, due 7/20/2020	1,004,492
Daimler Finance North America LLC, 2.45%, $1,000,000 par, due 5/18/2020	980,800
Dell Equipment Finance Trust 2015-2, 1.42%, $1,000,000 par, due 12/22/2017	996,629
DIRECTV Holdings LLC / DIRECTV Financing Co Inc, 2.4%, $755,000 par, due 3/15/2017	761,075
Discover Card Execution Note Trust, 1.22%, $2,000,000 par, due 10/15/2019	1,997,788
Duke Energy Florida LLC, 4.55%, $1,300,000 par, due 4/1/2020	1,405,292
Duke Realty LP, 5.95%, $108,000 par, due 2/15/2017	112,762
Ecolab Inc, 2.25%, $830,000 par, due 1/12/2020	825,223
Edsouth Indenture No 2 LLC, 1.57%, $1,253,177 par, due 9/25/2040	1,253,110
Education Loan Asset-Backed Trust I, 1.22%, $795,242 par, due 6/25/2026	788,942
Educational Funding of the South Inc, 0.97%, $1,831,018 par, due 4/25/2035	1,992,940
EMC Corp/MA, 1.88%, $930,000 par, due 6/1/2018	867,763
EMD Finance LLC (Merck KGaA), 2.4%, $810,000 par, due 3/19/2020	788,493
Enterprise Fleet Financing LLC, 1.3%, $2,000,000 par, due 9/20/2020	1,992,940
Extended Stay America Trust 2013-ESH, 2.96%, $2,000,000 par, due 12/5/2019	2,001,768
Exxon Mobil Corp, 1.91%, $1,337,000 par, due 3/6/2020	1,325,824
FedEx Corp, 2.3%, $360,000 par, due 2/1/2020	361,391
Fifth Third Auto Trust 2014-2, 0.89%, $2,000,000 par, due 11/15/2018	1,994,868
Ford Credit Auto Lease Trust 2014-B, 0.89%, $2,000,000 par, due 9/15/2017	1,996,904
Ford Credit Auto Owner Trust 2014-A, 0.79%, $1,358,143 par, due 5/15/2018	1,356,786
Ford Credit Auto Owner Trust 2015-A, 1.28%, $2,000,000 par, due 9/15/2019	1,996,772

Ford Credit Auto Owner Trust 2015-B, 1.16%, $2,500,000 par, due 11/15/2019	2,481,648
Ford Credit Auto Owner Trust 2015-REV1, 2.12%, $1,600,000 par, due 7/15/2026	1,579,819
Ford Motor Credit Co LLC, 3%, $1,595,000 par, due 6/12/2017	1,610,507
Ford Motor Credit Co LLC, 4.25%, $435,000 par, due 2/3/2017	444,443
GE Capital International Funding Co, 0.96%, $2,195,000 par, due 4/15/2016	2,195,990
GE Capital International Funding Co, 2.34%, $220,000 par, due 11/15/2020	218,165
GE Dealer Floorplan Master Note Trust, 0.78%, $2,000,000 par, due 7/20/2019	1,997,182
GE Equipment Midticket LLC Series 2013-1, 0.95%, $665,800 par, due 4/22/2016	665,227
General Electric Capital Corp, 2.2%, $86,000 par, due 1/9/2020	86,319
General Mills Inc, 2.2%, $520,000 par, due 10/21/2019	520,115
Georgia-Pacific LLC, 2.54%, $380,000 par, due 11/15/2019	377,814
GlaxoSmithKline Capital PLC, 1.5%, $900,000 par, due 5/8/2017	903,793
Goldman Sachs Group Inc/The, 2.75%, $540,000 par, due 9/15/2020	539,645
Goldman Sachs Group Inc/The, 3.63%, $2,140,000 par, due 2/7/2016	2,145,425
Halliburton Co, 3.38%, $620,000 par, due 11/15/2022	610,163
Honda Auto Receivables 2015-1 Owner Trust, 1.05%, $2,000,000 par, due 10/15/2018	1,993,126
Honda Auto Receivables Owner Trust 2014-3, 0.88%, $2,100,000 par, due 6/15/2018	2,094,784
HSBC USA Inc, 2.38%, $1,330,000 par, due 11/13/2019	1,324,425
Hyundai Auto Receivables Trust 2015-B, 1.12%, $2,200,000 par, due 11/15/2019	2,183,073
Hyundai Capital America, 2%, $310,000 par, due 3/19/2018	306,316
Illinois Tool Works Inc, 1.95%, $1,000,000 par, due 3/1/2019	1,001,051
Intel Corp, 1.35%, $1,400,000 par, due 12/15/2017	1,401,862
International Business Machines Corp, 1.95%, $2,000,000 par, due 2/12/2019	2,009,418
John Deere Capital Corp, 1.6%, $640,000 par, due 7/13/2018	637,098
John Deere Capital Corp, 1.75%, $340,000 par, due 8/10/2018	340,088
JPMorgan Chase & Co, 2.25%, $620,000 par, due 1/23/2020	609,944
JPMorgan Chase & Co, 2.55%, $480,000 par, due 10/29/2020	475,972
JPMorgan Chase & Co, 3.15%, $500,000 par, due 7/5/2016	505,169
JPMorgan Chase & Co, 3.45%, $910,000 par, due 3/1/2016	913,797
Kentucky Higher Education Student Loan Corp, 0.74%, $1,253,444 par, due 6/1/2026	1,253,683
KeyBank NA/Cleveland OH, 1.7%, $310,000 par, due 6/1/2018	307,830
KeyBank NA/Cleveland OH, 2.25%, $550,000 par, due 3/16/2020	543,847
KeyBank NA/Cleveland OH, 2.5%, $250,000 par, due 12/15/2019	250,347
Kraft Foods Group Inc, 2.25%, $1,350,000 par, due 6/5/2017	1,359,755
Lockheed Martin Corp, 2.5%, $700,000 par, due 11/23/2020	695,848
Lowe's Cos Inc, 1.63%, $220,000 par, due 4/15/2017	221,366
Marathon Oil Corp, 2.7%, $1,320,000 par, due 6/1/2020	1,163,901
Massachusetts Health & Educational Facilities Authority, 5.26%, $1,125,000 par, due 10/1/2018	1,235,948
MassMutual Global Funding II, 2.1%, $1,000,000 par, due 8/2/2018	1,003,341
McDonald's Corp, 2.1%, $260,000 par, due 12/7/2018	260,167
Medtronic Inc, 2.5%, $420,000 par, due 3/15/2020	422,980
Merck & Co Inc, 3.88%, $400,000 par, due 1/15/2021	428,822
Micron Semiconductor Asia Pte Ltd, 1.26%, $1,692,600 par, due 1/15/2019	1,683,120
MidAmerican Energy Co, 2.4%, $530,000 par, due 3/15/2019	534,073
Missouri Higher Education Loan, $1,327,224 par, due 5/25/2032	1,287,846
MMAF Equipment Finance LLC 2015-A, 1.39%, $2,000,000 par, due 10/16/2019	1,984,952
Morgan Stanley Capital I Trust 2007-IQ13, 5.36%, $1,325,000 par, due 3/15/2044	1,360,078
Morgan Stanley Capital I Trust 2007-TOP27, 5.64%, $1,573,826 par, due 6/11/2042	1,644,300
Morgan Stanley Capital I Trust 2011-C3, 4.12%, $1,900,000 par, due 7/15/2049	2,021,727
Morgan Stanley, 4.75%, $1,380,000 par, due 3/22/2017	1,429,430
Morgan Stanley, 5.55%, $545,000 par, due 4/27/2017	571,836
Navient Student Loan Trust 2015-2, 0.84%, $2,000,000 par, due 8/27/2029	1,963,058
Nevada Power Co, 6.5%, $697,000 par, due 5/15/2018	776,321
New Hampshire Higher Education Loan Corp, $998,442 par, due 10/25/2028	995,716

New York Life Global Funding, 1.3%, $1,000,000 par, due 10/30/2017	995,951
Nissan Auto Lease Trust 2014-B, 1.12%, $2,000,000 par, due 9/15/2017	1,994,796
Ohio Phase-In-Recovery Funding LLC, 2.05%, $1,800,000 par, due 7/1/2019	1,802,543
Oracle Corp, 2.25%, $710,000 par, due 10/8/2019	717,410
Oracle Corp, 2.38%, $640,000 par, due 1/15/2019	649,882
Phillips 66, 2.95%, $1,470,000 par, due 5/1/2017	1,489,980
PNC Bank NA, 1.5%, $1,400,000 par, due 10/18/2017	1,397,481
PNC Bank NA, 2.3%, $580,000 par, due 6/1/2020	574,807
Praxair Inc, 2.25%, $580,000 par, due 9/24/2020	578,206
Public Service Electric & Gas Co, 2%, $1,400,000 par, due 8/15/2019	1,390,410
Reckitt Benckiser Treasury Services PLC, 2.13%, $900,000 par, due 9/21/2018	891,724
Rio Tinto Finance USA PLC, 2.25%, $900,000 par, due 12/14/2018	877,556
Royal Bank of Canada, 1.88%, $1,625,000 par, due 2/5/2020	1,595,370
SBA Small Business Investment Cos, 2.52%, $1,983,529 par, due 3/10/2025	2,005,644
SBA Small Business Investment Cos, 2.83%, $2,000,000 par, due 9/10/2025	2,027,404
SBA Small Business Investment Cos, 3.19%, $3,688,839 par, due 3/10/2024	3,830,970
SBA Small Business Investment Cos, 3.64%, $2,425,334 par, due 9/10/2023	2,539,769
Shell International Finance BV, 2.25%, $1,000,000 par, due 11/10/2020	985,289
Siemens Financieringsmaatschappij NV, 2.15%, $980,000 par, due 5/27/2020	970,671
SLCC Student Loan Trust I, 1.64%, $1,506,114 par, due 10/25/2027	1,509,378
State Street Corp, 2.55%, $700,000 par, due 8/18/2020	708,713
Statoil ASA, 2.25%, $920,000 par, due 11/8/2019	916,738
Student Loan Corp, 1.12%, $1,326,362 par, due 7/25/2036	1,308,454
Toronto-Dominion Bank/The, 2.13%, $1,400,000 par, due 7/2/2019	1,398,132
Toronto-Dominion Bank/The, 2.25%, $1,400,000 par, due 9/25/2019	1,405,160
Total Capital International SA, 1.55%, $995,000 par, due 6/28/2017	997,543
Toyota Auto Receivables 2014-C Owner Trust, 0.93%, $2,000,000 par, due 7/16/2018	1,995,828
Toyota Motor Credit Corp, 2%, $400,000 par, due 10/24/2018	402,262
Toyota Motor Credit Corp, 2.15%, $850,000 par, due 3/12/2020	849,781
UBS AG/Stamford CT, 2.38%, $400,000 par, due 8/14/2019	399,532
UBS AG/Stamford CT, 5.88%, $375,000 par, due 12/20/2017	405,037
Union Pacific Corp, 5.65%, $1,400,000 par, due 5/1/2017	1,473,265
UnitedHealth Group Inc, 1.9%, $500,000 par, due 7/16/2018	501,504
Verizon Communications Inc, 2%, $1,080,000 par, due 11/1/2016	1,086,726
Vermont Student Assistance Corp, 1.17%, $1,245,339 par, due 4/30/2035	1,209,125
Volkswagen Group of America Finance LLC, 1.6%, $650,000 par, due 11/20/2017	631,113
Volkswagen Group of America Finance LLC, 2.4%, $200,000 par, due 5/22/2020	187,227
Westpac Banking Corp, 2.25%, $1,075,000 par, due 11/9/2020	1,061,072
Westpac Banking Corp, 2.3%, $600,000 par, due 5/26/2020	596,671
World Omni Auto Receivables Trust 2013-B, 0.83%, $873,163 par, due 8/15/2018	871,418
World Omni Auto Receivables Trust 2014-A, 0.94%, $1,989,021 par, due 4/15/2019	1,983,798
World Omni Auto Receivables Trust 2015-A, 1.34%, $2,000,000 par, due 5/15/2020	1,990,512
Total Corporate Debt Securities	$192,769,643

Government Bonds
Arizona School Facilities Board, 1.75%, $1,300,000 par, due 7/1/2019	$1,299,909
Bear Stearns Commercial Mortgage Securities Trust 2006-PWR12, 5.71%, $1,351,516 par, due 9/11/2038	1,360,242
Beaver County School District, 1.76%, $1,000,000 par, due 2/1/2018	1,001,340
Coos County School District No 13 North Bend, 2.01%, $1,005,000 par, due 6/15/2020	999,161
County of Harris TX, 1.37%, $1,650,000 par, due 10/1/2018	1,640,331
County of Macomb MI, 2.69%, $1,000,000 par, due 11/1/2021	1,011,820
County of New Castle DE, 1%, $300,000 par, due 7/15/2016	300,234
Hashemite Kingdom of Jordan Government AID Bond, 2.58%, $3,150,000 par, due 6/30/2022	3,184,162
MSN 41079 and 41084 Ltd, 1.72%, $1,238,572 par, due 7/13/2024	1,206,498
North Carolina State Ed Assistance Auth, 1.22%, $2,026,376 par, due 7/25/2039	1,966,699
Petroleos Mexicanos, 0.79%, $2,227,500 par, due 2/15/2024	2,233,425
Petroleos Mexicanos, 2%, $980,000 par, due 12/20/2022	974,225

Petroleos Mexicanos, 2.38%, $1,900,000 par, due 4/15/2025	1,896,844
Petroleos Mexicanos, 2.83%, $1,848,750 par, due 2/15/2024	1,890,101
Phoenix 2012 LLC, 1.61%, $1,518,373 par, due 7/3/2024	1,472,104
State of Maryland, 1.4%, $1,250,000 par, due 8/1/2017	1,254,413
State of New York, 3.75%, $1,000,000 par, due 3/1/2018	1,051,400
State of Ohio, 3.18%, $500,000 par, due 5/1/2018	521,465
State of Tennessee, 2.33%, $855,000 par, due 8/1/2017	869,355
State of Texas, 2.84%, $1,200,000 par, due 10/1/2022	1,229,400
Tagua Leasing LLC, 1.58%, $1,537,497 par, due 11/16/2024	1,484,472
United States Small Business Administration, 2.09%, $1,408,159 par, due 11/1/2032	1,388,009
United States Small Business Administration, 4.14%, $1,730,488 par, due 2/1/2030	1,855,582
United States Treasury Inflation Indexed Bonds, 0.13%, $1,775,000 par, due 7/15/2022	1,779,985
United States Treasury Inflation Indexed Bonds, 0.13%, $4,330,000 par, due 7/15/2024	4,119,103
United States Treasury Inflation Indexed Bonds, 0.63%, $6,000,000 par, due 1/15/2024	6,046,559
United States Treasury Note/Bond, 1.63%, $1,750,000 par, due 7/31/2020	1,741,660
United States Treasury Note/Bond, 1.75%, $3,000,000 par, due 9/30/2022	2,940,468
United States Treasury Note/Bond, 2%, $2,000,000 par, due 2/15/2025	1,955,078
United States Treasury Note/Bond, 2%, $3,975,000 par, due 11/30/2022	3,953,261
United States Treasury Note/Bond, 2%, $5,975,000 par, due 7/31/2022	5,958,897
United States Treasury Note/Bond, 2.25%, $2,000,000 par, due 11/15/2025	1,995,546
United States Treasury Note/Bond, 2.25%, $4,400,000 par, due 11/15/2024	4,397,765
United States Treasury Note/Bond, 2.38%, $2,100,000 par, due 8/15/2024	2,121,903
Virginia College Building Authority, 4.25%, $1,000,000 par, due 2/1/2018	1,060,860
Total Government Bonds	$70,162,276

Mortgage Backed Securities
Citigroup Commercial Mortgage Trust 2013-GC11, 2.69%, $2,275,000 par, due 12/10/2022	$2,263,554
Fannie Mae Pool, 2%, $1,077,689 par, due 11/1/2022	1,082,448
Fannie Mae Pool, 2%, $1,234,871 par, due 5/1/2023	1,240,315
Fannie Mae Pool, 2%, $1,438,294 par, due 8/1/2023	1,444,659
Fannie Mae Pool, 2.11%, $3,441,151 par, due 1/1/2020	3,474,954
Fannie Mae Pool, 2.5%, $1,270,148 par, due 8/1/2022	1,293,549
Fannie Mae Pool, 2.5%, $1,309,365 par, due 11/1/2022	1,333,564
Fannie Mae Pool, 2.5%, $1,367,530 par, due 8/1/2023	1,392,807
Fannie Mae Pool, 2.5%, $1,368,208 par, due 10/1/2022	1,393,487
Fannie Mae Pool, 2.5%, $1,369,570 par, due 9/1/2022	1,394,866
Fannie Mae Pool, 2.5%, $1,409,022 par, due 1/1/2028	1,427,687
Fannie Mae Pool, 2.5%, $1,442,874 par, due 11/1/2022	1,469,498
Fannie Mae Pool, 2.5%, $1,585,507 par, due 12/1/2022	1,614,768
Fannie Mae Pool, 2.5%, $1,737,711 par, due 8/1/2022	1,769,777
Fannie Mae Pool, 2.5%, $2,343,927 par, due 2/1/2023	2,387,055
Fannie Mae Pool, 2.5%, $2,610,347 par, due 6/1/2023	2,658,566
Fannie Mae Pool, 2.5%, $651,114 par, due 8/1/2023	663,138
Fannie Mae Pool, 2.5%, $668,224 par, due 9/1/2023	680,562
Fannie Mae Pool, 2.55%, $1,652,384 par, due 8/1/2042	1,673,646
Fannie Mae Pool, 2.62%, $1,902,866 par, due 7/1/2042	1,932,079
Fannie Mae Pool, 2.65%, $4,059,058 par, due 7/1/2045	4,127,360
Fannie Mae Pool, 2.69%, $1,904,977 par, due 6/1/2045	1,939,669
Fannie Mae Pool, 2.71%, $3,263,802 par, due 6/1/2022	3,297,011
Fannie Mae Pool, 2.8%, $4,190,684 par, due 10/1/2021	4,308,254
Fannie Mae Pool, 2.86%, $1,438,646 par, due 3/1/2044	1,479,270
Fannie Mae Pool, 3%, $222,958 par, due 5/1/2027	230,869
Fannie Mae Pool, 3%, $723,708 par, due 10/1/2027	743,403
Fannie Mae Pool, 4%, $2,017,791 par, due 11/1/2025	2,142,567
Fannie Mae Pool, 4%, $2,510,678 par, due 6/1/2026	2,665,785
Fannie Mae Pool, 4.5%, $1,086,808 par, due 6/1/2018	1,123,060
Fannie Mae Pool, 4.5%, $463,152 par, due 12/1/2022	486,539

Fannie Mae Pool, 5%, $1,017,693 par, due 6/1/2023	1,092,544
Fannie Mae Pool, 5%, $1,532,106 par, due 3/1/2025	1,654,788
Fannie Mae Pool, 5%, $1,562,234 par, due 6/1/2020	1,634,726
Fannie Mae Pool, 5.5%, $1,287,357 par, due 9/1/2023	1,433,348
Fannie Mae-Aces, 0.44%, $1,835,115 par, due 5/25/2018	1,826,593
Fannie Mae-Aces, 2.17%, $5,000,000 par, due 9/25/2019	5,038,225
FHLMC K710 A2 Multifam, 1.88%, $2,000,000 par, due 5/25/2019	1,999,252
FHLMC Multifamily Structured Pass Through Certificates, 2.35%, $2,000,000 par, due 4/25/2021	2,021,824
FHLMC Multifamily Structured Pass Through Certificates, 2.79%, $3,800,000 par, due 1/25/2022	3,852,239
FHLMC Multifamily Structured Pass Through Certificates, 3.13%, $2,000,000 par, due 8/25/2047	2,068,812
FHLMC Multifamily Structured Passthrough, 2.7%, $2,175,000 par, due 5/25/2018	2,222,293
FHMS K712 A2, 1.87%, $4,125,000 par, due 11/25/2019	4,102,222

FNA 2012 - M14 ASQ2, 1.11%, $1,726,278 par, due 2/25/2017	1,728,766
Freddie Mac Gold Pool, 2.5%, $1,146,317 par, due 4/1/2023	1,169,294
Freddie Mac Gold Pool, 2.5%, $1,188,141 par, due 4/1/2023	1,211,960
Freddie Mac Gold Pool, 2.5%, $1,340,313 par, due 1/1/2028	1,362,790
Freddie Mac Gold Pool, 4%, $1,006,746 par, due 7/1/2026	1,063,431
Freddie Mac Gold Pool, 4.5%, $1,239,780 par, due 6/1/2025	1,331,412
Freddie Mac Gold Pool, 5%, $1,380,212 par, due 10/1/2020	1,462,723
Freddie Mac Gold Pool, 5%, $343,410 par, due 4/1/2023	368,737
Freddie Mac Gold Pool, 5%, $639,880 par, due 2/1/2025	685,557
Freddie Mac Non Gold Pool, 2.33%, $1,485,857 par, due 10/1/2043	1,508,599
Freddie Mac Non Gold Pool, 2.47%, $2,879,998 par, due 8/1/2045	2,911,482
Freddie Mac Non Gold Pool, 2.68%, $3,495,774 par, due 8/1/2045	3,550,458
Freddie Mac REMICS, 4.5%, $430,549 par, due 7/15/2032	436,002
Freddie Mac REMICS, 4.75%, $730,857 par, due 6/15/2035	751,412
Freddie Mac REMICS, 5%, $188,060 par, due 4/15/2033	189,654
GAHR Commercial Mortgage Trust 2015-NRF, 1.63%, $2,000,000 par, due 12/15/2016	1,993,162
Ginnie Mae I pool, 5%, $155,494 par, due 10/15/2019	164,188
Ginnie Mae II pool, 4.12%, $2,980,078 par, due 8/1/2062	3,133,114
Government National Mortgage Association, 3%, $507,760 par, due 3/20/2038	517,696
Government National Mortgage Association, 3.5%, $639,072 par, due 2/20/2039	664,185
Government National Mortgage Association, 3.5%, $857,358 par, due 1/20/2039	892,993
Government National Mortgage Association, 4%, $308,710 par, due 12/16/2038	317,492
Government National Mortgage Association, 4%, $309,159 par, due 5/16/2035	317,420
Government National Mortgage Association, 4%, $316,669 par, due 6/20/2040	330,107
Government National Mortgage Association, 4%, $889,422 par, due 9/20/2038	922,536
Government National Mortgage Association, 4.25%, $345,372 par, due 5/20/2039	361,621
Government National Mortgage Association, 4.25%, $958,668 par, due 10/20/2038	1,003,610
Government National Mortgage Association, 4.5%, $195,706 par, due 7/20/2038	203,838
Government National Mortgage Association, 4.5%, $201,016 par, due 4/20/2040	206,840
Government National Mortgage Association, 4.5%, $209,986 par, due 9/20/2036	210,844
Government National Mortgage Association, 4.5%, $413,210 par, due 5/20/2040	436,812
Government National Mortgage Association, 4.5%, $722,189 par, due 4/20/2036	737,066
Government National Mortgage Association, 5%, $482,834 par, due 5/20/2038	494,225
Government National Mortgage Association, 5.5%, $481,534 par, due 2/16/2037	499,571
GS Mortgage Securities Trust 2011-GC5, 3.71%, $2,000,000 par, due 8/10/2044	2,097,266
Helios Leasing I LLC, 1.56%, $748,371 par, due 9/28/2024	722,326
Hilton USA Trust 2013-HLF, 1.27%, $1,813,429 par, due 11/5/2030	1,804,927
JP Morgan Chase Commercial Mortgage Securities Trust 2011-C4, 4.39%, $1,900,000 par, due 7/15/2046	2,034,594
JP Morgan Chase Commercial Mortgage Securities Trust 2012-C8, 2.38%, $2,000,000 par, due 4/15/2022	1,979,778
JP Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, 2.55%, $2,000,000 par, due 4/15/2046	1,981,724
Morgan Stanley Bank of America Merrill Lynch Trust 2012-C6, 0.66%, $452,024 par, due 11/15/2045	450,503
Morgan Stanley Bank of America Merrill Lynch Trust 2013-C9, 2.66%, $2,000,000 par, due 1/15/2023	1,991,748
SCG Trust 2013-SRP1, 1.73%, $1,330,000 par, due 11/15/2016	1,334,197
Towd Point Mortgage Trust 2015-6, 3.5%, $1,582,959 par, due 4/25/2055	1,592,932
Total Mortgage Backed Securities	$133,211,224

Net Assets Pending Settlement	$1,467,355

Subtotal Stable Value	$736,927,916

TOTAL - INVESTMENT CONTRACTS	736,927,916
ADJUSTMENT FROM FAIR VALUE TO CONTRACT VALUE	(2,090,621)
TOTAL - INVESTMENT CONTRACTS AT CONTRACT VALUE	$734,837,295

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
PLAN #002 EIN #13-4922641
SCHEDULE OF ASSETS (HELD AT END OF YEAR (continued))
DECEMBER 31, 2015

Shares	Identity of Issuer, Borrower, Lessor or Similar Party	Fair Value
	Cash Equivalents
13,495,014	Cash Equivalents	$13,495,014
	Total Cash Equivalents	$13,495,014

	Common / Collective Trusts
89,532	Mellon Capital REIT Index Fund	$26,129,855
4,294,764	Mellon Capital Aggregate Bond Index Fund	565,276,859
3,018,468	Mellon Capital International Stock Index Fund	390,982,224
843,042	Mellon Capital Small Cap Stock Index Fund	168,768,573
3,174,648	Mellon Capital Stock Index Fund	679,723,905
341,340	Mellon Capital Mid Cap Stock Index Fund	65,664,948
155,377	Mellon Capital Treasury Inflation-Protected Securities Fund	18,154,304
324,675	Mellon Capital Emerging Markets Stock Index Fund	24,600,662
19,789	JPMorgan Strategic Property Fund	46,781,444
12,470,523	JPMorgan Liquidity Fund	12,470,523
	Total Common / Collective Trusts	$1,998,553,297

	AEP Stock
5,503,327	American Electric Power Company, Inc. Common Stock $6.50 par value	$320,678,864
	Total AEP Stock	$320,678,864

	Corporate Stocks
6,800	3M CO COMMON STOCK USD 0.01	$1,024,352
8,806	AARON'S INC COMMON STOCK USD 0.5	197,386
127,455	ABBOTT LABORATORIES COMMON STOCK USD 0	5,724,004
16,915	ABERCROMBIE & FITCH CO COMMON STOCK USD 0.01	456,705
14,352	ABM INDUSTRIES INC COMMON STOCK USD 0.01	408,601
8,100	ABM INDUSTRIES INC COMMON STOCK USD 0.01	230,607
15,900	ACCENTURE PLC COMMON STOCK USD 0.0000225	1,661,550
44,000	ACTIVISION BLIZZARD INC COMMON STOCK USD 0.000001	1,703,240
5,302	ACTUANT CORP COMMON STOCK USD 0.2	127,036
17,200	ACTUANT CORP COMMON STOCK USD 0.2	412,112
53,243	ADOBE SYSTEMS INC COMMON STOCK USD 0.0001	5,001,647
31,000	ADT CORP/THE COMMON STOCK 0.01	1,022,380
7,700	ADVANCE AUTO PARTS INC COMMON STOCK USD 0.0001	1,159,371
9,228	AECOM COMMON STOCK USD 0.01	277,117
24,346	AECOM COMMON STOCK USD 0.01	731,110
8,844	AEGION CORP COMMON STOCK USD 0.01	170,778
27,435	AES TIETE ENERGIA SA COMMON STOCK USD 0.01	262,553
13,100	AETNA INC COMMON STOCK USD 0.01	1,416,372
20,300	AGCO CORP COMMON STOCK USD 0.01	921,417
8,294	AIR LEASE CORP COMMON STOCK USD 0.01	278,103
13,748	AIR METHODS CORP COMMON STOCK USD 0.06	576,454
2,500	AIR PRODUCTS & CHEMICALS INC COMMON STOCK USD 1	327,300
8,561	AIRCASTLE LTD COMMON STOCK USD 0.01	178,839
15,500	AKORN INC COMMON STOCK USD 0	578,305
5,800	ALBEMARLE CORP COMMON STOCK USD 0.01	326,540
24,708	ALEXION PHARMACEUTICALS INC COMMON STOCK USD	4,713,051

50,330	ALIBABA GROUP HOLDING LTD ADR USD 0.000025	4,090,319
14,329	ALLERGAN PLC COMMON STOCK USD 0.0033	4,477,813
5,800	ALLIANCE DATA SYSTEMS CORP COMMON STOCK USD 0.01	1,604,106
4,000	ALLIANCE DATA SYSTEMS CORP COMMON STOCK USD 0.01	1,106,280
13,700	ALLSTATE CORP/THE COMMON STOCK USD 0.01	854,743
18,868	ALLY FINANCIAL INC COMMON STOCK USD 0.1	351,700
9,620	ALPHABET INC COMMON STOCK USD 0.001	7,300,426
8,921	ALPHABET INC COMMON STOCK USD 0.001	6,940,627
8,700	ALTRA INDUSTRIAL MOTION CORP	219,501
19,287	AMAZON.COM INC COMMON STOCK USD 0.01	13,035,890
20,075	AMC NETWORKS INC COMMON STOCK USD	1,499,201
8,200	AMDOCS LTD COMMON STOCK USD 0.01	448,868
14,200	AMEREN CORP COMMON STOCK USD 0.01	613,866
21,300	AMERICAN AIRLINES GROUP INC COMMON STOCK USD 0.01	902,055
10,492	AMERICAN CAPITAL AGENCY CORP REIT USD 0.01	184,030
7,999	AMERICAN CAPITAL MORTGAGE INVESTMENT CORP REIT USD	114,866
38,529	AMERICAN EAGLE OUTFITTERS INC COMMON STOCK USD	597,200
18,000	AMERICAN INTERNATIONAL GROUP INC COMMON STOCK USD	1,115,460
23,300	AMERICAN PUBLIC EDUCATION INC COMMON STOCK USD	433,613
20,045	AMERICAN RESIDENTIAL PROPERTIES INC REIT USD 0.01	378,851
29,973	AMERICAN TOWER CORP REIT USD 0.01	2,920,569
9,800	AMERIPRISE FINANCIAL INC COMMON STOCK USD 0.01	1,042,916
14,900	AMERISOURCEBERGEN CORP COMMON STOCK USD 0.01	1,545,279
9,900	AMGEN INC COMMON STOCK USD 0.0001	1,607,067
4,566	AMSURG CORP COMMON STOCK USD 0	347,016
10,389	AMSURG CORP COMMON STOCK USD 0	789,564
11,659	ANADARKO PETROLEUM CORP COMMON STOCK USD 0.1	566,394
10,300	ANTHEM INC COMMON STOCK USD 0.01	1,436,232
23,311	ANWORTH MORTGAGE ASSET CORP REIT USD 0.01	104,900
25,898	APOLLO INVESTMENT CORP COMMON STOCK USD 0.001	140,428
87,603	APPLE INC COMMON STOCK USD 0.00001	9,221,092
13,000	APPLE INC COMMON STOCK USD 0.00001	1,368,380
126,050	APPLIED MICRO CIRCUITS CORP COMMON STOCK USD 0.01	802,939
9,300	ARCHER-DANIELS-MIDLAND CO COMMON STOCK USD 0	341,124
10,477	ARES CAPITAL CORP COMMON STOCK USD 0.001	149,297
30,106	ARES COMMERCIAL REAL ESTATE CORP REIT USD 0.01	351,939
6,803	ARGO GROUP INTERNATIONAL HOLDINGS LTD COMMON STOCK	407,092
53,284	ARM HOLDINGS PLC ADR USD 0	2,410,568
130,900	ARRAY BIOPHARMA INC COMMON STOCK USD 0.001	552,398
93,600	ARRIS GROUP INC COMMON STOCK EUR 0.01	2,861,352
13,016	ARROW ELECTRONICS INC COMMON STOCK USD 1	705,207
31,071	ASCENA RETAIL GROUP INC COMMON STOCK USD 0.01	306,049
8,400	ASHLAND INC COMMON STOCK USD 0.01	862,680
10,500	ASPEN INSURANCE HOLDINGS LTD COMMON STOCK USD	507,150
1,916	ASSURANT INC COMMON STOCK USD 0.01	154,315
6,500	ASSURANT INC COMMON STOCK USD 0.01	523,510
11,705	ASSURED GUARANTY LTD COMMON STOCK USD 0.01	309,363
49,600	ASTRAZENECA PLC ADR USD	1,683,920
4,700	ATLAS AIR WORLDWIDE HOLDINGS INC COMMON STOCK USD	194,298
3,547	ATLASSIAN CORP PLC COMMON STOCK USD 0.1	106,694
289,393	ATMEL CORP COMMON STOCK EUR 0.001	2,491,674
41,200	ATWOOD OCEANICS INC COMMON STOCK USD 1	421,476
8,200	AUTOLIV INC COMMON STOCK USD 1	1,023,114
3,300	AVALONBAY COMMUNITIES INC REIT USD 0.01	611,754

34,200	AVNET INC COMMON STOCK USD 1	1,465,128
14,925	AVNET INC COMMON STOCK USD 1	639,387
8,821	AXIS CAPITAL HOLDINGS LTD COMMON STOCK USD 0.0125	499,004
6,400	B&G FOODS INC COMMON STOCK USD 0.01	226,368
4,200	BALL CORP COMMON STOCK USD 0	305,466
1,100	BANCFIRST CORP COMMON STOCK USD 1	64,878
64,300	BANK OF AMERICA CORP COMMON STOCK USD 0.01	1,082,169
10,232	BBCN BANCORP INC COMMON STOCK USD 0.001	176,195
49,100	BELDEN INC COMMON STOCK USD 0.01	2,343,318
2,361	BELDEN INC COMMON STOCK USD 0.01	112,692
4,600	BELDEN INC COMMON STOCK USD 0.01	219,558
61,300	BELMOND LTD COMMON STOCK USD 0.01	582,350
4,300	BERKSHIRE HILLS BANCORP INC COMMON STOCK USD 0.01	125,173
5,100	BIG LOTS INC COMMON STOCK USD 0.01	196,554
12,394	BIOGEN INC COMMON STOCK USD 0.0005	3,796,902
27,112	BIOMARIN PHARMACEUTICAL INC COMMON STOCK USD 0.001	2,840,253
10,930	BIOMED REALTY TRUST INC REIT EUR 0.01	258,932
12,800	BLOOMIN' BRANDS INC COMMON STOCK USD 0.01	216,192
16,108	BMC STOCK HOLDINGS INC COMMON STOCK USD 0.01	269,809
33,892	BOEING CO/THE COMMON STOCK USD 5	4,900,444
11,300	BOEING CO/THE COMMON STOCK USD 5	1,633,867
7,117	BOOZ ALLEN HAMILTON HOLDING CORP COMMON STOCK USD	219,559
14,900	BORGWARNER INC COMMON STOCK USD 0.01	644,127
82,300	BOSTON SCIENTIFIC CORP COMMON STOCK USD 0.01	1,517,612
62,200	BOSTON SCIENTIFIC CORP COMMON STOCK USD 0.01	1,146,968
74,400	BOYD GAMING CORP COMMON STOCK USD 0.01	1,478,328
18,600	BP PLC ADR USD	581,436
4,005	BRINK'S CO/THE COMMON STOCK USD 1	115,584
83,365	BRISTOL-MYERS SQUIBB CO COMMON STOCK USD 0.1	5,766,357
17,497	BRISTOW GROUP INC COMMON STOCK USD 0.01	453,172
32,980	BROCADE COMMUNICATIONS SYSTEMS INC COMMON STOCK	304,258
14,996	BROOKS AUTOMATION INC COMMON STOCK USD 0.01	160,157
21,098	BRUNSWICK CORP/DE COMMON STOCK USD 0.75	1,065,660
46,400	CABLEVISION SYSTEMS CORP COMMON STOCK USD 0.01	1,480,160
4,206	CABOT CORP COMMON STOCK USD 1	171,941
5,879	CABOT CORP COMMON STOCK USD 1	240,334
3,100	CACI INTERNATIONAL INC COMMON STOCK USD 0.1	287,618
54,300	CAE INC COMMON STOCK CAD 0	602,187
94,600	CAMECO CORP COMMON STOCK CAD 0	1,173,201
14,500	CAPITAL ONE FINANCIAL CORP COMMON STOCK USD 0.01	1,046,610
28,500	CAPSTEAD MORTGAGE CORP REIT USD 0.01	256,500
18,200	CARDINAL HEALTH INC COMMON STOCK USD 0	1,631,757
29,400	CARNIVAL CORP COMMON STOCK USD 0.01	1,601,712
6,100	CARRIZO OIL & GAS INC COMMON STOCK USD 0.01	180,438
13,300	CATERPILLAR INC COMMON STOCK USD 1	903,868
8,810	CATHAY GENERAL BANCORP COMMON STOCK USD 0.01	276,017
52,500	CBL & ASSOCIATES PROPERTIES INC REIT USD 0.01	663,338
42,128	CDW CORP/DE COMMON STOCK USD 0.01	1,771,061
12,201	CDW CORP/DE COMMON STOCK USD 0.01	512,930
4,749	CELANESE CORP COMMON STOCK USD 0.0001	319,750
39,682	CELGENE CORP COMMON STOCK USD 0.01	4,752,316
2,818	CENTENE CORP COMMON STOCK USD 0.001	185,453
33,900	CENTERPOINT ENERGY INC COMMON STOCK USD 0.01	622,404
15,400	CERNER CORP COMMON STOCK USD 0.01	926,618

7,700	CF INDUSTRIES HOLDINGS INC COMMON STOCK USD 0.01	314,237
16,289	CHATHAM LODGING TRUST REIT USD	335,228
10,145	CHECKPOINT SYSTEMS INC COMMON STOCK USD 0.1	63,609
4,489	CHEMED CORP COMMON STOCK USD 1	672,452
6,200	CHEVRON CORP COMMON STOCK USD 0.75	557,752
8,389	CHICO'S FAS INC COMMON STOCK USD 0.01	89,511
8,900	CHUBB LTD COMMON STOCK USD 24.77	1,045,928
429,700	CINCINNATI BELL INC COMMON STOCK USD 0.01	1,546,920
56,500	CISCO SYSTEMS INC COMMON STOCK USD 0.001	1,534,258
21,000	CIT GROUP INC COMMON STOCK USD 0.01	833,700
46,547	CITIGROUP INC COMMON STOCK USD 0.01	2,408,807
19,600	CITIGROUP INC COMMON STOCK USD 0.01	1,014,300
5,900	CLEAN HARBORS INC COMMON STOCK USD 0.01	245,735
3,700	CLEARWATER PAPER CORP COMMON STOCK USD 0.0001	168,461
43,311	CLOUD PEAK ENERGY INC COMMON STOCK USD 0.01	90,087
11,414	CLUBCORP HOLDINGS INC COMMON STOCK USD 0.01	210,018
46,500	COGNEX CORP COMMON STOCK USD 0.002	1,570,305
23,500	COGNIZANT TECHNOLOGY SOLUTIONS CORP COMMON STOCK	1,410,470
4,196	COHERENT INC COMMON STOCK USD 0.01	273,202
12,200	COLFAX CORP COMMON STOCK USD 0.001	284,870
21,562	COLONY CAPITAL INC REIT USD 0.01	428,653
4,112	COLUMBIA BANKING SYSTEM INC COMMON STOCK USD 0	133,681
6,043	COMMERCE BANCSHARES INC/MO COMMON STOCK USD 5	257,069
9,110	COMPUTER SCIENCES CORP COMMON STOCK USD 1	298,990
22,721	CONCHO RESOURCES INC COMMON STOCK USD 0.001	2,109,872
12,600	CONOCOPHILLIPS COMMON STOCK USD 0.01	588,294
9,400	CONSOLIDATED EDISON INC COMMON STOCK USD 0.1	604,138
7,406	CONVERGYS CORP COMMON STOCK USD 0	184,928
22,815	CONVERGYS CORP COMMON STOCK USD 0	569,691
27,777	COSTCO WHOLESALE CORP COMMON STOCK USD 0.005	4,485,986
369	CRA INTERNATIONAL INC COMMON STOCK USD 0	6,882
5,100	CRACKER BARREL OLD COUNTRY STORE INC COMMON STOCK	646,833
6,400	CROWN HOLDINGS INC COMMON STOCK USD 5	324,480
10,556	CROWN HOLDINGS INC COMMON STOCK USD 5	535,189
9,110	CSRA INC COMMON STOCK USD 0.001	274,211
9,456	CUBIC CORP COMMON STOCK USD 0	446,796
4,500	CULLEN/FROST BANKERS INC COMMON STOCK USD 0.01	270,000
9,600	CUMMINS INC COMMON STOCK USD 2.5	844,896
20,100	CUMMINS INC COMMON STOCK USD 2.5	1,769,001
5,326	CURTISS-WRIGHT CORP COMMON STOCK USD 1	364,831
5,330	CUSTOMERS BANCORP INC COMMON STOCK USD 1	145,083
16,311	CVB FINANCIAL CORP COMMON STOCK USD 0	277,939
20,700	CYRUSONE INC REIT USD 0.01	781,736
70,358	CYS INVESTMENTS INC REIT USD 0.01	501,653
38,266	CYS INVESTMENTS INC REIT USD 0.01	272,837
93,156	DANA HOLDING CORP COMMON STOCK USD 0.01	1,285,553
25,900	DARDEN RESTAURANTS INC COMMON STOCK USD 0	1,648,276
13,451	DEL FRISCO'S RESTAURANT GROUP INC COMMON STOCK USD	215,485
6,800	DELPHI AUTOMOTIVE PLC COMMON STOCK USD 0.01	582,964
7,144	DIAMONDBACK ENERGY INC COMMON STOCK USD 0.01	477,934
110,500	DIANA SHIPPING INC COMMON STOCK USD 0.01	480,675
2,190	DILLARD'S INC COMMON STOCK USD 0	144,058
20,600	DISCOVER FINANCIAL SERVICES COMMON STOCK USD 0.01	1,104,572
101,400	DISCOVERY COMMUNICATIONS INC COMMON STOCK USD 0.01	2,557,308

18,200	DOLLAR GENERAL CORP COMMON STOCK USD 0.875	1,312,038
11,700	DOLLAR TREE INC COMMON STOCK USD 0.01	903,474
15,000	DOVER CORP COMMON STOCK USD 1	919,650
9,200	DOVER CORP COMMON STOCK USD 1	564,052
54,100	DR HORTON INC COMMON STOCK USD 0.01	1,732,823
53,400	DR HORTON INC COMMON STOCK USD 0.01	1,710,402
20,300	DR HORTON INC COMMON STOCK USD 0.01	650,209
16,700	DR PEPPER SNAPPLE GROUP INC COMMON STOCK USD 0.01	1,565,704
12,997	DREW INDUSTRIES INC COMMON STOCK USD 0.01	791,387
2,606	DRIL-QUIP INC COMMON STOCK USD 0.01	154,353
28,600	DUKE REALTY CORP REIT USD 0.01	601,172
16,400	DUNKIN' BRANDS GROUP INC COMMON STOCK USD 0.001	698,476
15,400	DUPONT FABROS TECHNOLOGY INC REIT USD 0.001	496,804
57,900	DYAX CORP COMMON STOCK EUR 0.01	2,178,198
4,700	EASTMAN CHEMICAL CO COMMON STOCK USD 0.01	319,137
7,900	EASTMAN CHEMICAL CO COMMON STOCK USD 0.01	536,963
9,600	EDISON INTERNATIONAL COMMON STOCK USD 0	573,024
7,800	EDWARDS LIFESCIENCES CORP COMMON STOCK USD 1	616,044
11,500	EL PASO ELECTRIC CO COMMON STOCK USD 0	442,750
22,500	ELECTRONIC ARTS INC COMMON STOCK USD 0.01	1,546,200
10,800	ELECTRONIC ARTS INC COMMON STOCK USD 0.01	742,176
18,500	ELI LILLY & CO COMMON STOCK USD 0	1,558,810
21,900	EMERSON ELECTRIC CO COMMON STOCK USD 0.5	1,047,477
32,700	ENDOCYTE INC COMMON STOCK USD	131,127
19,100	ENDURANCE SPECIALTY HOLDINGS LTD COMMON STOCK USD	1,222,209
4,500	ENERGEN CORP COMMON STOCK USD 0.01	184,455
8,965	ENERSYS COMMON STOCK USD 0.01	501,412
11,304	ENERSYS COMMON STOCK USD 0.01	632,233
17,100	ENI SPA ADR USD	509,580
11,266	ENSIGN GROUP INC/THE COMMON STOCK USD 0.001	255,400
10,200	ENTERGY CORP COMMON STOCK USD 0.01	697,272
25,800	ENVISION HEALTHCARE HOLDINGS INC COMMON STOCK USD	670,026
36,066	EOG RESOURCES INC COMMON STOCK USD 0.01	2,553,112
8,900	EPR PROPERTIES REIT USD 0.01	522,897
6,032	EQUITY LIFESTYLE PROPERTIES INC REIT USD 0.01	404,415
11,872	ESSENDANT INC COMMON STOCK USD 0.1	387,621
14,626	ESSENT GROUP LTD COMMON STOCK USD 0.015	320,163
22,400	EXELON CORP COMMON STOCK USD 0	622,048
4,680	EXPEDIA INC COMMON STOCK USD 0.001	581,724
21,997	EXPRESS INC COMMON STOCK USD	380,108
16,700	EXPRESS SCRIPTS HOLDING CO COMMON STOCK USD 0.01	1,459,747
6,800	EXXON MOBIL CORP COMMON STOCK USD 0	530,060
100,936	FACEBOOK INC COMMON STOCK USD 0.000006	10,563,962
8,102	FEDERATED INVESTORS INC COMMON STOCK USD 0	232,122
13,300	FEI CO COMMON STOCK USD 0	1,061,207
9,352	FERROGLOBE PLC COMMON STOCK USD 7.5	100,534
25,700	FIBROGEN INC COMMON STOCK USD 0.01	783,079
27,554	FIFTH STREET FINANCE CORP COMMON STOCK USD 0.01	175,795
31,500	FIFTH THIRD BANCORP COMMON STOCK USD 0	637,245
16,713	FINISH LINE INC/THE COMMON STOCK USD 0.01	302,171
20,122	FIREEYE INC COMMON STOCK USD 0.0001	417,330
3,060	FIRST AMERICAN FINANCIAL CORP COMMON STOCK USD	109,854
8,384	FIRST CASH FINANCIAL SERVICES INC COMMON STOCK USD	313,813
882	FIRST CITIZENS BANCSHARES INC/NC COMMON STOCK USD	227,974

6,000	FIRST MERCHANTS CORP COMMON STOCK USD 0	152,520
14,219	FIRST MIDWEST BANCORP INC/IL COMMON STOCK USD 0.01	263,336
2,347	FIRST REPUBLIC BANK/CA COMMON STOCK	155,043
19,300	FIRSTENERGY CORP COMMON STOCK USD 0.1	612,389
16,100	FISERV INC COMMON STOCK USD 0.01	1,472,506
19,983	FLEETCOR TECHNOLOGIES INC COMMON STOCK USD 0.001	2,856,170
10,700	FLEETCOR TECHNOLOGIES INC COMMON STOCK USD 0.001	1,529,351
6,900	FLEETCOR TECHNOLOGIES INC COMMON STOCK USD 0.001	986,217
38,203	FLEXTRONICS INTERNATIONAL LTD COMMON STOCK USD 0	428,256
20,000	FLUOR CORP COMMON STOCK USD 0.01	949,251
9,000	FMC TECHNOLOGIES INC COMMON STOCK USD 0.01	261,090
12,952	FNB CORP/PA COMMON STOCK USD 0.01	172,780
12,386	FNF GROUP TRACKING STK USD 0.0001	429,423
16,900	FNF GROUP TRACKING STK USD 0.0001	585,923
4,128	FNFV GROUP TRACKING STK USD 0.0001	46,357
25,900	FOOT LOCKER INC COMMON STOCK USD 0.01	1,685,831
7,345	FOOT LOCKER INC COMMON STOCK USD 0.01	478,086
11,869	FORUM ENERGY TECHNOLOGIES INC COMMON STOCK USD	147,888
13,100	FORUM ENERGY TECHNOLOGIES INC COMMON STOCK USD	163,226
—	FOUR CORNERS PROPERTY TRUST INC REIT	—
29,200	FRANKLIN RESOURCES INC COMMON STOCK USD 0.1	1,080,400
69	FRESH DEL MONTE PRODUCE INC COMMON STOCK USD 0.01	2,683
8,018	FTD COS INC COMMON STOCK USD 0.0001	209,831
4,186	FTI CONSULTING INC COMMON STOCK USD 0.01	145,087
19,000	FULTON FINANCIAL CORP COMMON STOCK USD 2.5	248,900
3,183	G&K SERVICES INC COMMON STOCK USD 0.5	200,211
51,900	GANNETT CO INC COMMON STOCK USD 0.01	853,755
10,300	GENERAL DYNAMICS CORP COMMON STOCK USD 1	1,414,808
2,900	GENESCO INC COMMON STOCK USD 1	164,807
4,471	GENESEE & WYOMING INC COMMON STOCK USD 0.01	240,048
2,500	GERMAN AMERICAN BANCORP INC COMMON STOCK USD 0	83,300
21,600	GLOBAL PAYMENTS INC COMMON STOCK USD 0	1,393,416
13,053	GOLDMAN SACHS GROUP INC/THE COMMON STOCK USD 0.01	2,352,542
5,500	GOLDMAN SACHS GROUP INC/THE COMMON STOCK USD 0.01	991,265
53,500	GOODYEAR TIRE & RUBBER CO/THE COMMON STOCK USD 0	1,747,845
31,800	GRAND CANYON EDUCATION INC COMMON STOCK USD 0.01	1,275,816
7,934	GRANITE CONSTRUCTION INC COMMON STOCK USD 0.01	341,479
71,759	GRAPHIC PACKAGING HOLDING CO COMMON STOCK USD 0.01	924,298
24,000	GREAT PLAINS ENERGY INC COMMON STOCK USD 0	655,440
9,883	GREAT WESTERN BANCORP INC COMMON STOCK USD 0.01	286,805
3,094	GROUP 1 AUTOMOTIVE INC COMMON STOCK USD 0.01	234,216
—	H&R BLOCK INC COMMON STOCK USD 0	7,660
737	HANCOCK HOLDING CO COMMON STOCK USD 3.33	18,550
10,432	HANGER INC COMMON STOCK USD 0.01	171,606
7,381	HANGER INC COMMON STOCK USD 0.01	121,417
2,432	HANOVER INSURANCE GROUP INC/THE COMMON STOCK USD	197,819
12,300	HARLEY-DAVIDSON INC COMMON STOCK USD 0.01	558,297
17,100	HARMAN INTERNATIONAL INDUSTRIES INC COMMON STOCK	1,610,991
180,700	HARMONIC INC COMMON STOCK USD 0.001	735,449
3,505	HARRIS CORP COMMON STOCK USD 1	304,585
20,993	HARSCO CORP COMMON STOCK USD 1.25	165,425
22,800	HARTFORD FINANCIAL SERVICES GROUP INC/THE COMMON	995,676
28,649	HATTERAS FINANCIAL CORP REIT USD 0.001	389,778
9,523	HB FULLER CO COMMON STOCK USD 1	347,304

35,100	HD SUPPLY HOLDINGS INC COMMON STOCK USD 0.01	1,054,053
6,644	HEALTHSOUTH CORP COMMON STOCK USD 0.01	232,806
8,382	HEIDRICK & STRUGGLES INTERNATIONAL INC COMMON	228,158
12,442	HELIX ENERGY SOLUTIONS GROUP INC COMMON STOCK USD	65,445
8,200	HELMERICH & PAYNE INC COMMON STOCK USD 0.1	439,110
20,900	HERMAN MILLER INC COMMON STOCK USD 0.2	602,588
10,600	HESS CORP COMMON STOCK USD 1	513,888
38,000	HEXCEL CORP COMMON STOCK USD 0.01	1,765,100
5,061	HIBBETT SPORTS INC COMMON STOCK USD 0.01	153,045
8,269	HILLENBRAND INC COMMON STOCK USD 0	245,010
3,919	HILL-ROM HOLDINGS INC COMMON STOCK USD 0	188,347
13,767	HOME DEPOT INC/THE COMMON STOCK USD 0.05	1,820,686
13,100	HOME DEPOT INC/THE COMMON STOCK USD 0.05	1,732,475
38,301	HUNTINGTON BANCSHARES INC/OH COMMON STOCK USD 0.01	426,322
4,331	HUNTINGTON INGALLS INDUSTRIES INC COMMON STOCK USD	549,387
1,514	HUNTINGTON INGALLS INDUSTRIES INC COMMON STOCK USD	192,051
8,836	HUNTSMAN CORP COMMON STOCK USD 0.01	100,465
13,900	IAC/INTERACTIVECORP COMMON STOCK USD 0.001	834,695
3,897	IAC/INTERACTIVECORP COMMON STOCK USD 0.001	234,015
32,000	ICON PLC COMMON STOCK USD 0.06	2,486,400
6,669	ICON PLC COMMON STOCK USD 0.06	518,181
19,564	ILLUMINA INC COMMON STOCK USD 0.01	3,755,212
25,600	IMAX CORP COMMON STOCK USD 0	909,824
65,700	IMMUNOGEN INC COMMON STOCK USD 0.01	891,549
47,400	IMS HEALTH HOLDINGS INC COMMON STOCK USD 0.01	1,207,278
215,823	INDUSTRIA DE DISENO TEXTIL SA ADR USD	3,722,947
55,000	INFINITY PHARMACEUTICALS INC COMMON STOCK USD	431,750
1,857	INFINITY PROPERTY & CASUALTY CORP COMMON STOCK USD	152,701
17,169	INGRAM MICRO INC COMMON STOCK USD 0.01	521,594
3,200	INGREDION INC COMMON STOCK USD 0.01	308,128
5,395	INSIGHT ENTERPRISES INC COMMON STOCK USD 0.01	135,522
9,600	INSIGHT ENTERPRISES INC COMMON STOCK USD 0.01	241,152
5,362	INTEGRA LIFESCIENCES HOLDINGS CORP COMMON STOCK	363,436
29,068	INTEGRATED DEVICE TECHNOLOGY INC COMMON STOCK USD	765,942
44,700	INTEL CORP COMMON STOCK USD 0.001	1,539,915
2,600	INTERCONTINENTALEXCHANGE INC	666,276
8,400	INTERNATIONAL PAPER CO COMMON STOCK USD 1	316,680
15,800	INTERNATIONAL SPEEDWAY CORP COMMON STOCK USD 0.01	532,776
3,481	INTERNATIONAL SPEEDWAY CORP COMMON STOCK USD 0.01	117,379
68,900	INTERXION HOLDING NV COMMON STOCK USD 0.1	2,077,335
20,975	INVESTORS BANCORP INC COMMON STOCK USD 0.01	260,929
50,700	IONIS PHARMACEUTIC COMMON STOCK USD 0.001	3,139,851
90,100	IRIDIUM COMMUNICATIONS INC COMMON STOCK USD 0.001	757,741
23,400	JACOBS ENGINEERING GROUP INC COMMON STOCK USD 1	981,630
59,500	JANUS CAPITAL GROUP INC COMMON STOCK USD 0.01	838,355
85,900	JANUS CAPITAL GROUP INC COMMON STOCK USD 0.01	1,210,331
4,700	JAZZ PHARMACEUTICALS PLC COMMON STOCK USD 0.0001	660,632
14,800	JOHNSON & JOHNSON COMMON STOCK USD 1	1,520,256
16,700	JPMORGAN CHASE & CO COMMON STOCK USD 1	1,102,701
7,371	KANSAS CITY SOUTHERN COMMON STOCK USD 0.01	552,825
21,300	KANSAS CITY SOUTHERN COMMON STOCK USD 0.01	1,597,500
12,407	KAR AUCTION SERVICES INC COMMON STOCK USD 0.01	462,820
76,900	KEYCORP COMMON STOCK USD 1	1,014,311
18,400	KEYSIGHT TECHNOLOGIES INC COMMON STOCK USD	521,272

14,595	KINDRED HEALTHCARE INC COMMON STOCK USD 0.25	173,826
9,087	KNOLL INC COMMON STOCK USD 0.01	170,836
25,565	KOSMOS ENERGY LTD COMMON STOCK USD 0.01	132,938
4,800	L BRANDS INC COMMON STOCK USD 0.5	459,936
2,600	LAKELAND FINANCIAL CORP COMMON STOCK USD 0	121,212
14,700	LAM RESEARCH CORP COMMON STOCK USD 0.001	1,171,584
50,250	LAM RESEARCH CORP COMMON STOCK USD 0.001	4,005,930
10,672	LAMAR ADVERTISING CO REIT USD 0.001	640,107
2,386	LANDSTAR SYSTEM INC COMMON STOCK USD 0.01	139,939
48,700	LAS VEGAS SANDS CORP COMMON STOCK USD 0.001	2,135,008
4,317	LEAR CORP COMMON STOCK USD 0.01	530,257
22,041	LENDINGCLUB CORP COMMON STOCK USD 0.01	243,553
21,917	LEUCADIA NATIONAL CORP COMMON STOCK USD 1	381,137
55,626	LEVEL 3 COMMUNICATIONS INC COMMON STOCK USD 0.01	3,023,829
5,100	LEXMARK INTERNATIONAL INC COMMON STOCK USD 0.01	165,495
10,100	LIBERTY MEDIA CORP COMMON STOCK EUR 0.01	396,425
20,200	LIBERTY MEDIA CORP COMMON STOCK EUR 0.01	769,216
3,607	LIFEPOINT HEALTH INC COMMON STOCK USD 0.01	264,754
19,900	LINCOLN NATIONAL CORP COMMON STOCK USD 0	1,000,174
20,700	LINCOLN NATIONAL CORP COMMON STOCK USD 0	1,040,382
17,602	LINCOLN NATIONAL CORP COMMON STOCK USD 0	884,677
20,140	LINKEDIN CORP COMMON STOCK USD 0.0001	4,533,111
11,410	LIVE NATION ENTERTAINMENT INC COMMON STOCK USD	280,344
7,200	LOCKHEED MARTIN CORP COMMON STOCK USD 1	1,563,480
8,300	LTC PROPERTIES INC REIT USD 0.01	358,062
9,000	LULULEMON ATHLETICA INC COMMON STOCK USD 0.005	472,230
41,939	LUMENTUM HOLDINGS INC COMMON STOCK USD 0.001	923,497
3,400	LYONDELLBASELL INDUSTRIES NV COMMON STOCK USD 0.04	295,460
7,300	M&T BANK CORP COMMON STOCK USD 0.5	884,614
26,400	MACROGENICS INC COMMON STOCK USD 0.01	817,608
6,900	MADISON SQUARE GARDEN CO/THE COMMON STOCK USD 0.01	1,116,420
55,139	MAIDEN HOLDINGS LTD COMMON STOCK USD 0.01	829,842
3,940	MANPOWERGROUP INC COMMON STOCK USD 0.01	332,103
3,500	MARKETAXESS HOLDINGS INC COMMON STOCK USD 0.003	390,565
57,295	MARRIOTT INTERNATIONAL INC/MD COMMON STOCK USD	3,841,057
62,500	MARVELL TECHNOLOGY GROUP LTD COMMON STOCK USD	551,250
88,484	MASTERCARD INC COMMON STOCK USD 0.0001	8,614,802
4,790	MATERION CORP COMMON STOCK USD 0	134,120
3,897	MAXIMUS INC COMMON STOCK USD 0	219,206
18,318	MCDONALD'S CORP COMMON STOCK USD 0.01	2,164,089
29,483	MCGRAW HILL FINANCIAL INC COMMON STOCK 1	2,906,434
67,300	MEDIA GENERAL INC COMMON STOCK USD 0	1,086,895
24,500	MEDICINES CO/THE COMMON STOCK USD 0.001	914,830
9,806	MEMORIAL RESOURCE DEVELOPMENT CORP COMMON STOCK	158,367
29,886	MEN'S WEARHOUSE INC/THE COMMON STOCK EUR 0.01	438,726
28,400	MERCK & CO INC COMMON STOCK USD 0.5	1,513,152
20,400	METLIFE INC COMMON STOCK USD 0.01	983,484
64,804	MFA FINANCIAL INC REIT USD 0.01	440,667
94,200	MFA FINANCIAL INC REIT USD 0.01	640,560
70,700	MICHAELS COS INC/THE COMMON STOCK USD 0.06775	1,563,177
12,000	MICROSEMI CORP COMMON STOCK USD 0.2	391,080
57,270	MICROSOFT CORP COMMON STOCK USD 0.00000625	3,177,340
28,800	MICROSOFT CORP COMMON STOCK USD 0.00000625	1,597,824
5,074	MINERALS TECHNOLOGIES INC COMMON STOCK USD 0.1	232,694

6,100	MINERALS TECHNOLOGIES INC COMMON STOCK USD 0.1	279,746
9,100	MOHAWK INDUSTRIES INC COMMON STOCK USD 0.01	1,723,449
7,000	MOHAWK INDUSTRIES INC COMMON STOCK USD 0.01	1,325,730
122,758	MONDELEZ INTERNATIONAL INC COMMON STOCK USD 0	5,525,338
22,313	MONSANTO CO COMMON STOCK USD 0.01	2,198,277
4,800	MONSTER BEVERAGE CORP COMMON STOCK USD	715,008
4,923	MOOG INC COMMON STOCK USD 1	298,334
110,984	MORGAN STANLEY COMMON STOCK USD 0.01	3,530,401
32,100	MORGAN STANLEY COMMON STOCK USD 0.01	1,021,101
14,705	MRC GLOBAL INC COMMON STOCK USD 0.01	189,695
20,700	MSG NETWORKS INC COMMON STOCK USD 0.01	430,560
3,808	MUELLER INDUSTRIES INC COMMON STOCK USD 0.01	103,197
13,151	MULTI PACKAGING SOLUTIONS INTERNATIONAL LTD COMMON	228,170
23,900	MURPHY OIL CORP COMMON STOCK USD 1	536,555
25,600	MURPHY OIL CORP COMMON STOCK USD 1	574,720
—	MYERS INDUSTRIES INC COMMON STOCK USD 0	725
17,000	MYLAN NV COMMON STOCK USD 0.0100	919,190
35,500	MYRIAD GENETICS INC COMMON STOCK USD 0.01	1,532,180
57,900	NABORS INDUSTRIES LTD COMMON STOCK USD 0.001	492,729
20,766	NATIONSTAR MORTGAGE HOLDINGS INC COMMON STOCK USD	277,641
31,877	NAVIENT CORP COMMON STOCK USD 0.01	364,992
27,061	NAVIGANT CONSULTING INC COMMON STOCK USD 0.001	434,600
13,733	NAVIGANT CONSULTING INC COMMON STOCK USD 0.001	220,552
4,118	NELNET INC COMMON STOCK USD 0.01	138,241
57,368	NETFLIX INC COMMON STOCK USD 0.001	6,561,752
38,900	NEWELL BRANDS INC	1,714,712
42,680	NIELSEN HOLDINGS PLC COMMON STOCK USD 0.07	1,988,888
115,746	NIKE INC COMMON STOCK USD 1	7,252,644
10,119	NORDSTROM INC COMMON STOCK USD 0	504,027
11,100	NORTHERN TRUST CORP COMMON STOCK USD 1.667	803,583
8,900	NORTHROP GRUMMAN CORP COMMON STOCK USD 1	1,680,409
24,600	NORWEGIAN CRUISE LINE HOLDINGS LTD COMMON STOCK	1,441,560
68,725	NOVO NORDISK A/S ADR USD	3,991,548
59,000	NRG ENERGY INC COMMON STOCK USD 0.01	694,430
7,733	NU SKIN ENTERPRISES INC COMMON STOCK USD 0.001	293,003
50,100	NVIDIA CORP COMMON STOCK USD 0.001	1,651,296
26,205	NXP SEMICONDUCTORS NV COMMON STOCK USD	2,207,771
8,100	OCCIDENTAL PETROLEUM CORP COMMON STOCK USD 0.2	553,716
860	OCEANFIRST FINANCIAL CORP COMMON STOCK USD 0.01	17,226
6,900	OIL STATES INTERNATIONAL INC COMMON STOCK USD 0.01	188,025
27,500	OLD DOMINION FREIGHT LINE INC COMMON STOCK USD 0.1	1,624,425
48,363	ON SEMICONDUCTOR CORP COMMON STOCK USD 0.01	473,957
4,186	OWENS & MINOR INC COMMON STOCK USD 2	150,612
32,200	OWENS-ILLINOIS INC COMMON STOCK USD 0.01	560,924
2,693	PACIFIC CONTINENTAL CORP COMMON STOCK USD 0	40,072
8,065	PACKAGING CORP OF AMERICA COMMON STOCK USD 0.01	512,934
8,800	PACKAGING CORP OF AMERICA COMMON STOCK USD 0.01	559,680
6,533	PALO ALTO NETWORKS INC COMMON STOCK USD 0.0001	1,150,723
2,860	PAREXEL INTERNATIONAL CORP COMMON STOCK USD 0.01	194,823
9,250	PARKER-HANNIFIN CORP COMMON STOCK USD 0.5	897,065
37,345	PARSLEY ENERGY INC COMMON STOCK USD 0.01	689,015
2,539	PARTNERRE LTD COMMON STOCK BMD 1	354,800
4,190	PDC ENERGY INC COMMON STOCK USD 0.01	223,662
5,600	PENTAIR PLC COMMON STOCK USD 0.01	277,368

11,700	PERKINELMER INC COMMON STOCK USD 1	626,769
42,900	PFIZER INC COMMON STOCK USD 0.05	1,384,812
17,800	PG&E CORP COMMON STOCK USD 0	954,881
23,816	PHH CORP COMMON STOCK USD 0.01	385,819
16,400	PHILIP MORRIS INTERNATIONAL INC COMMON STOCK USD 0	1,458,452
18,600	PIER 1 IMPORTS INC COMMON STOCK USD 0.001	94,674
5,018	PINNACLE FINANCIAL PARTNERS INC COMMON STOCK USD 1	257,724
9,600	PINNACLE WEST CAPITAL CORP COMMON STOCK USD 0	619,008
15,000	PINNACLE WEST CAPITAL CORP COMMON STOCK USD 0	967,200
48,600	PITNEY BOWES INC COMMON STOCK USD 1	1,003,590
9,500	PLANTRONICS INC COMMON STOCK USD 0.01	450,490
5,689	PNM RESOURCES INC COMMON STOCK USD 0	173,913
41,500	POLYCOM INC COMMON STOCK USD 0.0005	522,485
11,800	PORTLAND GENERAL ELECTRIC CO COMMON STOCK USD 0	432,706
3,200	PPG INDUSTRIES INC COMMON STOCK USD 1.67	316,224
35,600	PRA GROUP INC COMMON STOCK USD 0.01	1,234,964
9,000	PRECISION CASTPARTS CORP COMMON STOCK EUR 0	2,088,360
3,622	PRICELINE GROUP INC/THE COM USD	4,617,869
20,900	PRINCIPAL FINANCIAL GROUP INC COMMON STOCK USD	940,082
9,020	PROGRESS SOFTWARE CORP COMMON STOCK USD 0.01	216,480
5,499	PROSPERITY BANCSHARES INC COMMON STOCK USD 1	264,832
11,100	PROTHENA CORP PLC COMMON STOCK USD 0.01	756,021
8,100	PROVIDENCE SERVICE CORP/THE COMMON STOCK USD 0.001	380,052
13,100	PRUDENTIAL FINANCIAL INC COMMON STOCK USD 0.01	1,066,471
6,700	PTC INC COMMON STOCK USD 0.01	232,021
14,500	PTC THERAPEUTICS INC COMMON STOCK USD 0.001	469,800
16,600	PUBLIC SERVICE ENTERPRISE GROUP INC COMMON STOCK	642,254
12,381	QEP RESOURCES INC COMMON STOCK USD 0.01	165,905
66,630	QORVO INC COMMON STOCK USD 0.0001	3,391,467
30,042	RADIAN GROUP INC COMMON STOCK USD 0.001	402,262
29,600	RAYMOND JAMES FINANCIAL INC COMMON STOCK USD 0.01	1,721,832
7,056	RAYMOND JAMES FINANCIAL INC COMMON STOCK USD 0.01	410,448
13,300	RAYTHEON CO COMMON STOCK USD 0.01	1,656,249
5,283	REALOGY HOLDINGS CORP COMMON STOCK USD 0.01	193,728
55,580	RED HAT INC COMMON STOCK USD 0.0001	4,602,580
3,747	RED ROBIN GOURMET BURGERS INC COMMON STOCK USD	231,340
6,915	REGENERON PHARMACEUTICALS INC COMMON STOCK USD	3,753,946
8,815	REGENERON PHARMACEUTICALS INC COMMON STOCK USD	4,785,399
109,100	REGIONS FINANCIAL CORP COMMON STOCK USD 0.01	1,053,906
5,390	REINSURANCE GROUP OF AMERICA INC COMMON STOCK USD	461,115
2,800	REINSURANCE GROUP OF AMERICA INC COMMON STOCK USD	239,540
5,600	RELIANCE STEEL & ALUMINUM CO COMMON STOCK USD 0	324,296
8,247	RENT-A-CENTER INC/TX COMMON STOCK USD 0.01	125,437
8,400	REPUBLIC SERVICES INC COMMON STOCK USD 0.01	372,036
13,351	RICE ENERGY INC COMMON STOCK USD 0.01	145,526
20,200	ROBERT HALF INTERNATIONAL INC COMMON STOCK USD	952,228
11,300	ROSS STORES INC COMMON STOCK USD 0.01	608,053
31,700	ROWAN COS PLC COMMON STOCK USD 0.125	537,315
15,900	ROYAL CARIBBEAN CRUISES LTD	1,615,202
50,600	ROYAL CARIBBEAN CRUISES LTD	5,140,201
4,200	ROYAL CARIBBEAN CRUISES LTD	426,657
11,200	ROYAL DUTCH SHELL PLC ADR USD	512,848
27,230	RPX CORP COMMON STOCK USD 0.0001	299,530
6,930	RSP PERMIAN INC COMMON STOCK USD 0.01	169,023

55,300	RUCKUS WIRELESS INC COMMON STOCK USD 0.001	592,263
3,700	RYDER SYSTEM INC COMMON STOCK USD 0.5	210,271
4,900	S&T BANCORP INC COMMON STOCK USD 2.5	151,018
5,900	SAIA INC COMMON STOCK USD 0.001	131,275
72,127	SALESFORCE.COM INC COMMON STOCK USD 0.001	5,654,757
6,736	SCHWEITZER-MAUDUIT INTERNATIONAL INC COMMON STOCK	282,845
5,401	SCIENCE APPLICATIONS INTERNATIONAL CORP COMMON	247,258
100,200	SEACHANGE INTERNATIONAL INC COMMON STOCK USD 0.01	675,348
4,600	SEACOR HOLDINGS INC COMMON STOCK USD 0.01	241,776
—	SEASPINE HOLDINGS CORP COMMON STOCK USD 0.01	—
40,100	SEATTLE GENETICS INC COMMON STOCK USD 0.001	1,799,688
16,258	SELECT MEDICAL HOLDINGS CORP COMMON STOCK USD	193,633
2,609	SENSIENT TECHNOLOGIES CORP COMMON STOCK USD 0.1	163,897
7,197	SERVICE CORP INTERNATIONAL/US COMMON STOCK USD 1	187,266
2,200	SHERWIN-WILLIAMS CO/THE COMMON STOCK USD 1	571,120
24,683	SHIRE PLC ADR USD	5,060,015
9,251	SILVER BAY REALTY TRUST CORP REIT USD 0.01	146,073
69,200	SINCLAIR BROADCAST GROUP INC COMMON STOCK USD 0.01	2,251,768
8,299	SKYWORKS SOLUTIONS INC COMMON STOCK USD 0.25	637,612
31,354	SLM CORP COMMON STOCK USD 0.2	204,428
7,100	SM ENERGY CO COMMON STOCK USD 0.01	139,586
30,300	SOTHEBY'S COMMON STOCK USD 0.01	780,528
73,600	SOUTHWESTERN ENERGY CO COMMON STOCK USD 0.01	523,296
10,161	SPARTANNASH CO COMMON STOCK USD 0	219,884
46,423	SPLUNK INC COMMON STOCK USD 0.001	2,730,137
22,500	ST JUDE MEDICAL INC COMMON STOCK USD 0.1	1,396,350
32,750	STAG INDUSTRIAL INC REIT USD 0.01	608,004
1,890	STANCORP FINANCIAL GROUP INC COMMON STOCK EUR 0	215,233
6,398	STANDEX INTERNATIONAL CORP COMMON STOCK USD 1.5	531,994
77,694	STARBUCKS CORP COMMON STOCK USD 0.001	4,663,971
50,500	STARZ COMMON STOCK USD 0.01	1,691,750
14,071	STARZ COMMON STOCK USD 0.01	471,379
15,589	STEEL DYNAMICS INC COMMON STOCK USD 0.005	280,719
45,500	STEELCASE INC COMMON STOCK USD 0	677,950
3,700	STERIS PLC COMMON STOCK USD	278,758
11,858	STEVEN MADDEN LTD COMMON STOCK USD 0.0001	358,349
45,000	STILLWATER MINING CO COMMON STOCK USD 0.01	385,650
4,500	STOCK YARDS BANCORP INC COMMON STOCK USD 0	170,055
15,200	STRYKER CORP COMMON STOCK USD 0.1	1,418,464
25,900	SUNTRUST BANKS INC COMMON STOCK USD 1	1,109,556
37,300	SUPERIOR ENERGY SERVICES INC COMMON STOCK USD	502,431
1,262	SVB FINANCIAL GROUP COMMON STOCK USD 0.001	150,052
7,924	SYKES ENTERPRISES INC COMMON STOCK USD 0.01	243,901
8,856	SYKES ENTERPRISES INC COMMON STOCK USD 0.01	272,588
8,971	SYMETRA FINANCIAL CORP COMMON STOCK 0.01	285,009
2,752	SYMMETRY SURGICAL INC COMMON STOCK USD 0.0001	25,318
12,400	SYNAPTICS INC COMMON STOCK USD 0.001	996,216
5,485	SYNNEX CORP COMMON STOCK USD 0.001	493,266
23,800	TARGET CORP COMMON STOCK USD 0.0833	1,728,118
49,210	TCF FINANCIAL CORP COMMON STOCK USD 0.01	694,845
103,800	TEGNA INC COMMON STOCK USD 1	2,663,508
9,100	TEGNA INC COMMON STOCK USD 1	233,521
38,000	TELEPHONE & DATA SYSTEMS INC COMMON STOCK USD 0.01	983,820
19,236	TELETECH HOLDINGS INC COMMON STOCK USD 0.01	536,877

161,103	TENCENT HOLDINGS LTD ADR USD	3,160,841
14,453	TERADYNE INC COMMON STOCK USD 0.125	298,744
9,325	TEREX CORP COMMON STOCK USD 0.01	172,326
13,417	TESLA MOTORS INC COMMON STOCK USD 0.001	3,220,214
10,529	TETRA TECH INC COMMON STOCK USD 0.01	273,965
27,300	TEXAS INSTRUMENTS INC COMMON STOCK USD 1	1,496,313
12,300	THOR INDUSTRIES INC COMMON STOCK USD 0.1	694,155
10,447	THOR INDUSTRIES INC COMMON STOCK USD 0.1	589,770
28,413	TIFFANY & CO COMMON STOCK USD 0.01	2,178,993
34,947	TIME WARNER INC COMMON STOCK USD 0.01	2,260,022
11,919	TIMKEN CO/THE COMMON STOCK USD 0	340,764
40,757	TJX COS INC/THE COMMON STOCK USD 1	2,890,079
1,200	TOMPKINS FINANCIAL CORP COMMON STOCK USD 0.1	67,392
5,099	TORCHMARK CORP COMMON STOCK USD 1	291,459
12,300	TOTAL SA ADR USD	558,601
5,609	TRANSDIGM GROUP INC COMMON STOCK USD 0.01	1,281,376
39,800	TRANSOCEAN LTD COMMON STOCK USD 0.1	492,724
9,300	TRAVELERS COS INC/THE COMMON STOCK USD 0	1,049,598
7,200	TREEHOUSE FOODS INC COMMON STOCK USD 0.01	564,912
99,600	TRIMBLE NAVIGATION LTD COMMON STOCK USD 0	2,136,420
36,500	TRINET GROUP INC COMMON STOCK USD 0.000025	706,275
30,952	TRIPADVISOR INC COMMON STOCK USD 0.001	2,638,658
7,244	TUTOR PERINI CORP COMMON STOCK USD 1	121,265
62,593	TWITTER INC COMMON STOCK USD 0.000005	1,448,402
61,095	TWO HARBORS INVESTMENT CORP REIT USD	510,754
8,850	UGI CORP COMMON STOCK USD 0	300,789
44,756	UNDER ARMOUR INC COMMON STOCK USD 0.000333	3,607,781
32,033	UNIFI INC COMMON STOCK USD 0.1	901,729
32,100	UNILEVER NV NY REG SHRS USD	1,390,572
13,500	UNITED STATES CELLULAR CORP COMMON STOCK USD 1	550,935
13,200	UNITEDHEALTH GROUP INC COMMON STOCK USD 0.01	1,552,848
4,817	UNIVERSAL CORP/VA COMMON STOCK USD 0	270,137
11,700	UNIVERSAL HEALTH SERVICES INC COMMON STOCK USD	1,398,033
6,200	UNIVERSAL HEALTH SERVICES INC COMMON STOCK USD	740,838
8,300	UNIVERSAL HEALTH SERVICES INC COMMON STOCK USD	991,767
30,700	UNUM GROUP COMMON STOCK USD 0.1	1,022,003
16,446	VALIDUS HOLDINGS LTD COMMON STOCK USD 0.175	761,303
28,200	VALSPAR CORP/THE COMMON STOCK USD 0.5	2,339,190
13,100	VANTIV INC COMMON STOCK USD 0.00001	621,202
9,900	VECTREN CORP COMMON STOCK USD 0	419,958
23,600	VERINT SYSTEMS INC COMMON STOCK USD 0.001	957,216
10,861	VERTEX PHARMACEUTICALS INC COMMON STOCK USD 0.01	1,366,640
4,418	VIAD CORP COMMON STOCK USD 1.5	125,162
75,197	VIAVI SOLUTIONS INC COMMON STOCK USD 0.001	457,950
106,664	VISA INC COMMON STOCK USD 0.0001	8,271,793
60,000	VISHAY INTERTECHNOLOGY INC COMMON STOCK USD 0.1	723,000
7,300	WABCO HOLDINGS INC COMMON STOCK USD 0.01	746,498
15,700	WADDELL & REED FINANCIAL INC COMMON STOCK USD 0.01	449,962
33,200	WADDELL & REED FINANCIAL INC COMMON STOCK USD 0.01	951,512
24,566	WALKER & DUNLOP INC COMMON STOCK USD	707,746
39,700	WALT DISNEY CO/THE COMMON STOCK USD 0.01	4,199,863
4,100	WATTS WATER TECHNOLOGIES INC COMMON STOCK USD 0.1	203,647
59,000	WEATHERFORD INTERNATIONAL PLC COMMON STOCK USD	495,010
59,500	WEATHERFORD INTERNATIONAL PLC COMMON STOCK USD	499,205

88,227	WEB.COM GROUP INC COMMON STOCK USD 0.001	1,765,422
21,600	WERNER ENTERPRISES INC COMMON STOCK USD 0.01	506,520
11,116	WESCO INTERNATIONAL INC COMMON STOCK USD 0.01	485,547
12,512	WESTERN REFINING INC COMMON STOCK USD 0.01	445,677
82,500	WESTERN UNION CO/THE COMMON STOCK USD 0.01	1,477,575
5,600	WESTLAKE CHEMICAL CORP COMMON STOCK USD 0.01	304,192
36,559	WORKDAY INC COMMON STOCK USD 0.001	2,913,021
16,918	WORLD FUEL SERVICES CORP COMMON STOCK USD 0.01	651,693
61,800	WORLD WRESTLING ENTERTAINMENT INC COMMON STOCK USD	1,102,512
7,800	WSFS FINANCIAL CORP COMMON STOCK USD 0.01	252,408
14,000	WYNDHAM WORLDWIDE CORP COMMON STOCK USD 0.01	1,017,100
11,600	WYNN RESORTS LTD COMMON STOCK USD 0.01	802,604
16,800	ZEBRA TECHNOLOGIES CORP COMMON STOCK USD 0.01	1,170,120
6,200	ZIMMER BIOMET HOLDINGS INC COMMON STOCK USD 0.01	637,422
7,600	ZIMMER BIOMET HOLDINGS INC COMMON STOCK USD 0.01	781,356
	Total Corporate Stock	$651,023,438

	Corporate Debt Securities
115,000	ACTAVIS FUNDING SCS CALLABLE NOTES FIXED 4.75%	$113,739
70,000	AMERICAN EXPRESS CREDIT CORP CALLABLE MEDIUM TERM	70,703
50,000	AMGEN INC CALLABLE NOTES FIXED 4.4% 01/MAY/2045	46,693
25,000	ANADARKO PETROLEUM CORP CALLABLE NOTES FIXED 4.5%	19,658
50,000	ANADARKO PETROLEUM CORP NOTES FIXED 5.95%	52,254
45,000	APPLE INC CALLABLE NOTES FIXED 4.375% 13/MAY/2045	45,700
95,000	AT&T INC CALLABLE NOTES FIXED 4.75% 15/MAY/2046	87,558
100,000	AT&T INC NOTES VARIABLE 12/FEB/2016 USD 1000	100,059
350,000	BANK OF AMERICA CORP MEDIUM TERM NOTE FIXED 5.65%	379,654
150,000	BANK OF AMERICA NA NOTES VARIABLE 15/JUN/2016 USD	149,987
75,000	BARCLAYS BANK PLC NOTES FIXED 5% 22/SEP/2016 USD	77,956
45,000	BARCLAYS PLC NOTES FIXED 5.25% 17/AUG/2045 USD	46,207
170,000	BARNABAS HEALTH INC CALLABLE BOND FIXED 4%	171,275
14,000	BARRICK GOLD CORP CALLABLE NOTES FIXED 4.1%	12,106
125,000	BEAR STEARNS COS LLC/THE NOTES FIXED 7.25%	141,662
75,000	BERKSHIRE HATHAWAY ENERGY CO CALLABLE BOND FIXED	88,609
25,000	BERKSHIRE HATHAWAY FINANCE CORP CALLABLE NOTES	27,308
70,000	BIOGEN INC CALLABLE NOTES FIXED 5.2% 15/SEP/2045	71,098
125,000	BOSTON PROPERTIES LP CALLABLE NOTES FIXED 5.875%	140,305
70,000	BURLINGTON NORTHERN SANTA FE LLC CALLABLE BOND	64,169
125,000	CAPITAL ONE BANK USA NA CALLABLE NOTES FIXED 1.2%	124,959
50,000	CATHOLIC HEALTH INITIATIVES CALLABLE BOND FIXED	53,819
175,000	CATHOLIC HEALTH INITIATIVES CALLABLE BOND FIXED	171,552
90,000	CCO SAFARI II LLC CALLABLE NOTES FIXED 4.464%	91,449
70,000	CELGENE CORP CALLABLE NOTES FIXED 3.875%	70,764
100,000	CENTERPOINT ENERGY RESOURCES CORP CALLABLE NOTES	113,226
100,000	CHASE CAPITAL VI CALLABLE BOND VARIABLE	84,659
115,000	CHASE ISSUANCE TRUST 2014-A3 A3 FLOATING	115,000
115,000	CITIBANK CREDIT CARD ISSUANCE TRUST 2014-A3 A3	115,025
50,000	CITIGROUP INC NOTES FIXED 5.3% 07/JAN/2016 USD	51,287
85,000	CITIGROUP INC NOTES VARIABLE 15/MAY/2018 USD 1000	86,663
150,000	COLUMBIA PIPELINE GROUP INC CALLABLE NOTES FIXED	146,964
75,000	COMCAST CORP CALLABLE NOTES FIXED 5.875%	83,352
47,423	CONTINENTAL AIRLINES 2007-1 CLASS A PASS THROUGH	52,937
85,355	CONTINENTAL AIRLINES 2009-1 PASS THROUGH TRUST	91,735
25,000	CONTINENTAL RESOURCES INC/OK CALLABLE NOTES FIXED	15,176

125,000	COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK	129,678
250,000	CREDIT SUISSE GROUP FUNDING GUERNSEY LTD NOTES	252,600
70,000	CVS HEALTH CORP CALLABLE NOTES FIXED 3.875%	72,654
101,910	DELTA AIR LINES 2010-2 CLASS A PASS THROUGH TRUST	107,538
125,000	DUKE ENERGY CAROLINAS LLC CALLABLE BOND FIXED 4%	121,695
150,000	EL PASO ELECTRIC CO CALLABLE NOTES FIXED 3.3%	145,192
45,000	EXXON MOBIL CORP CALLABLE NOTES FIXED 3.567%	42,806
100,000	FORD MOTOR CREDIT CO LLC NOTES FIXED 3.984%	101,287
100,000	GENERAL ELECTRIC CO MEDIUM TERM NOTE FIXED 3.15%	103,346
75,000	GENERAL ELECTRIC CO MEDIUM TERM NOTE FIXED 5.5%	86,100
100,000	GENERAL ELECTRIC CO MEDIUM TERM NOTE FIXED 5.875%	125,081
100,000	GENERAL ELECTRIC CO MEDIUM TERM NOTE VARIABLE	92,830
70,000	GILEAD SCIENCES INC CALLABLE NOTES FIXED 4.5%	69,784
125,000	GOLDMAN SACHS GROUP INC/THE MEDIUM TERM NOTE FIXED	139,296
50,000	GOLDMAN SACHS GROUP INC/THE MEDIUM TERM NOTE FIXED	56,639
50,000	GOLDMAN SACHS GROUP INC/THE NOTES FIXED 5.35%	51,286
175,000	GOLDMAN SACHS GROUP INC/THE NOTES FIXED 6.15%	192,726
170,000	GS MORTGAGE SECURITIES TRUST 2011-GC5 2011-GC5 A4	178,793
75,000	HCP INC CALLABLE BOND FIXED 3.75% 01/FEB/2016 USD	76,277
185,000	HCP INC CALLABLE MEDIUM TERM NOTE FIXED 6.3%	194,696
100,000	HEALTH CARE REIT INC CALLABLE NOTES FIXED 3.75%	99,302
76,350	HONDA AUTO RECEIVABLES 2013-4 OWNER TRUST 2013-4	76,290
120,000	HSBC HOLDINGS PLC NOTES FIXED 4.875% 14/JAN/2022	134,342
150,000	INTERNATIONAL LEASE FINANCE CORP CALLABLE NOTES	168,000
150,000	JERSEY CENTRAL POWER & LIGHT CO CALLABLE NOTES	153,310
75,000	JPMORGAN CHASE & CO NOTES FIXED 4.5% 24/JAN/2022	82,367
200,000	JPMORGAN CHASE & CO NOTES FIXED 5.6% 15/JUL/2041	236,019
50,000	JPMORGAN CHASE BANK NA NOTES FIXED 6% 01/OCT/2017	54,208
100,000	JPMORGAN CHASE CAPITAL XXI CALLABLE BOND VARIABLE	78,963
125,000	KIMCO REALTY CORP CALLABLE MEDIUM TERM NOTE FIXED	128,311
70,000	KRAFT HEINZ FOODS CO CALLABLE NOTES FIXED 5.2%	74,953
140,000	MICROSOFT CORP CALLABLE NOTES FIXED 3.125%	141,448
70,000	MICROSOFT CORP CALLABLE NOTES FIXED 3.75%	65,513
125,000	MORGAN STANLEY CALLABLE MEDIUM TERM NOTE FIXED	139,137
50,000	MORGAN STANLEY CALLABLE MEDIUM TERM NOTE FIXED	57,922
125,000	MORGAN STANLEY CALLABLE MEDIUM TERM NOTE FIXED	133,011
215,000	NAVIENT STUDENT LOAN TRUST 2014-1 2014-1 A3	205,184
50,000	NBCUNIVERSAL MEDIA LLC CALLABLE NOTES FIXED 5.15%	56,265
144,024	NCUA GUARANTEED NOTES TRUST 2010-R1 2010-R1 1A	144,772
107,528	NCUA GUARANTEED NOTES TRUST 2010-R2 2010-R2 1A	107,745
95,092	NCUA GUARANTEED NOTES TRUST 2010-R3 2010-R3 1A	95,784
85,937	NCUA GUARANTEED NOTES TRUST 2010-R3 2010-R3 2A	86,537
140,475	NCUA GUARANTEED NOTES TRUST 2011-C1 2011-C1 2A	139,842
205,779	NCUA GUARANTEED NOTES TRUST 2011-R1 2011-R1 1A	206,699
194,414	NCUA GUARANTEED NOTES TRUST 2011-R2 2011-R2 1A	195,077
95,169	NISSAN AUTO RECEIVABLES 2014-A OWNER TRUST 2014-A	94,933
31,000	NOBLE ENERGY INC CALLABLE NOTES FIXED 3.9%	27,745
125,000	NORTHWELL HEALTHCARE INC CALLABLE NOTES FIXED 4.8%	119,206
100,000	NYU HOSPITALS CENTER CALLABLE BOND FIXED 4.784%	102,215
100,000	PANHANDLE EASTERN PIPE LINE CO LP CALLABLE NOTES	110,150
50,000	PROVINCE OF ONTARIO CANADA BOND FIXED 5.45%	51,183
125,000	PUBLIC SERVICE CO OF NEW MEXICO CALLABLE NOTES	136,160
100,000	RECKSON OPERATING PARTNERSHIP LP CALLABLE NOTES	102,449
22,000	ROHM & HAAS CO CALLABLE NOTES FIXED 6% 15/SEP/2017	23,805

115,000	ROYAL BANK OF SCOTLAND GROUP PLC BOND FIXED 1.875%	115,064
70,000	SHELL INTERNATIONAL FINANCE BV CALLABLE NOTES	66,510
136,911	SLM STUDENT LOAN TRUST 2003-14 2003-14 A5 FLOATING	135,675
260,000	SLM STUDENT LOAN TRUST 2004-1 2004-1 A4 FLOATING	247,312
18,666	SLM STUDENT LOAN TRUST 2004-8 2004-8 B FLOATING	16,002
205,876	SLM STUDENT LOAN TRUST 2005-4 2005-4 A3 FLOATING	195,978
130,000	SLM STUDENT LOAN TRUST 2006-2 2006-2 A6 FLOATING	113,643
130,000	SLM STUDENT LOAN TRUST 2006-8 2006-8 A6 FLOATING	114,866
29,915	SLM STUDENT LOAN TRUST 2007-6 2007-6 B FLOATING	25,802
35,000	SLM STUDENT LOAN TRUST 2008-2 2008-2 B FLOATING	28,729
35,000	SLM STUDENT LOAN TRUST 2008-3 2008-3 B FLOATING	28,765
35,000	SLM STUDENT LOAN TRUST 2008-4 2008-4 B FLOATING	31,914
35,000	SLM STUDENT LOAN TRUST 2008-5 2008-5 B FLOATING	32,632
35,000	SLM STUDENT LOAN TRUST 2008-6 2008-6 B FLOATING	32,347
35,000	SLM STUDENT LOAN TRUST 2008-7 2008-7 B FLOATING	30,699
35,000	SLM STUDENT LOAN TRUST 2008-8 2008-8 B FLOATING	33,514
35,000	SLM STUDENT LOAN TRUST 2008-9 2008-9 B FLOATING	33,134
97,874	SLM STUDENT LOAN TRUST 2012-3 2012-3 A FLOATING	94,563
75,000	SOUTHERN COPPER CORP CALLABLE NOTES FIXED 7.5%	72,516
100,000	SOUTHERN NATURAL GAS CO LLC CALLABLE NOTES FIXED	94,569
50,000	SPECTRA ENERGY PARTNERS LP CALLABLE NOTES FIXED	39,086
126,000	SPIRIT AIRLINES 2015-1 PASS THROUGH TRUST A	127,616
120,000	SUTTER HEALTH CALL/PUT BOND FIXED 2.286%	118,125
100,000	TENNESSEE GAS PIPELINE CO LLC CALLABLE NOTES FIXED	97,468
30,000	TIME WARNER CABLE INC CALLABLE NOTES FIXED 5.5%	27,659
125,000	TUCSON ELECTRIC POWER CO CALLABLE NOTES FIXED	136,483
250,000	UBS AG/STAMFORD CT MEDIUM TERM NOTE FIXED 1.375%	249,095
200,000	VENTAS REALTY LP / VENTAS CAPITAL CORP CALLABLE	200,535
45,000	VERIZON COMMUNICATIONS INC CALLABLE NOTES FIXED	50,152
102,000	VERIZON COMMUNICATIONS INC CALLABLE NOTES FIXED	92,576
45,000	VERIZON COMMUNICATIONS INC CALLABLE NOTES FIXED	43,393
175,000	WALGREENS BOOTS ALLIANCE INC NOTES VARIABLE	174,567
75,000	WELLPOINT INC CALLABLE NOTES FIXED 7% 15/FEB/2019	86,239
125,000	WELLTOWER INC CALLABLE NOTES FIXED 6.125%	141,625
200,000	WFRBS COMMERCIAL MORTGAGE TRUST 2011-C5 2011-C5 A4	208,476
	Total Corporate Debt Securities	$12,881,747

	Government Bonds
40,000	CALIFORNIA ST FOR PREVIOUS ISSUES SEE 13063A FOR	$49,011
50,000	NEW YORK N Y CITY MUN WTR FIN AUTH WTR & SWR SYS	61,234
80,000	NEW YORK N Y FOR PRIOR ISSUES SEE 64966G ETC FOR	92,558
50,000	NEW YORK ST DORM AUTH ST PERS INCOME TAX REV	59,091
40,000	NEW YORK ST URBAN DEV CORP REV TAXABLE-ST PERS	41,700
1,005,000	UNITED STATES OF AMERICA BILL ZERO CPN 04/FEB/2016	1,004,913
1,425,000	UNITED STATES OF AMERICA BILL ZERO CPN 07/APR/2016	1,424,441
130,000	UNITED STATES OF AMERICA BOND FIXED .625%	114,127
320,000	UNITED STATES OF AMERICA BOND FIXED .75%	282,643
650,000	UNITED STATES OF AMERICA BOND FIXED 1.375%	678,558
1,275,000	UNITED STATES OF AMERICA BOND FIXED 3% 15/NOV/2045	1,276,104
395,000	UNITED STATES OF AMERICA NOTES FIXED .125%	376,000
355,000	UNITED STATES OF AMERICA NOTES FIXED .125%	381,133
545,000	UNITED STATES OF AMERICA NOTES FIXED .25%	523,003
50,000	UNITED STATES OF AMERICA NOTES FIXED .375%	48,639

4,010,000	UNITED STATES OF AMERICA NOTES FIXED .75%	3,993,822
730,000	UNITED STATES OF AMERICA NOTES FIXED .875%	728,448
1,205,000	UNITED STATES OF AMERICA NOTES FIXED 1%	1,203,527
1,035,000	UNITED STATES OF AMERICA NOTES FIXED 1.375%	1,019,548
3,635,000	UNITED STATES OF AMERICA NOTES FIXED 1.625%	3,618,795
1,210,000	UNITED STATES OF AMERICA NOTES FIXED 1.75%	1,208,734
2,885,000	UNITED STATES OF AMERICA NOTES FIXED 2.25%	2,886,957
250,000	UNITED STATES OF AMERICA NOTES FIXED 2.5%	302,566
570,000	UNITED STATES OF AMERICA NOTES FIXED 3.5%	605,991
195,000	UNITED STATES TREAS NTS VAR 15/APR/2017	203,844
	Total Government Bonds	$22,185,387

	Mortgage Backed Securities
465,000	FEDERAL HOME LOAN MORTGAGE CORP MEDIUM TERM NOTE	$464,355
465,000	FEDERAL NATIONAL MORTGAGE ASSOCIATION NOTES	464,203
330,000	FEDERAL NATIONAL MORTGAGE ASSOCIATION NOTES FIXED	393,924
43,290	FHLMC MORTPASS ARM 01/APR/2037 1N PN# 1N1454	45,416
5,023	FHLMC MORTPASS ARM 01/SEP/2037 1G PN# 1G2201	5,363
627,664	FHLMC REMICS 3048 QJ 5% 15/OCT/2025	682,675
279,853	FHLMC REMICS 3197 DZ 5% 15/AUG/2036	305,729
4,261	FHLMC REMICS 3345 FP FLOATING 15/NOV/2036	4,261
3,418	FHLMC REMICS 3345 PF FLOATING 15/MAY/2036	3,419
24,429	FHLMCGLD MORTPASS 2.5% 01/SEP/2030 G1 PN# G18568	24,719
116,469	FHLMCGLD MORTPASS 3% 01/AUG/2030 G1 PN# G18565	120,436
108,473	FHLMCGLD MORTPASS 3% 01/AUG/2045 G0 PN# G08658	108,653
236,064	FHLMCGLD MORTPASS 3% 01/JUL/2045 G0 PN# G08653	236,457
173,546	FHLMCGLD MORTPASS 3.5% 01/APR/2044 G0 PN# G07848	180,108
335,099	FHLMCGLD MORTPASS 3.5% 01/AUG/2045 G6 PN# G60138	346,431
134,470	FHLMCGLD MORTPASS 3.5% 01/DEC/2041 Q0 PN# Q05261	139,356
398,812	FHLMCGLD MORTPASS 3.5% 01/JUN/2045 G0 PN# G08650	412,030
431,948	FHLMCGLD MORTPASS 3.5% 01/JUN/2045 G6 PN# G60080	447,280
99,792	FHLMCGLD MORTPASS 3.5% 01/NOV/2045 G0 PN# G08676	103,099
447,063	FHLMCGLD MORTPASS 3.5% 01/OCT/2045 G0 PN# G08671	461,880
346,092	FHLMCGLD MORTPASS 4% 01/JAN/2043 U9 PN# U90791	369,609
214,406	FHLMCGLD MORTPASS 4% 01/NOV/2045 G0 PN# G08677	226,676
218,695	FHLMCGLD MORTPASS 4% 01/OCT/2045 G0 PN# G08672	231,939
217,078	FHLMCGLD MORTPASS 4% 01/SEP/2045 G0 PN# G08669	230,225
83,316	FHLMCGLD MORTPASS 4.5% 01/JUN/2041 Q0 PN# Q01638	90,281
70,400	FHLMCGLD MORTPASS 5.5% 01/JAN/2038 G0 PN# G03696	78,623
62,437	FHLMCGLD MORTPASS 5.5% 01/NOV/2037 G0 PN# G03695	69,751
88,888	FHLMCGLD MORTPASS 6.5% 01/MAY/2034 P5 PN# P50216	99,975
249,823	FNMA MORTPASS 3% 01/MAY/2043 CL PN# AB9236	252,036
366,669	FNMA MORTPASS 3% 01/SEP/2033 CT PN# MA1561	377,393
155,886	FNMA MORTPASS 3.5% 01/SEP/2033 CT PN# MA1584	163,429
145,933	FNMA MORTPASS 3.584% 01/SEP/2020 XY PN# FN0000	152,743
138,767	FNMA MORTPASS 3.664% 01/OCT/2020 XY PN# AE0918	147,691
142,076	FNMA MORTPASS 3.766% 01/DEC/2020 XY PN# FN0001	151,258
193,798	FNMA MORTPASS 4% 01/AUG/2029 CT PN# MA0142	207,452
418,244	FNMA MORTPASS 4% 01/MAY/2043 CL PN# AT2733	450,136
65,028	FNMA MORTPASS 4.283% 01/JAN/2021 XY PN# FN0003	70,846
242,246	FNMA MORTPASS 4.5% 01/MAY/2048 CZ PN# 257280	260,365
181,833	FNMA MORTPASS 4.5% 01/SEP/2041 CL PN# MA0843	197,431
145,021	FNMA MORTPASS 5% 01/AUG/2047 CZ PN# 995963	157,633
134,563	FNMA MORTPASS 5% 01/MAR/2034 CL PN# 725205	149,422

89,638	FNMA MORTPASS 5% 01/SEP/2033 CL PN# 738567	99,541
42,291	FNMA MORTPASS 5.5% 01/JUN/2036 CL PN# 889745	47,807
50,869	FNMA MORTPASS 6.5% 01/AUG/2037 CL PN# 936879	58,411
569,651	FNMA REMICS 2004-97 ZH 4.5% 25/JAN/2035	619,760
114,218	GNMA 2009-66 UF FLOATING 16/AUG/2039	117,215
266,184	GNMA II MORTPASS 3% 20/AUG/2045 SF PN# MA3033	270,821
205,304	GNMA II MORTPASS 3.5% 20/JUL/2045 SF PN# MA2961	214,934
440,751	GNMA II MORTPASS 3.5% 20/SEP/2045 SF PN# MA3105	461,426
226,716	GNMA II MORTPASS 4% 20/SEP/2045 SF PN# MA3106	241,861
335,000	TBA FNMA SINGLE FAMILY 15YR 2.5 1/16	337,648
530,000	TBA FNMA SINGLE FAMILY 30YR 3 1/16	530,005
935,000	TBA FNMA SINGLE FAMILY 30YR 3.5 1/16	964,661
305,000	TBA FNMA SINGLE FAMILY 30YR 4 1/16	322,742
105,000	TBA FNMA SINGLE FAMILY 30YR 4.5 1/16	113,387
335,000	TBA GNMA2 SINGLE FAMILY 30YR 3.5 1/16	349,224
	Total Mortgage Backed Securities	$13,834,151

	Registered Investment Companies
1,583	AB CONSERVATIVE WEALTH STRATEGY ADV CL	$18,970
15,438	AB GLOBAL BOND FUND CL I	125,823
192	AB INTERNATIONAL VALUE FUND CL ADVISOR	2,408
297	AB SMALL CAP GROWTH PORTFOLIO CL I	12,750
11,990	AB UNCONSTRAINED BOND FUND CL ADVISOR	100,234
1,544	ABERDEEN TOTAL RETURNBOND FUND CL A	20,325
8,065	ABN AMRO FDS ASTON LAKE PARTNERS LASSO ALT FD CL I	95,410
1,326	ADVISERS INVT TR JOHCM INTL SELECT FD CL I	23,570
455	ADVISERS INVT TR JOHCM INTL SELECT FD CL II	8,108
34,550	ADVISORS EDGEWOOD GROWTH FD RETAIL CL	736,252
340	ADVISORS INNER CIRCLE FD ACADIAN EMERGING MKTS INSTL CL	5,068
174	ADVISORS INNER CIRCLE FD CAMBIAR AGGR VALUE FD INV CL	3,213
2,251	ADVISORS INNER CIRCLE FD RICE HALL JAMES SMALL CAP PORT	22,942
1,757	ADVISORS INNER CIRCLE FD WESTWOOD INCOME OPPTY FD INST	24,778
1,369	ADVISOR'S INNER CIRCLE INTL EQI FD INSTITUTIONAL CLASS	33,615
2,356	ALGER CAPITAL APPRECIATION INSTL PORTFOLIO	62,388
108	ALGER MIDCAP GROWTH INSTITUTIONAL PTF CL I	2,406
80	ALGER SMALL CAP FOCUS FUND CL A	866
826	ALGER SPECTRA FUND CL A	14,063
6,811	ALLIANZGI INCOME & GROWTH FD CL A	75,462
77	ALLIANZGI NFJ DIVIDEND VALUE FD CL A	1,181
1,004	ALLIANZGI NFJ SMALL CAP VALUE FD CL A	20,118
1,102	ALLIANZGI NJF INTERNATIONAL VALUE FD CL A	19,810
137	ALLIANZGI TECHNOLOGY FD CL A	6,821
274	ALPINE EQUITY TR INTL REAL ESTATE EQI FD INST	5,494
320	ALPINE EQUITY TR RLTY INCOME & GROWTH FD INST	6,960
2,111	ALPINE SER TR DYNAMIC DIVIDEND FD INST CL	7,600
12,617	AMANA MUT FDS TR GROWTH FD	400,596
4,651	AMANA MUT FDS TR INCOME FD	197,186
246	AMCAP FD INC CL R-6	6,450
208	AMCAP FUND CLASS A	5,396
2,113	AMERICAN BALANCED FD INC CL R-5	50,384
6,554	AMERICAN BALANCED FD INC CL R-6	156,250
441	AMERICAN BALANCED FUND CLASS A	10,513
563	AMERICAN BEACON BALANCED FD INVESTOR CL	7,404
11,249	AMERICAN BEACON FDS BRIDGEWAY LARGECAP VLE INV CL	254,676

774	AMERICAN BEACON FDS MID-CAP VALUE FD INVESTOR CL	10,315
3,846	AMERICAN BEACON LARGE CAP VALUE FUND INVESTOR CLASS	88,225
4,993	AMERICAN BEACON SMALL CAP VALUE FD INVESTOR CL	108,544
1,395	AMERICAN CENTRY INVT TR HIGH YIELD FD CL A	7,354
9,352	AMERICAN CENTURY CAPITAL VALUE FD INVESTOR CLASS	76,777
916	AMERICAN CENTURY DIVERSIFIED BOND FUND INVESTOR CLASS	9,744
7,501	AMERICAN CENTURY EMERGING MARKETS INVESTOR CLASS	59,181
1,293	AMERICAN CENTURY EQUITY GROWTH INVESTOR CLASS	35,189
24,904	AMERICAN CENTURY EQUITY INCOME INVESTOR CLASS	198,239
14,580	AMERICAN CENTURY GLOBAL GOLD FUND INVESTOR CLASS	83,834
2,740	AMERICAN CENTURY HERITAGE FD INVESTOR CLASS	58,160
900	AMERICAN CENTURY HIGH YIELD BOND FUND INVESTOR CLASS	4,734
16,123	AMERICAN CENTURY INFLATION ADJUSTED BOND INVESTOR CLASS	181,541
199	AMERICAN CENTURY INTERNATIONAL BOND INVESTOR CL	2,380
8,073	AMERICAN CENTURY LEGACY LARGE CAP FUND INVESTOR CL	127,389
293	AMERICAN CENTURY ONE CHOICE VERY AGGRESSIVE INV CLASS	4,406
175	AMERICAN CENTURY REAL ESTATE FUND INVESTOR CLASS	5,211
3,218	AMERICAN CENTURY U S GOVT MONEY MARKET FUND INVESTOR CL	3,218
457	AMERICAN CENTURY UTILITIES FUND INVESTOR CLASS	7,272
11,144	AMERICAN CENTURY VALUE FUND INVESTOR CL	84,586
2,667	AMERICAN CENTY CAP PORTFOLIO INC GLOBAL REAL ESTATE FD INV	29,895
2,494	AMERICAN CENTY CAP PORTFOLIO MID CAP VALUE FD INV CL	36,394
1,687	AMERICAN CENTY EQI FD DISCIPLINED GWTH FD INV CL	31,040
8,315	AMERICAN CENTY SHRT DURATION INFLATION PROTCTN BD FD INV CL	82,653
7,642	AMERICAN FDS MONEY MKT FD CL A	7,642
259	AMERICAN HIGH INCOME TR CL R-5	2,422
401	AMERICAN MUT FD INC CL R-5	13,591
595	AMERICAN MUTUAL FUND INC CL F1	20,067
10,581	AMG GW&K CORE BD FD	104,755
14,285	AMG GW&K ENHANCED CORE BOND INV CL	136,991
109	AMG GW&K MUNICIPAL ENHANCED YIELD INV CL	1,097
248	AMG MANAGERS BRANDYWINE FUND	8,739
1,019	AMG MANAGERS GLOBAL INCOME OPPORTUNITY	18,522
12,891	AMG MANAGERS HIGH YIELD INV CL	91,136
12,141	AMG MANAGERS REAL ESTATE SECURITIES	138,409
1,610	AMG MANAGERS SKYLINE SPECIAL EQI	57,465
480	AMG SOUTHERNSUN SMALL CAP INV CL	8,908
1,135	AMG SOUTHERNSUN U S EQI INV CL	12,688
3,497	AMG YACKTMAN FOCUSED SVC CL	69,140
7,366	AMG YACKTMAN FUND SVC CL	153,719
6,425	AQR FDS DIVERSIFIED ARBITRAGE FD CL I	59,107
4,927	AQR FDS DIVERSIFIED ARBITRAGE FD CL N	45,331
2,589	AQR FDS EQUITY MKT NEUTRAL FD CL I	29,727
4,944	AQR FDS MANAGED FUTURES STRATEGY FD N	49,883
1,300	ARIEL APPRECIATION FUND-CL A	58,594
1,438	ARTISAN FDS INC ARTISAN VALUE FUND	15,544
75	ARTISAN FDS INC GLOBAL EQUITY FD INV SHS	1,200
2,356	ARTISAN FDS INC GLOBAL OPPORTUNITIES FD INV CL	46,038
82	ARTISAN FDS INC GLOBAL VALUE FD INV SHS	1,170
19,063	ARTISAN FUNDS INC INTERNATIONAL FUND	546,733
320	ARTISAN FUNDS INC SMALL CAP FUND	8,591
99	ARTISAN GLOBAL SMALL CAP INV CL	1,111
1,386	ARTISAN INTERNATIONAL VALUE FUND INV SHS	43,957
6,684	ASTON FDS ASTON/DOUBLELINE CORE PLUS FIXED INCOME FD CL N	69,582

10,470	ASTON/LMCG SMALL CAP GROWTH FUND CLASS N	148,679
658	AVE MARIA GROWTH FUND	16,470
646	AZZAD FDS AZZAD ETHICAL MID CAP FD	7,840
943	BAIRD AGGREGATE BOND FUND INV CL	10,311
3,316	BAIRD FDS INC CORE PLUS BD FD INV CL SHS	37,335
868	BAIRD FDS INC INTER MUN BD FD INV CL SHS	10,417
159	BAIRD FDS INC MIDCAP FD INV CL SHS	2,280
1,329	BARON ASSET FUND-SBI	75,960
1,533	BARON GROWTH FUND	96,890
143	BARON INVT FDS TR DISCOVERY FD RETIAL SHS	1,613
63	BARON SELECT FDS BARON PARTNERS FD	2,262
248	BARON SELECT FDS EMERGING MARKETS FD INSTL SHS	2,628
9,123	BARON SELECT FDS EMERGING MARKETS FD RETAIL SHS	96,426
4,539	BARON SELECT FDS REAL ESTATE FD RETAIL SHS	110,031
7,324	BARON SMALL CAP FUND	206,469
1,591	BBH CORE SELECT FD CL N	32,463
188	BBH FD INC CORE SELECT RETAIL CL	2,358
127	BECKER VALUE EQUITY FD RETAIL CL	2,056
514	BERWYN FDS INC INCOME FUND	6,604
11	BLACKROCK ENERGY & RESOURCES PORTFOLIO FUND CL A	160
7,311	BLACKROCK EQUITY DIVIDEND FUND SVC CL	153,102
4,190	BLACKROCK FDS EMERGING MKT LONG/SHORT EQUITY FD INVS A	39,553
1,921	BLACKROCK FDS INFLATION PROTECTED BD SVC	19,638
3,034	BLACKROCK FUNDS HIGH YIELD BD PORT SERVICE CL	21,636
1,103	BLACKROCK FUNDS-SMALL CAP GROWTH EQUITY PORTFOLIO INV A	14,783
7,780	BLACKROCK GLOBAL ALLOCATION FD INC INSTL CL	139,501
138	BLACKROCK HEALTH SCIENCES OPPORTUNITIES PORT SVC CL	6,698
1,444	BLACKROCK HEALTH SCIENCES OPPORTUNITIES PORTFOLIO CL A	70,102
2,585	BLACKROCK LARGE CAP SER FDS INC LARGE CAP CORE FD INSTL CL	46,496
24	BLACKROCK LATIN AMER FD INC CL A	767
1,351	BLACKROCK MULTI-ASSET INCOME PORTFOLIO FD CL A	14,189
115	BLACKROCK NAT RES TR CL A	4,232
5	BLACKROCK S&P 500 IDX FUND INVESTOR CL A	1,266
9,321	BLACKROCK STRATEGIC INCOME OPPORTUNITIES PORTFOLIO CL A	91,068
296	BLACKROCK TOTAL INTL EX U S IDX FUND INVESTOR CL A	2,258
10,462	BOND FD AMER INC CL R-3	131,717
993	BOND FD AMER INC CL R-5	12,500
7,431	BOSTON PARTNERS INV FDS ALL CAP VALUE FD INV CL	157,239
2,701	BOSTON PARTNERS INV FDS LONG SHRT RESEARCH FD INV CL	39,733
6,545	BRIDGEWAY FDS INC SMALL-CAP GROWTH FD CL N	131,040
3,520	BRIDGEWAY FUND INC AGGRESSIVE INVESTOR CL 1	188,443
967	BROADVIEW FDS TR OPPORTUNITY FUND	30,275
722	BROWN CAP MGMT MUT FDS BROWN CAP MGMT SMALL CO FD INV	51,582
2,128	BUFFALO FDS MID CAP FD	32,617
718	BUFFALO FLEXIBLE INCOME FUND INC	9,835
5,375	BUFFALO FUNDS BUFFALO DISCOVERY FUND	105,466
2,491	BUFFALO HIGH YIELD FUND INC	27,630
1,057	BUFFALO LARGE CAP FUND	24,988
795	BUFFALO SMALL CAP FD INC	14,025
2,304	BURNHAM FINANCIAL LONG SHORT FUND CLASS A	38,677
313	BURNHAM INVS TR FINANCIAL SERVICES FD-CL A	10,125
6,329	CALAMOS INVT TR NEW MARKET NEUTRAL INCOME FD CL A	80,756
1,348	CAPITAL INCOME BLDR FD CL R-5	75,295
629	CAPITAL INCOME BUILDER CL A	35,152

632	CAPITAL INCOME BUILDER FD CL F-1	35,300
823	CAPITAL WORLD BD FD CL R-5	15,580
1,012	CAPITAL WORLD GROWTH & INCOME FD INC CL R-5	43,873
258	CAPITAL WORLD GROWTH & INCOME FUND CLASS A	11,198
655	CAUSEWAY INTERNATIONAL VALUE FUND INVESTOR CLASS	9,161
40	CGM FOCUS FUND	1,558
1,770	CGM REALTY FUND	51,804
137	CLEARBRIDGE AGGRESSIVE GROWTH FUND CLASS A	25,688
74	CLEARBRIDGE AGGRESSIVE GROWTH FUND CLASS I	15,153
884	CLEARBRIDGE TACTICAL DIVIDEND INCOME FUND CLASS I	13,896
595	CLIPPER FUND INC	62,121
1,930	COHEN & STEERS REAL ESTATE SECURITIES FUND CL I	27,990
862	COHEN & STEERS REALTY SHARES INC	60,782
3,937	COLUMBIA ACORN TR INTL CL A	153,875
215	COLUMBIA ACORN TR INTL CL Z	8,405
1,323	COLUMBIA EMERGING MARKETS CL Z	11,895
2,961	COLUMBIA FDS SER TR I DIVIDEND INCOME CL A	52,050
1,605	COLUMBIA FDS SER TR I MID CAP GROWTH FD CL Z	41,755
1,682	COLUMBIA FDS SER TR I SMALL CAP GROWTH FD I CL Z	28,464
2,758	COLUMBIA FDS SER TR II MASS INCOME BUILDER FD CL A	30,117
345	COLUMBIA FDS SER TR INTL VALUE FD CL Z	4,859
459	COLUMBIA FDS SER TR MID CAP VALUE FD CL A	6,373
304	COLUMBIA FDS SER TR SMALL CAP VALUE II FD CL A	4,568
975	COLUMBIA GLOBAL ENERGY AND NATURAL RESOURCES FUND CLASS Z	14,407
4,479	COLUMBIA SELECT LARGE CAP GROWTH CLASS Z	75,523
23	COLUMBIA SELIGMAN COMMUNICATIONS AND INFO CL A	1,243
4,561	COLUMBIA VALUE AND RESTRUCTURING CLASS Z	184,692
140	CONESTOGA FDS SMALL CAP FD	5,021
775	CULLEN HIGH DIVIDEND EQUITY FUND	12,840
3,888	DAVIS NEW YORK VENTURE FUND INC-CL A	120,106
5,014	DAVIS NEW YORK VENTURE FUND INC-CL Y	157,600
4,489	DELAWARE POOLED TRUST DIVERSIFIED INCOME FD INSTL CL	38,474
1,047	DEUTSCHE SHORT DURATION FUND CL S	9,162
5,931	DIAMOND HILL FDS LARGE CAP FD CL I SHS	127,822
3,260	DIAMOND HILL FDS SMALL CAP FD CL I SHS	101,975
136	DIAMOND HILL FDS SMALL MID CAP FD CL A	2,484
3,212	DIAMOND HILL LONG-SHORT FUND CLASS A	75,043
2,468	DIREXION FDS MNTHLY CHINA BULL 2X FUND INV	75,600
426	DIREXION FDS MNTHLY LATIN AMER BULL 2X INV	3,642
151	DIREXION FDS MNTHY NASDQ 100 BULL 2X INV CL	9,185
1,631	DIREXION FDS MONTHLY S&P 500 BEAR 2X FD NEW	44,892
86	DODGE & COX BALANCED FUND	8,117
1,824	DODGE & COX FDS GLOBAL STK FD	19,080
10,551	DODGE & COX FUNDS INTERNATIONAL STOCK FUND	384,917
22,454	DODGE & COX INCOME FUND	298,411
1,694,657	DODGE & COX INTERNATIONAL STOCK FUND OPEN-END FUND	61,821,091
304	DODGE & COX STOCK FUND	49,554
450	DOUBLELINE FDS TR EMERGING MKTS INCOME FD CL N	4,212
13,278	DOUBLELINE FDS TR TOTAL RETURN BD FD CL I	143,141
5,244	DOUBLELINE FDS TR TOTAL RETURN BD FD CL N	56,526
1,191	DREYFUS APPRECIATION FUND INC	47,576
136	DREYFUS INTERNATIONAL BOND FUND CLASS C	1,932
1,386	DREYFUS INVT FDS BOSTON CO SML/MID CAP GRW CL A	21,227
6,154	DREYFUS MIDCAP INDEX FUND	198,834

749	DREYFUS OPPURTUNISTIC MIDCAP VALUE FUND CL A	21,837
197	DREYFUS S&P 500 INDEX FUND	9,553
917	DREYFUS SMALL CAP STOCK FUND	23,359
518	DREYFUS/LAUREL FUNDS INC BOND MARKET INDEX FUND INV SHS	5,328
11,290	DRIEHAUS MUT FDS EMERGING MKTS GROWTH FD	299,529
131	EATON VANCE DIVIDEND BUILDER FD CL A	1,713
2,011	EATON VANCE LARGE CAP VALUE FUND CL A	33,555
6,182	EATON VANCE MUT FDS TR FLTG RATE FD ADVISERS CL	51,926
6,925	EATON VANCE MUTUAL FDS TRUST GBL MACRO ABSOULTE RETURN CL R	66,066
127	EURO PAC GROWTH FD CL R-5	5,730
495	EURO PAC GROWTH FUND CL F1	22,343
249	EUROPACIFIC GROWTH FD CL A	11,278
14,954	FAIRHOLME FUNDS INC COM	276,656
238	FEDERATED EQUITY INCOME FD INC SHS CL R	5,220
10,476	FEDERATED HIGH YIELD TRUST SBI	64,531
463	FEDERATED PRUDENT DOLLARBEAR FUND CL A	4,446
16,175	FEDERATED STRATEGIC VALUE DIVIDEND FUND CL A	90,743
3,050	FENIMORE ASSET MGMT TR FAN SMALL CAP FD INV SH CL	44,985
24,211	FIDELITY ADVISOR BIOTECHNOLOGY CLASS I	664,830
1,177	FIDELITY ADVISOR CONSUMER DISCRETIONARY CL I	25,267
119	FIDELITY ADVISOR CONSUMER STAPLES FD CL A	10,822
286	FIDELITY ADVISOR CONSUMER STAPLES FD CL I	26,024
464	FIDELITY ADVISOR EMERGING ASIA FD CL I	13,007
1,716	FIDELITY ADVISOR FINANCIAL SERVICES FUND CL I	27,117
5,791	FIDELITY ADVISOR FREEDOM 2050 FD INSTL	59,360
444	FIDELITY ADVISOR GOLD FUND CL A	5,854
2,545	FIDELITY ADVISOR GOLD FUND CL I	34,378
1,509	FIDELITY ADVISOR HEALTH CARE FUND CL I	62,407
252	FIDELITY ADVISOR HIGH INCOME FUND CL I	2,343
148	FIDELITY ADVISOR INDUSTRIALS CL A	4,892
17	FIDELITY ADVISOR INDUSTRIALS CL I	586
1,335	FIDELITY ADVISOR LARGE CAP FUND-CL A	35,367
2,102	FIDELITY ADVISOR NEW INSIGHTS FD CL I	55,978
1,121	FIDELITY ADVISOR REAL ESTATE FD CL I	25,737
13,328	FIDELITY ADVISOR SER VII BIOTECHNOLOGY FUND CL A	348,122
3,682	FIDELITY ADVISOR SER VII BIOTECHNOLOGY FUND CL C	84,507
1,799	FIDELITY ADVISOR SMALL CAP VALUE FD CL	30,119
683	FIDELITY ADVISOR TECHNOLOGY FUND CL I	25,603
2,957	FIDELITY BALANCED FUND	62,754
4,155	FIDELITY BLUE CHIP GROWTH FUND	286,592
3,143	FIDELITY CANADA FUND	130,026
1,296	FIDELITY CAP APPRECIATION FUND	41,983
25,514	FIDELITY CAPITAL & INCOME FUND	233,451
504	FIDELITY CHINA REGION FUND	12,808
2,418	FIDELITY COMWLTH TR II MID CAP ENHANCED INDEX FD	30,440
938	FIDELITY COMWLTH TR II SMALL CAP ENHANCED INDEX FD	10,938
22,675	FIDELITY CONCORD STR SPARTAN U S EQI INDX FD ADVANTAGE CL	1,628,033
42,824	FIDELITY CONCORD STR SPARTAN US BD IDX FD FIDELITY INVST CL	492,048
346	FIDELITY CONSUMER FINANCE PORTFOLIO	4,217
8,603	FIDELITY CONTRAFUND	851,276
993	FIDELITY DEVONSHIRE TR ADVISOR MID CAP VALUE FD CL A	21,944
176	FIDELITY DIVERSIFIED INTL FUND	6,178
314	FIDELITY EMERGING ASIA FUND	9,423
1,163	FIDELITY EMERGING MARKETS FD	25,285

217	FIDELITY EUROPE FUND	7,853
902	FIDELITY EXPORT AND MULTINTL FUND	18,194
7,163	FIDELITY FLOATING RATE HIGH INCOME FD	65,396
1,479	FIDELITY GNMA FUND	17,042
61	FIDELITY GROWTH & INCOME PORTFOLIO	1,777
2,332	FIDELITY GROWTH STRATEGIES	77,619
282	FIDELITY HIGH INCOME FUND	2,243
2,807	FIDELITY INFLATION PROTECTED BOND FUND	32,641
301	FIDELITY INTL DISCOVERY FUND	11,846
3,217	FIDELITY INTL GROWTH FD	35,835
8,644	FIDELITY INTL REAL ESTATE FD	86,609
223	FIDELITY INVT TR ADVISOR CHINA REGION FD CL A	5,602
320	FIDELITY INVT TR GLOBAL COMMODITY STK FD	2,816
211	FIDELITY JAPAN SMALL COMPANIES FUND	2,913
648	FIDELITY LARGE CAP STOCK FUND	16,942
1,853	FIDELITY LATIN AMERICA FUND	30,255
6,448	FIDELITY LEVERAGED COMPANY STOCK FUND	256,690
4,261	FIDELITY LOW PRICED STOCK FUND	203,478
855	FIDELITY MID CAP STOCK FUND	27,978
3,537	FIDELITY MID CAP VALUE FUND	79,008
2,021	FIDELITY NASDAQ COMPOSITE INDEX FD	132,525
7,029	FIDELITY NEW MARKETS INCOME INCOME FUND	102,055
1,844	FIDELITY NEW MILLENNIUM FUND	61,704
139	FIDELITY NORDIC FUND	6,522
395	FIDELITY OTC PORTFOLIO	32,951
453	FIDELITY OVERSEAS FUND	18,527
822	FIDELITY PACIFIC BASIN FUND	21,627
10,544	FIDELITY PURITAN FUND	214,369
210	FIDELITY REAL ESTATE INCOME FD	2,361
4,268	FIDELITY REAL ESTATE INVSTMT PORTFOLIO	173,183
1,453	FIDELITY SECS FD REAL ESTATE INCOME FD CL A	16,255
6,719	FIDELITY SELECT BANKING PORT	171,885
2,494	FIDELITY SELECT BIOTECH PORTFOLIO	588,342
330	FIDELITY SELECT BROKERAGE & INVT MGMT PORTFOLIO	21,127
1,321	FIDELITY SELECT CHEMICAL PORTFOLIO	172,835
126	FIDELITY SELECT CONSTRUCTION & HOUSING PORTFOLIO	7,309
838	FIDELITY SELECT CONSUMER STAPLES	76,488
173	FIDELITY SELECT DEFENSE & AEROSPACE PORTFOLIO	19,925
2,057	FIDELITY SELECT ELECTRONICS PORTFOLIO	155,508
3,197	FIDELITY SELECT ENERGY PORT	112,421
391	FIDELITY SELECT ENERGY SERV PORTFOLIO	16,047
257	FIDELITY SELECT FINANCIAL SERVICES PORTFOLIO	21,602
1,783	FIDELITY SELECT GOLD PORT	24,065
2,010	FIDELITY SELECT HEALTH CARE PORTFOLIO	418,305
2,830	FIDELITY SELECT INDUSTRIAL EQUIPMENT PORTFOLIO	103,257
747	FIDELITY SELECT INDUSTRIALS	21,806
326	FIDELITY SELECT INSURANCE PORTFOLIO	22,034
2,062	FIDELITY SELECT IT SERVICES	82,432
492	FIDELITY SELECT LEISURE PORT	63,958
1,973	FIDELITY SELECT MATERIALS	135,434
1,153	FIDELITY SELECT MEDICAL EQUIPMENT AND SYSTEMS	41,371
412	FIDELITY SELECT MULTIMEDIA PORTFOLIO	30,175
899	FIDELITY SELECT NATURAL GAS PORTFOLIO	18,043
541	FIDELITY SELECT NATURAL RESOURCES PORTFOLIO	12,780

5,540	FIDELITY SELECT PHARMACEUTICALS PORT	113,964
768	FIDELITY SELECT SOFTWARE & COMPUTER SVCS	93,198
1,779	FIDELITY SELECT TECHNOLOGY PORTFOLIO	210,108
494	FIDELITY SELECT TRANSPORT PORTFOLIO	36,011
92	FIDELITY SELECT UTILITIES PORTFOLIO	5,875
597	FIDELITY SHORT TERM BOND FD	5,108
7,091	FIDELITY SMALL CAP DISCOVERY FD	187,338
2,247	FIDELITY SMALL CAP GROWTH FD	42,019
2,168	FIDELITY SMALL CAP VALUE FD	36,288
6,873	FIDELITY SPARTAN 500 INDEX INVESTOR CLASS	493,493
454	FIDELITY SPARTAN EXTENDED MKT INDEX FD INVESTOR CLASS	22,772
8,398	FIDELITY SPARTAN INTERNL INDEX FD INVESTOR CLASS	301,739
3,868	FIDELITY SPARTAN INTERNL MKT INDEX FD ADVANTAGE CL	138,973
2,045	FIDELITY SPARTAN LONG-TERM TREAS BD INDEX INV CL	26,088
1,370	FIDELITY SPARTAN TOTAL MKT INDEX FD ADV CL	80,351
429	FIDELITY SPARTAN TOTAL MKT INDEX FD INVESTOR CLASS	25,198
1,936	FIDELITY STRATEGIC DIV & INC FD	26,351
911	FIDELITY STRATEGIC INCOME FD	9,242
2,402	FIDELITY TELECOM AND UTILITIES FUND	52,539
946	FIDELITY TOTAL BOND FUND	9,705
299	FIDELITY VALUE FUND	28,675
984	FIDELITY WORLDWIDE FUND	21,865
617	FINANCIAL INVS TR EMERALD GROWTH FD CL C	10,021
8,194	FINANCIAL INVS TR LISTED PRIVATE EQUITY FD CL A	49,574
659	FINANCIAL INVS TR VULCAN VALUE PARTNERS FD	10,694
347	FIRST EAGLE FUND OF AMERICA CLASS Y	12,361
696	FIRST EAGLE GLOBAL FUND CL A	35,760
6,069	FIRST EAGLE GOLD FUND CL A	69,371
20,691	FIRSTHAND FDS ALTERNATIVE ENERGY FD	120,628
1,077	FMI FDS INC INTL FD	30,358
20,785	FMI FUNDS INC LARGE CAP FUND	386,800
4,545	FORUM ABSOLUTE STRATEGIES FD CL R	44,909
4,370	FORUM FDS ABSOLUTE STRATEGIES FD INSTL	44,094
1,080	FORUM FDS MERK ABSOLUTE RETURN CURRENC	9,156
1,070	FORUM FDS MERK ASIAN CURRENCY FD INV SHS	9,425
933	FORUM FDS MERK HARD CURRENCY FD INVS SHS	8,557
7,261	FORWARD EM CORPORATE DEBT FUND INVESTOR CL	55,329
4,762	FPA FDS TR FPA CRESCENT PORTFOLIO INSTL	147,910
557	FRANKLIN BIOTECHNOLOGY DISCOVERY FUND-CL A	91,137
22,299	FRANKLIN INCOME FDS SER CL C	47,273
33,877	FRANKLIN INCOME SERIES CL A	71,143
328	FRANKLIN MODERATE ALLOCATION FD CL A	4,751
2,863	FRANKLIN MUTUAL BEACON FUND CL C	40,372
568	FRANKLIN MUTUAL FINANCIAL SERVICES FUND CL A	11,185
1,559	FRANKLIN MUTUAL FINANCIAL SERVICES FUND CL C	30,578
1,719	FRANKLIN RISING DIVS FD CL A	82,083
790	FRANKLIN STRATEGIC SER SMALL CAP GROWTH FD CL R	12,975
5,187	FRANKLIN TEMPLETON FUND STRATEGIC SER INCOME FUND CL-C	47,461
1,424	FRANKLIN TEMPLETON FUNDS DYNATECH SERIES CL A	69,601
560	FRANKLIN TEMPLETON FUNDS GOLD & PRECIOUS METALS FD CL A	6,167
1,251	FRANKLIN TEMPLETON FUNDS GROWTH SERIES CL A	91,818
911	FRANKLIN TEMPLETON FUNDS UTILITIES SERIES CL A	14,048
644	FUNDAMENTAL INVESTORS INC CLASS A	32,647
505	FUNDAMENTAL INVS INC CL F1	25,603

2,212	FUNDAMENTAL INVS INC CL R-5	112,238
707	FUNDAMENTAL INVS INC CL R-6	35,844
1,593	FUNDVANTAGE TR POLEN GROWTH FD RETAIL CL	30,496
192	FUNDX INVT TR FUNDX CONSERVATIVE UPGRADER FD	7,135
328	FUNDX INVT TR FUNDX FLEXIBLE INCOME FD	9,283
1,445	GABELLI EQUITY SERIES FUNDS INC-EQUITY INCOME FUND	37,331
491	GABELLI EQUITY SERIES FUNDS INC-SMALL CAPITAL GROWTH FUND	22,405
1,198	GABELLI FOCUS FIVE FUND CL AAA	14,921
5,980	GABELLI UTILS FD CL AAA SHS	52,025
527	GAMCO GLOBAL SER FDS INC TELECOMMUNICATIONS FD CL AAA	11,228
2,319	GAMCO GOLD FUND INC CL AAA	20,156
3,627	GLENMEDE FD INC LARGE CAP 100 PORT	78,461
191,246	GLENMEDE FD INC LARGE CAP GROWTH PORT	4,645,359
3,271	GLENMEDE FUND GLENMEDE SMALL CAP EQUITY A	81,394
642	GOLDMAN SACHS GROWTH STRATEGY PORTFOLIO-CL A	8,173
3,188	GOLDMAN SACHS INTERNATIONAL SMALL CAP INSIGHTS FUND CL A	33,342
129	GOLDMAN SACHS LARGE CAP GROWTH INSIGHTS FUND CL A	2,931
10,897	GOLDMAN SACHS STRATEGIC INCOME FUND CL A	104,830
222	GRANDEUR PEAK EMRGNG MRKTS OPPORTUNITIES FD INV CL	2,143
7,895	GRANDEUR PEAK GLOBAL OPPORTUNITIES INV	23,528
2,940	GREENSPRING FUND INC	65,214
3,955	GROWTH FD AMER INC CL R-5	163,122
5,076	GROWTH FUND AMER INC CL F1	208,356
748	GROWTH FUND OF AMERICA (THE) CLASS A	30,881
10,484	GUINNESS ATKINSON FDS ALTERNATIVE ENERGY FD	31,767
454	GUINNESS ATKINSON FDS ASIA PACIFIC DIV BUILDER FUND	5,810
3,534	GUINNESS ATKINSON GLOBAL ENERGY FUND	65,522
591	HANCOCK HORIZON FAMILY FDS BURKENROAD FD CL A	32,377
1,457	HANCOCK HORIZON FAMILY FDS BURKENROAD FD CL D	77,407
819	HARBOR CAPITAL APPRECIATION FUND INSTITUTIONAL	49,816
4,474	HARBOR CAPITAL APPRECIATION FUND INVESTOR CLASS	265,219
751	HARBOR FD GLOBAL GROWTH FD INV CL	15,525
17,112	HARBOR FD REAL RETURN FD INSTL CL	151,786
2,220	HARBOR HIGH YIELD BOND FUND INSTITUTIONAL CLASS	20,844
4,029	HARBOR INTERNATIONAL FUND INSTITUTIONAL	239,448
6,291	HARBOR INTERNATIONAL FUND INVESTOR CLASS	370,723
8,935	HARBOR INTERNATIONAL GROWTH FUND INSTITUTIONAL	109,900
2,513	HARDING LOEVNER EMERGING MARKETS PORTFOLIO ADVISOR CL	98,559
8,812	HARDING LOEVNER FDS INC FRONTIER EMRG MKTS PORT INV CL	62,391
15,312	HARDING LOEVNER FDS INC INTL EQUITY PORT INVS CL	261,535
5,705	HARDING LOEVNER FDS INC INTL SMLL COS PORTFLIO INV CL	76,217
4,391	HARDING LOEVNER FUNDS INC INTL EQUITY PORTFOLIO INSTL CL	75,078
619	HARTFORD MUTUAL FUNDS INC CAPITAL APPRECIATION FUND CL A	21,218
597	HEARTLAND GROUP INC VALUE PLUS FUND	14,383
560	HEARTLAND SELECT VALUE FUND	15,176
66	HENDERSON GLOBAL FDS EUROPEAN FOCUS FD CL I SHS	2,208
5,566	HENNESSY CORNERSTONE MID CAP 30 FUND INVESTOR CLASS SHARES	103,194
1,498	HENNESSY FDS TR CORNERSTONE LARGE GRWTH FD INVT CL	14,412
5,131	HENNESSY GAS UTILITY INDEX FUND INVESTOR CLASS	124,745
1,285	HENNESSY JAPAN FUND INVESTOR CLASS SHARES	30,472
1,138	HENNESSY JAPAN SMALL CAP FUND INVESTOR CLASS SHARES	11,621
860	HENNESSY LARGE CAP FINANCIAL FUND INVESTOR CLASS	14,394
732	HENNESSY MUT FDS INC CORNERSTONE VALUE FD INVT CL	12,178
556	HENNESSY SMALL CAP FINANCIAL FUND INVESTOR CLASS	12,291

1,488	HOMESTEAD FDS INC SMALL CO STK FD	52,734
345	HOTCHKIS & WILEY FUNDS MID CAP VALUE FD CL A	10,674
2,947	HUSSMAN INVESTMENT TRUST STRATEGIC TOTAL RETURN FUND	32,625
10,701	HUSSMAN INVT TR STRATEGIC GROWTH FUND	87,535
3,257	HUSSMAN INVT TR STRATEGIC INTL EQUITY FD	28,920
7,211	ICON FUNDS ENERGY FUND	78,668
176	ICON FUNDS FINANCIAL FUND	1,400
2,693	ICON FUNDS ICON MATERIALS FUND	30,382
410	ICON UTILITIES FUND CL S	3,281
1,669	INTEGRITY FD WILLISTON BASIN/MID NORTH AMER CL A	7,192
218	INTERNATIONAL GROWTH & INC FD INC CL A SHS	6,186
2,400	INTERNATIONAL GROWTH & INC FD INC CL F-1 SHS	68,011
129	INVESCO AMERICAN FRANCHISE FUND CLASS A	2,144
7,532	INVESCO AMERICAN FRANCHISE FUND CLASS C	118,320
7,395	INVESCO COMSTOCK FUND CLASS C	160,392
397	INVESCO DIVERSIFIED DIVIDEND FD CL A	6,974
2,438	INVESCO DIVERSIFIED DIVIDEND FD INV CL	42,841
158	INVESCO ENERGY FUND CLASS A	3,589
734	INVESCO ENERGY FUND CLASS INVESTOR	16,649
156	INVESCO EUROPEAN GROWTH FUND CLASS INVESTOR	5,380
146	INVESCO GLOBAL HEALTH CARE FD CL Y	5,668
648	INVESCO GLOBAL HEALTH CARE FD-CL A	24,768
4,624	INVESCO GOLD & PRECIOUS METALS FD CL Y	13,410
98	INVESCO GOLD & PRECIOUS METALS FUND CL C	282
45	INVESCO GREATER CHINA FUND CL A	902
7,208	INVESCO INTERNATIONAL CORE EQUITY FD INVST CL	74,747
806	INVESCO MID CAP CORE EQUITY FD CL Y	17,259
274	INVESCO MID CAP CORE EQUITY FUND CL A	5,794
362	INVESCO MUNICIPAL INCOME FUND INVESTOR CLASS	4,937
1,255	INVESTMENT CO AMER CL R-6	41,860
171	INVESTMENT CO AMER CLASS A	5,702
4,754	IVA FIDUCIARY TR IVA INTL FD CL A	74,064
6,446	IVA FIDUCIARY TR IVA INTL FD CL I	100,421
364	IVA FIDUCIARY TR IVA WORLDWIDE FD CL A	5,940
7,730	IVY ASSET STRATEGY I	171,368
850	IVY FDS INC ASSET STRATEGY FD CL Y	18,681
4,694	IVY FDS INC HIGH INCOME FD CL A	32,574
769	IVY FDS INC SCI & TECHNOLOGY FD CL I	42,158
20	IVY FDS INC SCIENCE & TECH FD CL A	1,008
71	IVY FDS INC SCIENCE & TECH FD CL Y	3,770
1,426	IVY FDS INTL CORE EQUITY FD CL I	23,911
6,984	IVY INTERNATIONAL CORE EQUITY FUND CLASS A	116,563
2,861	JAMES ADVANTAGE FDS BALANCED GOLDEN RAINBOW FUND	68,298
2,174	JAMES ADVANTAGE FDS SMALL CAP FUND	67,281
613	JANUS CONTRARIAN FUND CLASS T SHARES	11,399
409	JANUS ENTERPRISE FUND CLASS T SHARES	35,003
394	JANUS GLOBAL SELECT FUND CLASS R SHARES	4,988
1,297	JANUS GLOBAL SELECT FUND CLASS T SHARES	16,455
930	JANUS INVESTMENT FUND FLEXIBLE BOND FUND CLASS T	9,581
3,467	JANUS INVESTMENT FUND GLOBAL LIFE SCIENCES FD CL T	180,600
274	JANUS INVT FD GLOBAL LIFE SCIENCES FD CL C	13,336
1,298	JANUS INVT FD GLOBAL LIFE SCIENCES FD CL I	67,901
3,384	JANUS INVT FD INTECH U S MANAGED VOLATILITY FUND CL T	30,355
224	JANUS INVT FD PERKINS MID CAP VALUE FD CL S	3,475

533	JANUS OVERSEAS FUND CLASS T SHARES	14,679
5,640	JANUS TRITON FUND CLASS T SHARES	123,959
2,451	JENSEN PORTFOLIO INC JENSEN QUALITY GROWTH FD	89,553
5,099	JOHN HANCOCK FDS II GBL ABSOLUTE RET STRATEGIES A	52,978
4,673	JOHN HANCOCK FDS II GBL ABSOLUTE RET STRATEGIES I	48,601
3,951	JOHN HANCOCK FDS III DISCIPLINED VALUE FD CL A	70,005
1,107	JOHN HANCOCK REGIONAL BANK FUND-CL A	21,140
758	JP MORGAN GROWTH ADVANTAGE FD CL A	11,379
430,636	JPMORGAN TR I 100% U S TREAS SECS MNY MKTCL MORGAN SHARE CL	430,636
418	JPMORGAN TR I EMERGING ECONOMIES FD CL A	4,295
1,680	JPMORGAN TR I INCOME BLDR FD CL A	16,299
7,551	JPMORGAN TR I INCOME BLDR FD SELECT CL	73,394
4,719	JPMORGAN TR I INTERNATIONAL EQI INCOME FD SELECT SH	71,357
3,799	JPMORGAN TR I INTL VALUE FD CL A	47,335
411	JPMORGAN TR I INTREPID AMER FD CL R5	14,657
158	JPMORGAN TR I MID CAP EQUITY FD CL A	6,682
18,001	JPMORGAN TR I PRIME MONEY MKT FD MORGAN CL	18,001
1,434	JPMORGAN TR I PRIME MONEY MKT FD MORGAN CL SECURITY SYMBOL IS V MVXX	1,434
440	JPMORGAN TR I SMARTRETIREMENT INCOME FD CL A	7,428
2	JPMORGAN TR I SMARTRETIREMNT BLEND 2040 FD SELECT CL SHS	41
7,699	JPMORGAN TR I STRATEGIC INCM OPPTYS FD CL A	85,225
1,883	JPMORGAN TR I VALUE ADVANTAGE FD CL A	52,346
6,130	JPMORGAN TR II CORE BD FD CL A	70,805
36,538	JPMORGAN TR II CORE BD FD SELECT CL	421,649
1,128	JPMORGAN TR II EQUITY INCOME FD CL A	15,086
18,102	JPMORGAN TR II EQUITY INCOME FD CL C	238,582
11,367	JPMORGAN TR II HIGH YIELD FD CL A	77,295
207	JPMORGAN TR II LARGE CAP GROWTH FD CL R5	7,456
43	JPMORGAN TR II MTG BACKED SECS FD CL A	497
832,114	JPMORGAN TR II U S GOVT MONEY MKT FD MORGAN	832,114
37,588	JPMORGAN US GOVT MMKT - PREMIER SHR FUND 1086	37,617
762,914	JPMORGAN US GOVT MMKT - PREMIER SHR FUND 1086	762,937
1,029,637	JPMORGAN US GOVT MMKT - PREMIER SHR FUND 1086	1,029,659
1,100,001	JPMORGAN US GOVT MMKT - PREMIER SHR FUND 1086	1,100,019
1,147,802	JPMORGAN US GOVT MMKT - PREMIER SHR FUND 1086	1,147,830
3,209,410	JPMORGAN US GOVT MMKT - PREMIER SHR FUND 1086	3,209,463
3,936,585	JPMORGAN US GOVT MMKT - PREMIER SHR FUND 1086	3,936,628
2,291	KEELEY SMALL CAP VALUE FD CL A	67,755
2,233	LAUDUS TRUST LAUDUS U S LARGE CAP GROWTH FD	37,018
9,476	LAZARD EMERGING MARKETS PORT OPEN SHS	130,954
1,497	LAZARD FDS INC INTL STRATEGIC EQI PORT OPEN	20,119
876	LAZARD FDS INC US EQI CONCENTRATED POF OPEN SHS	12,199
3,979	LAZARD GLOBAL LISTED INFRASTRUCTURE PORT OPEN SHS	53,522
2,911	LAZARD INTERNATIONAL EQUITY PORT OPEN SHS	50,154
283	LAZARD INTERNATIONAL SMALL CAPITALIZATION PORT OPEN SHS	3,089
72	LEUTHOLD CORE INVESTMENT FUND	1,268
6,514	LEUTHOLD FUNDS INC GRIZZLY SHORT FUND	47,947
141	LITMAN GREGORY FDS TR MASTERS INTL FD INV CL	2,253
56,882	LOOMIS SAYLES BOND FUND RETAIL CLASS	729,224
12,420	LOOMIS SAYLES GLOBAL BOND FUND RETAIL CLASS	181,954
5,875	LORD ABBETT INVT TR FLTG RATE FD CL A	51,696
198	LORD ABBETT MULTI ASSET GROWTH FUND CL A	3,049
97,755	LORD ABBETT SHORT DURATION INCOME FUND CL I	421,324
338	MADISON FDS INVS FD CL Y	6,103

689	MADISON FDS MID CAP FD CL Y	5,667
1,201	MAINSTAY MARKETFIELD FUND CL A	17,760
1,407	MAINSTAY S&P 500 INDEX FUND CLASS A	63,533
32	MAIRS & PWR FDS TR GROWTH FD	3,301
518	MANAGED PORTFOLIO SER MUHLENKAMP FD	26,073
142	MANAGED PORTFOLIO SER NUANCE CONCENTRATED VALUE FD INSTL CL	1,701
466	MANAGED PORTFOLIO SER TORTOISE MLP & PIPELINE FD C	4,630
736	MARSICO 21ST CENTURY FUND	15,887
2,216	MARSICO FOCUS FUND	35,926
7,908	MARSICO GROWTH FD	123,995
2,152	MARSICO INVT FD FLEXIBLE CAP FD	32,578
3,092	MARSICO INVT FD INTL OPPORTUNITIES FD	48,550
5,533	MATTHEW 25 FD INC	140,439
6,486	MATTHEWS ASIA DIVIDEND FUND	99,619
3,534	MATTHEWS ASIA SCIENCE AND TECHNOLOGY FUND	43,545
13,901	MATTHEWS ASIAN FDS ASIA SMALL COS FD	269,815
2,896	MATTHEWS ASIAN GROWTH & INCOME FUND	46,430
1,146	MATTHEWS CHINA FUND	21,111
1,994	MATTHEWS INDIA FUND	52,713
380	MATTHEWS INTL FDS ASIA GROWTH FUND	8,004
346	MATTHEWS JAPAN FUND	6,568
3,477	MATTHEWS KOREA FUND	21,381
3,935	MATTHEWS PACIFIC TIGER FUND	92,619
247	MERGER FUND-SBI	3,775
1,947	MERIDIAN CONTRARIAN FUND	62,432
61,994	METROPOLITAN WEST FDS TOTAL RETURN BOND FUND	658,381
1,829	METROPOLITAN WEST FUNDS HIGH YIELD BOND FUND CLASS M	16,662
149	MFS GROWTH FUND CL I	11,068
379	MFS SER TR I VALUE FUND CL I	12,494
309	MFS SER TR X INTL DIVERSIFICATION FD CL A	4,738
793	MFS SER TR X INTL VALUE FD CL A	27,072
2,091	MFS SERS TRUST VI UTILITIES FD CL I	35,318
725	MFS SERS TRUST X FOREIGN & COLONIAL INTL GROWTH FD CL I	20,710
10,064	MFS TOTAL RETURN BOND FUND CL R4 SHS	105,667
1,709	MORGAN STANLEY INSTL FD INC GROWTH PORTFOLIO CL A	67,179
398	MORGAN STANLEY INSTL FD INC SMALL CO GROWTH PORTFOLIO CL L	4,743
2,599	MOTLEY FOOL FDS TR GREAT AMERICA FD	48,211
2,201	MOTLEY FOOL FDS TR MOTLEY FOOL INDEPENDENCE FD	43,728
1,853	MSIF GLOBAL GROWTH PORTFOLIO CLASS A	29,710
4,640	MUTUAL FD SER TR EVENTIDE GILEAD FD RETAIL CL	118,546
6,691	MUTUAL FD SER TR EVENTIDE HLTHCR & LIFE SCIENCES FD CL I	160,248
224	NATIONWIDE FUND CL C	4,487
11,864	NATIXIS LOOMIS SAYLES CORE PLUS BD FD CL A	144,620
136	NEEDHAM AGGRESSIVE GROWTH FD	2,652
2,990	NEUBERGER & BERMAN EQUITY FDS EQUITY INCOME FD CL A	34,052
12,514	NEUBERGER BERMAN ALTRNTIVE FDS ABSOL RTNMUL A	126,262
251	NEUBERGER BERMAN EQUITY FDS REAL ESTATE FD TR CL	3,472
1,337	NEUBERGER BERMAN GENESIS FD INVESTOR CLASS	41,190
857	NEUBERGER BERMAN GENESIS FUND TRUST CLASS	46,048
3,988	NEUBERGER BERMAN INTERNATINL EQUITY FUND INVESTOR CLASS	80,910
900	NEUBERGER BERMAN STRATEGIC INCOME FD TR CL	9,474
2,510	NEW ECONOMY FUND SBI CLASS A	90,252
611	NEW PERSPECTIVE FD INC CL R-6	22,003
151	NEW PERSPECTIVE FUND INC CL A	5,438

1,230	NEW WORLD FD INC CLASS R-5	61,593
82	NEW WORLD FUND INC NEW	4,122
1,355	NICHOLAS FUND INC	84,950
1,057	NORTHERN EQUITY INDEX FDS MID CAP INDEX FD	16,683
508	NORTHERN FUNDS INCOME EQUITY FUND	6,067
83,214	NORTHERN LTS FD TR PAC FINL CORE EQUITY FD INV CL	723,127
39,377	NORTHERN LTS FD TR PAC FINL DYNMC ALLOCATION INV	395,735
78,262	NORTHERN LTS FD TR PAC FINL EXPLORER FD INV CL	716,101
16,253	NORTHERN LTS FD TR PAC FINL FLXBL GRWTH & INC INV	159,115
84,035	NORTHERN LTS FD TR PAC FINL INTL FD INV CL	440,345
30,434	NORTHERN LTS FD TR PAC FINL STRTG CONSRVT INV CL	279,077
75,051	NORTHERN LTS FD TR PAC FINL TACTICAL FD INV CL	700,226
79	OAK ASSOCS FUNDS PIN OAK AGGRESSIVE STOCK FUND	3,942
2,390	OAKMARK EQUITY & INCOME FUND	68,281
1,440	OAKMARK FUND	90,547
1,692	OAKMARK GLOBAL FUND	45,857
11,098	OAKMARK GLOBAL SELECT FUND	171,468
11,149	OAKMARK INTERNATIONAL FUND	238,143
6,934	OAKMARK INTERNATIONAL FUND CL II	149,003
4,055	OAKMARK INTERNATIONAL SMALL CAP FUND	57,456
7,244	OAKMARK SELECT FUND	284,027
126	OBERWEIS FDS INTL OPPTYS FD	2,697
603	OBERWEIS MICRO-CAP PORTFOLIO	10,654
154	OBERWEIS SMALL-CAP OPPORTUNITIES FUND	2,078
1,993	OCM MUT FD GOLD FD ADVISOR CL	14,944
717	OPPENHEIMER DEVELOPING MARKETS FUND-CL A	21,801
2,468	OPPENHEIMER DEVELOPING MKTS FDS CL Y	74,006
917	OPPENHEIMER DEVELOPING MKTS FUNDS CL R	26,833
199	OPPENHEIMER GLOBAL FUND-CL C	13,903
307	OPPENHEIMER INTERNATIONAL GROWTH FUND-CL A	11,085
69,922	OPPENHEIMER INTERNATIONAL SMALL MID COMPANY FUND CL A	2,604,590
142	OPPENHEIMER INTERNATIONAL SMALL MID COMPANY FUND CL R	5,082
2,482	OPPENHEIMER INTL BD FD CL R	13,651
3,916	OPPENHEIMER INTL BD FD CLASS Y	21,614
234	OPPENHEIMER INTL GROWTH FD CL I SHS	8,414
639	OPPENHEIMER STEELPATH MLP ALPHA FUND A	5,516
4,324	OPPENHEIMER STEELPATH MLP SELECT 40 FUND A	38,956
46,340	OSTERWEIS STRATEGIC INCOME FUND	493,989
20,121	PARNASSUS CORE EQUITY FUND INVESTOR SHARES	743,876
2,291	PARNASSUS WORKPLACE FUND	64,301
282	PAX WORLD GLOBAL ENVIRONMENTAL MRKT FD INV CL	3,379
12,542	PAX WORLD HIGH YIELD BOND FD INDIVIDUAL INVESTOR CLASS	78,386
2,228	PEAR TREE FDS PEAR TREE POLARIS FOREIGN VLE FD ORD SHS	38,343
1,079	PERKINS GLOBAL VALUE FUND CL T	14,019
6,471	PERKINS MID CAP VALUE FD CLASS T SHS	99,526
5,026	PERMANENT PORTFOLIO FUND INC	173,663
193	PERMANENT PORTFOLIO FUND INC AGGRESSIVE GROWTH PORTFOILO	11,286
2,467	PFS FDS WIRELESS FD	19,368
8,132	PIMCO ALL ASSET ALL AUTHORITY P	62,292
9,603	PIMCO COMMODITY REAL RETURN STRATEGY CLASS D	59,441
8,234	PIMCO COMMODITY REAL RETURN STRATEGY FUND INSTITUTIONAL CL	51,957
4,009	PIMCO EQUITY SER DIVID & INC BUILDER FD CL D	39,773
1,060	PIMCO FDS ALL ASSET ALL AUTH FD INSTL CL	8,109
1,564	PIMCO FDS COMMODITIES PLUS STRATEGY FD CL D	8,383

1,106	PIMCO FDS EMERGING MKTS CURR FDS CL D	9,245
691	PIMCO FDS EMERGING MKTS CURR FDS INST CL	5,777
2,385	PIMCO FDS LONG DURATION TOTAL RET FD INSTL CL	25,493
1,957	PIMCO FDS PAC INVT MGMT SER ALL ASSET ALL AUTH FD CL D	14,933
6,975	PIMCO FDS PAC INVT MGMT SER GLOBAL BD FD II INSTL CL	68,354
22,261	PIMCO FDS PAC INVT MGMT SER LOW DURATION FD CL D	219,498
19,555	PIMCO FDS PAC INVT MGMT SER REAL RETURN FD-CL D	205,522
25,258	PIMCO FDS PAC INVT MGMT SER TOTAL RETURN FD CL D	254,350
727	PIMCO FDS STOCKSPLUS ABSOLUTE RETURN FUND CL D	6,321
5,844	PIMCO FDS UNCONSTRAINED BD FD INSTL CL	60,253
333	PIMCO FLOATING INCOME FUND CLASS D	2,593
14,298	PIMCO FOREIGN BOND FUND CL D U.S. DOLLAR-HEDGED	141,691
10,764	PIMCO INCOME FD INSTL CL	126,257
23,506	PIMCO INCOME FUND CLASS D	275,722
2,537	PIMCO INVESTMENT GRADE CORPORATE BOND FUND CL D	25,162
1,665	PIMCO RAE FUNDAMENTAL PLUS FUND CLASS A	9,273
1,225	PIMCO RAE FUNDAMENTAL PLUS FUND CLASS D	6,813
2,501	PIMCO REAL RETURN BOND FUND INSTL CL	26,286
1,122	PIMCO REALESTATE REAL RETURN STRATEGY CLASS D	7,745
149	PIMCO STOCKSPLUS INTNL FUND U S DOLLAR HEDGED CL A	1,014
6,377	PIMCO STOCKSPLUS INTNL FUND U S DOLLAR HEDGED CL D	43,493
761	PIMCO STOCKSPLUS SMALL FUND CLASS D	5,837
3,419	PIMCO TOTAL RETURN FUND ADMINISTRATIVE SHS	34,430
61,548	PIMCO TOTAL RETURN FUND INSTL CL	619,787
3,511	PIMCO TOTAL RETURN FUND-CL A	35,357
1,004	POLARIS GLOBAL VALUE FUND	21,245
5,947	PRIMECAP ODYSSEY FDS AGGRESSIVE GROWTH FD	192,692
14,634	PRIMECAP ODYSSEY FDS GROWTH FD	399,788
2,947	PRIMECAP ODYSSEY FDS STK FD	69,568
2,306	PRINCIPAL FDS INC HIGH YIELD FD CL P	15,611
229	PROFESSIONALLY MANAGED PORT FOLIOS VILLERE BALANCED FD	4,296
656	PROFESSIONALLY MANAGED PORTF HODGES FUND	21,987
7,330	PROFESSIONALLY MANAGED PRTFL AKRE FOCUS FD RETAIL CL	169,470
456	PROFUNDS CONSUMER SERVICES ULTRASECTOR INV CL	38,435
49	PROFUNDS EUROPE 30 FUND INV CL	566
247	PROFUNDS HEALTH CARE ULTRASECTOR INVT CL	11,942
6,024	PROFUNDS INC INVESTOR CL BIOTECHNOLOGY ULTRASECTOR	392,533
2,644	PROFUNDS INTERNET ULTRASECTOR SERV CL	96,607
29	PROFUNDS MUT FDS INV CL OILFIELD EQUIPT & SVCS ULTRA	323
229	PROFUNDS OIL & GAS ULTRASECTOR INVESTOR CL	6,927
1,211	PROFUNDS OIL & GAS ULTRASECTOR SERVICE CL	31,658
431	PROFUNDS PRECIOUS METALS ULTRASECTOR INV CL	8,672
10,761	PROFUNDS RISING RATES OPPORTUNITY 10 INV CL	168,407
10,979	PROFUNDS RISING RATES OPPORTUNITY INV	63,900
1,089	PROFUNDS SHORT NASDAQ-100 INV CL	17,418
51	PROFUNDS SHORT PRECIOUS METALS PROFUND INVT CL	599
251	PROFUNDS SHORT REAL EST PROFUND INV CL	4,684
140	PROFUNDS SVC CL BIOTECHNOLOGY ULTRASECTOR	7,576
349	PROFUNDS ULTRAMID-CAP INVESTOR CLASS	27,462
21	PROFUNDS ULTRANASDAQ 100 INV	2,066
21	PROFUNDS ULTRANASDAQ-100 SVC	1,730
236	PROFUNDS ULTRASHORT DOW 30 FD INVESTOR CL	1,388
423	PROFUNDS ULTRASHORT INTL PROFUND INVS	10,261
637	PROFUNDS ULTRASHORT LATIN AMERICA INVS CL	21,766

991	PROFUNDS ULTRASHORT SMALL-CAP FD INV CL	20,923
7,797	PROVIDENT TR MUT FDS INC PROVIDENT TR STRATEGY FD	87,324
4,030	PRUDENTIAL JENNISON EQUITY INCOME FUND CLASS Z	58,558
167	PRUDENTIAL JENNISON HEALTH SCIENCES FUND CLASS A	7,285
515	PRUDENTIAL JENNISON NATURAL RESOURCES FUND INC CLASS Z	14,990
446	PRUDENTIAL JENNISON SMALL COMPANY FUND INC CLASS A	9,402
974	PRUDENTIAL JENNISON UTILITY FUND CLASS A	11,730
297	PRUDENTIAL JENNISON UTILITY FUND CLASS C	3,563
357	PRUDENTIAL QMA SMALL CAP VALUE FUND CLASS Z	5,854
1,844	PUTNAM EUROPE EQUITY FUND CLASS A	45,430
9	PUTNAM FDS TR EQUITY SPECTRUM FD CL A	302
4,037	PUTNAM GLOBAL CONSUMER FUND CL Y	70,604
1,854	PUTNAM GLOBAL HEALTH CARE FUND CL A	116,657
1,380	QS BATTERYMARCH U S SMALL CAPITALIZATION EQI FD CL A	16,485
1,310	QS BATTERYMARCH U S SMALL CAPITALIZATION EQI FD CL I	15,848
1,751	RAINIER INVT MGMT MUT FDS MID CAP EQUITY PORTFOLIO	79,306
3,233	RBB FD INC SCHNEIDER VALUE FD CL PPP	52,115
769	RBB FD INC SCOTIA DYNAMIC U S GRW FD CL I	19,838
1,971	RBB FUND INC SCHNEIDER SMALL CAP VALUE FD	20,613
669	RBC MICRO CAP VALUE FUND CLASS I	17,674
1,581	REYNOLDS BLUE CHIP GROWTH FUND	88,164
1,307	RIDGEWORTH FDS MID-CAP VALUE EQUITY FD CL I	15,715
5,322	RIDGEWORTH FDS SEIX FLTG RATE INCOME FD CL A	43,956
24,298	RIDGEWORTH FDS SEIX FLTG RATE INCOME FD CL I	200,700
2,161	RIDGEWORTH FDS SEIX HIGH INCOME FUND CL R	12,644
5,000	RIDGEWORTH FDS SEIX US GOV SEC ULTRA SHORT I	50,250
4,739	RIVERPARK FDS TR LONG/SHORT OPPORTUNITY FD RETAIL CL	49,573
235	ROYCE FD INTL SMALL CAP FUND SVC CL	2,216
574	ROYCE FD PREMIER FD SERVICE CL	8,030
3,741	ROYCE FD SPECIAL EQUITY FD	67,119
564	ROYCE FUND PREMIER SERIES	8,051
1,789	ROYCE FUND ROYCE OPPORTUNITY FUND	18,908
489	ROYCE FUND TOTAL RETURN FUND	5,820
10,756	ROYCE FUND-PENNSYLVANIA MUTUAL FUND INVESTMENT CL	100,352
112	ROYCE GLOBAL VALUE FUND SVC CL	1,452
18,023	ROYCE SMALLER COMPANIES GROWTH FUND SERVICE CL	201,861
246	RS INVT TR PARTNERS FD	6,616
522	RS INVT TR PARTNERS FD CL Y	14,484
7,675	RUSSELL STRATEGIC BOND FUND CL S	81,964
815	RYDEX DYNAMIC FDS INVERSE DOW 2X STRATEGY CL C	21,006
13	RYDEX DYNAMIC FDS INVERSE DOW 2X STRATEGY CL H	364
235	RYDEX DYNAMIC FDS INVERSE NASDAQ-100 2X STRATEGY CL A	3,633
270	RYDEX DYNAMIC FDS NASDAQ-100 2X STRATEGY CL A	104,636
21	RYDEX DYNAMIC FDS NASDAQ-100 2X STRATEGY CL H	8,042
1,752	RYDEX S&P SMALLCAP 600 PURE VALUE FD CL H	38,602
—	RYDEX SER FDS GOVT LONG BD STRATEGY FD H CL	9
1,762	RYDEX SER FDS INV RUSSELL 2000 2X STRAT CL C	44,871
1,440	RYDEX SER FDS INVERSE HIGH YIELD STRATEGY FD CL C	25,855
101	RYDEX SER FDS RUSSELL 2000 2X STRATEGY CL H	26,014
34	RYDEX SER FUNDS ENERGY FD CL A	525
193	RYDEX SERIES FDS INVERSE GVT LG BD STRAT CL INV	7,238
16,827	RYDEX SERIES FDS INVERSE S&P 500 STRAT CL INV	238,269
1,482	RYDEX SERIES TRUST BIOTECHNOLOGY FUND INV CL	130,603
183	RYDEX SERIES TRUST CONSUMER PRODUCTS FUND INV CL	10,958

477	RYDEX SERIES TRUST NASDAQ-100	12,572
286	RYDEX SERIES TRUST PRECIOUS METALS FUND	5,223
69	SARATOGA ENERGY & BASIC MATERIALS CLASS A	679
103	SARATOGA HEALTH AND BIOTECHNOLOGY CLASS A	2,941
86,167	SATURNA INVESTMENT TRUST SEXTANT INTERNATIONAL FUND	1,188,237
307	SCHWAB CAP TR DIVIDEND EQUITY FD	4,406
1,632	SCHWAB CAP TR HEALTH CARE FD	37,900
340	SCHWAB CAP TR LAUDUS INTL MARKET MASTERS FUND INV CLASS	7,135
141	SCHWAB CAPITAL TRUST ASSET DIRECTOR CONSERVATIVE	2,066
8,457	SCHWAB FUNDAMENTAL INTERNTNL SMALL COMPANY INDEX FUND	92,689
37,479	SCHWAB FUNDAMENTAL US LARGE COMPANY INDEX FUND	525,834
4,707	SCHWAB S&P 500 FUND	148,563
10,582	SCHWAB TOTAL BOND MARKET INDEX FUND	99,367
611	SCHWARTZ INVT TR AVE MARIA CATHOLIC VALUES FUND	10,026
5,141	SCHWARTZ INVT TR AVE MARIA RISING DIVIDEND FD	80,095
222	SCOUT FDS CORE BD FD INSTL CL	2,530
643	SCOUT FDS INTERNATIONAL FD	14,910
14,402	SCOUT FDS MID CAP FD	207,108
546	SELECTED AMERICAN SHARES INC	20,167
338	SENTINEL GROUP FDS INC INTERNATIONAL EQUITY CL A	5,476
943	SHELTON FDS NASDAQ 100	11,103
452	SIT U.S. GOVERNMENT SECURITIES FUND	4,982
1,099	SMALLCAP WORLD FD INC CL R-5	48,990
503	SMALLCAP WORLD FD INC CL R-6	22,213
642	SMEAD FDS TR VALUE FD INV CL	24,995
3,460	SOUND SHORE FUND INC	142,884
491	SSGA FUNDS SMALL CAP FUND	18,562
80	SSGA FUNDS TUCKERMAN ACTIVE REIT	1,342
4,662	STEELPATH MLP FDS TR OPPENHEIMER STEELPATH MLP CL I	33,101
412	STERLING CAP FDS STRATTON SMALL CAP VALUE INSTL	28,766
5,364	SUNAMERICA FOCUSED SER INC FOCUSED DIVIDEND STRATEGY CL A	82,549
76	SUNAMERICA SPECIALTY SER FOCUSED ALPHA GROWTH FD CL A	1,779
1,528	SYMONS VALUE INSTITUTIONAL FUND	16,169
4,655	T ROWE PRICE 2025 RETIREMENT FUND ADVISOR CLASS	69,266
11,374	T ROWE PRICE AFRICA & MIDDLE EAST FUND	86,326
862	T ROWE PRICE BLUE CHIP GROWTH FUND INC	62,388
1,012	T ROWE PRICE BLUE CHIP GROWTH FUND INC ADVISOR CL	72,502
7,568	T ROWE PRICE CAPITAL APPRECIATION FUND ADVISOR CL	187,750
31,305	T ROWE PRICE CAPITAL APPRECIATION FUND-SBI	784,193
4,651	T ROWE PRICE DIVERSIFIED SMALL-CAP GROWTH FUND-SBI	119,528
134	T ROWE PRICE DIVIDEND GROWTH FUND ADVISOR CLASS	4,590
1,736	T ROWE PRICE DIVIDEND GROWTH FUND INC	59,630
199	T ROWE PRICE EQUITY INCOME FUND ADVISOR CL	5,659
7,233	T ROWE PRICE EQUITY INCOME FUND-SBI	205,855
57	T ROWE PRICE GLOBAL REAL ESTATE FD INC ADVISOR CL	1,120
15,406	T ROWE PRICE GLOBAL TECHNOLOGY FD INC	208,910
5,876	T ROWE PRICE GROWTH STOCK FUND INC	315,305
8,303	T ROWE PRICE HEALTH SCIENCES FUND INC	571,742
1,805	T ROWE PRICE HIGH YIELD FD INC	11,152
1,532	T ROWE PRICE HIGH YIELD FUND INC ADVISOR CL	9,436
10,213	T ROWE PRICE INFLATION PROTECTED BOND FUND INC	117,346
2,320	T ROWE PRICE INTL EQUITY INDEX FD	27,605
534	T ROWE PRICE INTL FDS INC EMERGING EUROPE MEDITERRANEAN	5,918
9,405	T ROWE PRICE INTL FUNDS INC EMERGING MARKETS BOND FUND	107,406

4,043	T ROWE PRICE INTL FUNDS INC EMERGING MARKETS STOCK FUND	115,231
2,330	T ROWE PRICE INTL FUNDS INC GLOBAL STOCK FUND	63,496
19,887	T ROWE PRICE INTL FUNDS INC INTERNATIONAL BOND FUND	164,468
4,848	T ROWE PRICE INTL FUNDS INC INTERNATIONAL DISCOVERY FUND	261,552
958	T ROWE PRICE INTL FUNDS INC JAPAN FUND	10,019
2,299	T ROWE PRICE LATIN AMERICA FUND	34,559
1,001	T ROWE PRICE MEDIA & TELECOMMUNICATIONS FUND INC	70,679
165	T ROWE PRICE MID CAP GROWTH FUND INC ADVISOR CL	11,772
2,601	T ROWE PRICE MID-CAP GROWTH FUND INC	190,680
344	T ROWE PRICE NEW AMERICA GROWTH FUND ADVISOR CLASS	14,206
827	T ROWE PRICE NEW AMERICA GROWTH FUND-SBI	34,693
1,439	T ROWE PRICE NEW ASIA FUND	21,960
2,393	T ROWE PRICE NEW ERA FUND INC	65,248
19,949	T ROWE PRICE NEW HORIZONS FUND INC	847,023
5,503	T ROWE PRICE NEW INCOME FUND ADVISOR CLASS	51,401
1,031	T ROWE PRICE REAL ESTATE FUND ADVISOR CLASS	28,649
111	T ROWE PRICE REAL ESTATE FUND INC	3,052
160	T ROWE PRICE RETIREMENT 2030 FUND	3,483
1,220	T ROWE PRICE SMALL CAPITAL VALUE FUND INC	44,306
445	T ROWE PRICE TAX EFFICIENT EQUITY FUND	10,043
678	TANAKA FUNDS INC GROWTH FUND CL R	14,926
11,247	TCW FDS INC EMERGING MKTS INCOME FD CL N	108,199
1,888	TCW FDS INC SELECT EQUITIES FD CL N	48,611
592	TCW FDS INC TOTAL RETURN BOND FD CL N	6,186
8,350	TEMPLETON GLOBAL BOND FD CL A	96,697
18,498	TEMPLETON GLOBAL BOND FUND ADVISOR CL	213,287
570	TEMPLETON GROWTH FUND INC CL R	12,389
3,112	TEMPLETON INCOME TR GLOBAL TOTAL RETURN FD CL A	35,724
897	THIRD AVENUE VALUE FUND INSTL CLASS	43,091
46,281	THOMPSON BOND FUND	490,577
2,426	THORNBURG INTL VALUE FUND CL I	59,978
262	THORNBURG INVT TR DEVELOPING WORLD FD CL A	4,029
260	THORNBURG INVT TRUST VALUE FUND CL A	13,474
269	TIAA CREF INSTL MUT FDS LARGE CAP VALUE BOND RETAIL	4,123
1,755	TIAA CREF INSTL MUT FDS MID CAP VALUE FD RETAIL CL	35,138
496	TIAA CREF INSTL MUT FDS REAL ESTATE SECS FD RETAIL CL	7,348
33	TOCQUEVILLE FUND	1,080
12,358	TOCQUEVILLE GOLD FUND	297,200
927	TOCQUEVILLE INTERNATIONAL VALUE FUND	13,022
1,987	TOUCHSTONE SANDS CAPITAL SELECT GROWTH FUND CL Z	32,604
2,428	TOUCHSTONE ULTRA SHORT DURATION FIXED INCOME FD CL Y	22,560
308	TURNER EMERGING GROWTH FD INVESTOR CLASS	4,986
1,723	TURNER FDS TURNER TITAN II FUND INVESTOR CL	15,075
485	TURNER FUNDS SMALL CAP GROWTH FUND INV CL	6,194
186	TURNER MIDCAP GROWTH FUND INVESTOR CLASS	3,378
4,114	TWEEDY BROWNE FUND INC GLOBAL VALUE FUND	100,640
1,022	U S GLOBAL INVESTORS FUNDS EMERGING EUROPE FUND	5,316
7,913	U S GLOBAL INVESTORS GOLD AND PRECIOUS METALS FUND	38,695
801	UNDISCOVERED MANAGERS FDS BEHAVIORAL VALUE FD CL A	43,258
3,850	UNIFIED SER TR IRON STRATEGIC INCOME FD INV	39,500
230	UNIFIED SER TR ROOSEVELT MULTI-CAP FUND	3,143
906	US GLOBAL INVESTORS CHINA REGION FUND	6,713
7,870	US GLOBAL INVESTORS GLOBAL RESOURCES FUND	37,146
3,048	US GLOBAL INVESTORS WORLD PRECIOUS MINERALS FUND	11,095

1,739	USA MUTUALS BARRIER FUND INVESTOR CLASS	50,926
10,590	USAA INVESTMENT TRUST PRECIOUS METALS & MINERALS FD	91,815
1,030	USAA MUTUAL FUND INC SCIENCE & TECHNOLOGY FUND	21,992
148	VALUE LINE ASSET ALLOCATION FUND INC	4,105
931	VALUE LINE CORE BOND FUND SH BEN INT	13,691
546	VALUE LINE PREMIER GROWTH FD INC	15,804
1,090	VALUE LINE SMALL CAP OPPORTUNITIES FUND INC INVL CL	45,770
12,004	VALUED ADVISERS TR SOUND MIND INVESTING FD	121,722
19,052	VALUED ADVISERS TR SOUND MIND INVSTNG DYNAMIC INVESTOR	205,386
675	VAN ECK FUNDS EMERGING MARKETS CLASS A	8,371
2,354	VANGUARD 500 INDEX FUND INVESTOR SHARES	443,696
187	VANGUARD ASSET ALLOCATION FUND INC U S VALUE FD	3,053
3,435	VANGUARD BALANCED INDEX FD INC ADMIRAL SHS	100,380
1,052	VANGUARD BALANCED INDEX FUND INC	30,731
3,544	VANGUARD BD INDEX FD INC INTER TERM BD INDEX FD ADM SHS	39,908
3,602	VANGUARD BD INDEX FDS FTSE ALL WORLD EX US INDEX FD	97,291
948	VANGUARD BD INDEX FDS MID CAP GRWTH INDEX FD ADMIRAL	40,712
43,362	VANGUARD BOND INDEX FD INC TOTAL BD MARKET IDX FDADMIRAL	461,373
57,006	VANGUARD BOND INDEX FUND INC INTERMEDIATE TERM PORTFOLIO FD	641,884
222	VANGUARD BOND INDEX FUND INC LONG TERM PORTFOLIO FUND	2,927
1,933	VANGUARD BOND INDEX FUND INC SHORT TERM PORTFOLIO	20,158
18,202	VANGUARD BOND INDEX FUND INC TOTAL BOND MARKET PORTFOLIO	193,670
1,772	VANGUARD CHARLOTTE FDS TOTAL INTL BD INDEX FD ADMIRAL CL	37,387
287	VANGUARD CHARLOTTE FDS TOTAL INTL BD INDEX FD INV CL	3,030
2,977	VANGUARD CHESTER FDS TARGET RETIREMENT 2015 FD	42,367
186	VANGUARD CHESTER FDS TARGET RETIREMENT 2020 FUND	5,040
7,639	VANGUARD CHESTER FDS TARGET RETIREMENT 2040 FUND	217,318
786	VANGUARD CHESTER FDS TARGET RETIREMENT INCOME FD	9,788
1,738	VANGUARD CNSMR DISCRETIONARY INDEX FUND ADMIRAL SHS	110,269
3,161	VANGUARD DEVELOPED MARKETS INDEX FUND ADMIRAL	37,367
8,056	VANGUARD DIVIDEND GROWTH FUND	180,693
8,739	VANGUARD EMERGING MARKETS STOCK INDEX FD ADMIRAL SHS	238,847
10,993	VANGUARD EMERGING MARKETS STOCK INDEX FUND	228,761
847	VANGUARD EQUITY INCOME FUND INC	25,030
111	VANGUARD EXPLORER FUND INC	8,947
10,562	VANGUARD FD TOTAL INTL STOCK INDEX FD ADMIRAL SHS	256,019
88	VANGUARD FINANCIALS INDEX FUND ADMIRAL SHS	2,127
6,475	VANGUARD FIXED INC SECS FD INC SHORT TERM INVT GRADE FUND	68,379
4,590	VANGUARD FIXED INCOME SECS FD INC-LONG TERM U S TREASURY PORTFOLIO	55,956
4,622	VANGUARD FIXED INCOME SECS FD SHORT TERM TREAS FD ADMIRAL	49,222
6,435	VANGUARD FIXED INCOME SECS HIGH YLD CORP FD ADMIRAL CL	35,647
9,676	VANGUARD FIXED INCOME SECS INTER TERM INVT GRADE FD ADMIRAL CL	93,276
8,267	VANGUARD FIXED INCOME SECS INTER TERM INVT GRADE INV CL	79,689
924	VANGUARD FIXED INCOME SECS INVT GRADE BD PORTFOLIO	9,145
4,805	VANGUARD FIXED INCOME SECS SHORT TERM INVT GRADE FD ADMIRAL SHS	50,736
19,855	VANGUARD GNMA FUND	211,656
838	VANGUARD GROWTH & INCOME PORTFOLIO (FORMERLY VANGUARD QUANTITATIVE PORTFOL IOS INC)	33,144
15,279	VANGUARD HIGH DIVIDEND YIELD INDEX FD INVESTOR SHS	404,121
5,350	VANGUARD HORIZON FD INC GLOBAL EQUITY PORTFOLIO	126,467
8,226	VANGUARD INDEX TR MID-CAP INDEX FD ADMIRAL SHS	1,223,313
3,435	VANGUARD INDEX TR VANGUARD 500 INDEX FD ADMIRAL	647,344
588	VANGUARD INDEX TR VANGUARD EXT MKT INDEX ADMIRAL	37,380
24,381	VANGUARD INDEX TR VANGUARD SM CAP INDEX ADMIRAL	1,293,420
5,495	VANGUARD INDEX TR VANGUARD TOTAL STK MKT ADMIRAL ADMIRAL SHS	279,084

8,881	VANGUARD INDEX TR VANGUARD VALUE INDEX ADMIRAL	282,578
8,655	VANGUARD INDEX TRUST MID CAPITALIZATION STK PORT	283,812
2,355	VANGUARD INDEX TRUST SMALL CAPITLZATION GROWTH	80,486
4,209	VANGUARD INDEX TRUST SMALL CAPITLZATION VALUE STK	99,710
7,140	VANGUARD INDEX TRUST TOTAL STOCK MARKET PORTFOLIO	362,584
4,160	VANGUARD INDEX TRUST-SMALL CAPITALIZATION STOCK FUND	220,631
162	VANGUARD INDUSTRIALS INDEX FUND ADMIRAL SHS	8,378
1,300	VANGUARD INFL-PROTECTED SECS	16,690
383	VANGUARD INTERNATIONAL GROWTH PORTFOLIO	8,078
3,154	VANGUARD INTERNATIONAL VALUE PORTFOLIO	98,054
5,823	VANGUARD INTL EQ IDX FDS INC FTSE ALL WRLD EX US SML FD INV	206,088
866	VANGUARD INTL EQI INDEX FDS GBL EX US REAL ESTATE INDXFD	26,982
179	VANGUARD INTL EQTY INDX FDS GBL EX-US REAL ESTATE IDX INV	3,687
270	VANGUARD INTL EQUITY INDX FD TOTAL WORLD STK INDX FD INV SH	6,324
6,213	VANGUARD LARGE CAP INDEX FD	234,715
7,652	VANGUARD LIFESTRATEGY FUND INCOME PORTFOLIO	111,486
7,624	VANGUARD MALVERN FDS SHRT TRM INFLTN PRTCTD SECS FD	184,281
625	VANGUARD MID CAP GROWTH FD	14,040
618	VANGUARD MID CAP VALUE INDEX FUND ADMIRAL	27,521
24,725	VANGUARD SCOTTSDALE FDS SHRT TERM CORP BD INDX FD	530,341
40	VANGUARD SECTOR INDEX FDS HEALTH CARE INDEX FD	2,671
26,156	VANGUARD SHORT TERM BOND INDEX FUND ADMIRAL SHARES	272,802
8,756	VANGUARD SMALL CAP VALUE INDEX FUND ADMIRAL	371,767
334	VANGUARD SPECIALIZED PORT ENERGY FD ADMIRAL CLASS	25,710
2,995	VANGUARD SPECIALIZED PORTF REIT INDEX FD ADMIRAL SHS	338,336
62,550	VANGUARD SPECIALIZED PORTFOLIOS METALS & MINING FD	397,816
7,914	VANGUARD SPECIALIZED PORTFOLIOS-ENERGY PORTFOLIO	325,014
2,176	VANGUARD SPECIALIZED PORTFOLIOS-HEALTH CARE	479,404
9,686	VANGUARD SPECIALIZED PORTFOLIOS-REIT INDEX PORTFOL	256,484
27,296	VANGUARD STAR FUND STAR PORTFOLIO	635,717
884	VANGUARD STRATEGIC EQUITY PORTFOLIO	25,013
1,271	VANGUARD TARGET RETIREMENT 2035 FD	21,405
5,924	VANGUARD TOTAL INTL STOCK INDEX FUND	85,837
3,913	VANGUARD WELLESLEY INCOME FUND INC	95,958
3,825	VANGUARD WELLINGTON FD INC	140,704
830	VANGUARD WHITEHALL FDS INTERNATIONAL EXPLORER FD INVS	14,075
1,808	VANGUARD WHITEHALL FUNDS INC SELECTED VALUE PORTFOLIO	46,729
1,655	VANGUARD WINDSOR FUND INC VANGUARD WINDSOR II PORTFOLIO	55,451
653	VANGUARD WORLD FD US GROWTH FD ADMIRAL SHS	50,348
443	VANGUARD WORLD FDS VANGUARD ENRGY INDX FD ADMIRAL	18,384
8,245	VANGUARD WORLD FUND FTSE SOCIAL INDEX INV FUND	108,922
1,776	VANGUARD/WELLESLEY INCOME FD INC ADMIRAL SHS	105,514
1,103	VIRTUS FOREIGN OPPORTUNITIES FUND CLASS A	31,298
393	VIRTUS OPPORTUNITIES TR GLBL REAL ESTATE SECS FD CL A	10,406
635	VOYA SER FD INC GLOBAL REAL ESTATE FUND CL A	12,426
308	VOYA SER FD INC GLOBAL REAL ESTATE FUND CL W	6,029
2,266	WALTHAUSEN FDS SMALL CAP VALUE FD	39,878
305	WASATCH ADVISORS FUNDS INC HOISINGTON U S TREASURY FUND	5,212
627	WASATCH ADVISORS FUNDS INC SMALL CAP GROWTH FUND	25,869
144	WASATCH ADVISORS FUNDS INC ULTRA GROWTH FUND	2,595
39,490	WASATCH EMERGING SMALL COUNT RIES FUND	107,414
34,778	WASATCH FDS INC EMERGING MKTS SMALL CAP FD	84,163
1,918	WASATCH FDS INC INTL GROWTH FD	57,974
13,026	WASATCH FDS INC LONG/SHORT FD	146,542

1,709	WASATCH FDS INC STRATEGIC INCOME FD	17,366
3,128	WASATCH FDS TR EMERGING INDIA FUND	9,478
143	WASHINGTON MUTUAL INVS FD CLASS A	5,482
1,214	WEITZ FDS HICKORY FD	56,140
12,676	WEITZ FDS SHORT INTERMEDIATE INCOME FD	154,649
2,729	WEITZ PARTNERS III OPPORTUNITY FD	37,306
343	WELLS FARGO ASIA PACIFIC FUND CLASS A	3,922
704	WELLS FARGO DISCOVERY FUND CLASS A	19,962
203	WELLS FARGO FDS EMERGING MRKTS EQUITY FD CL C	2,937
479	WELLS FARGO FDS INTRNSIC WORLD EQI FD ADMIN CL	9,220
1,039	WELLS FARGO FDS ULTRA SHT TM MUN INC FD CL A	9,992
1,444	WELLS FARGO GROWTH FUND CL A	58,785
2,587	WELLS FARGO SHORT TERM HIGH YIELD BD FD CL A	20,646
1,475	WESTCORE INTERNATIONAL SMALL-CAP FUND	22,998
63,197	WESTCORE PLUS BOND FUND INSTL SHS	666,732
602	WESTCORE TRUST FLEXIBLE INCOME FUND	4,958
654	WESTERN ASSET CORE BOND CLASS FI	7,935
5,642	WESTERN ASSET CORE PLUS BOND FD CLASS I	64,484
1,823	WESTPORT FUND-CL R	52,315
6,026	WILLIAM BLAIR FUNDS SMALL MID CAP GROWTH FD CL N	111,663
1,285	WILLIAM BLAIR SMALL CAP VALUE FUND CL N	21,438
803	WINTERGREEN FD INC	12,440
105	WORLD FDS TR REMS REAL ESTATE VALUE OPPRTNTY PLATFORM	1,665
407	WORLD FDS TR TOREADOR INTERNATIONAL INV CL	6,398
	Total Registered Investment Companies	$159,986,702

	Notes Receivable From Participants (interest rate ranging from 4.25% through 9.25% maturing through December 2030)	$87,524,769

	Net Assets Pending Settlement	$(549,991)

	TOTAL NET ASSETS	$3,279,613,378

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)

	Number of
Assets Acquired and Disposed	Shares	Fair Value

American Electric Power Company, Inc. Common Stock $6.50 par value (a)
Acquired	685,999	$38,783,171
Disposed	598,206	34,584,651

(a)	Transactions are recorded on the trade date.

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
SCHEDULE OF NONEXEMPT TRANSACTIONS

Excess Payment to Trustee/Custodian

Party Involved:	JPMorgan Chase Bank, NA
Relationship to Plan, employer or other party-in-interest:	Trustee and Custodian
Transaction:	Payment of Fee in Excess of Contract Amount
Dates of Payments:	Between October 2006 and July 2014
Amounts of Payments:	Varying amounts aggregating $123,600

Reason Transaction is Nonexempt: ERISA Section 406(a)(1)(D) prohibits the use of plan assets by, or transfer of plan assets to, a party in interest (such as a fiduciary investment manager). Although an exemption under ERISA 408(b)(2) generally is applicable to contracts with parties (such as trustees) for services necessary for the operation of a plan where no more than reasonable compensation is paid therefor, the described payments represent the amount invoiced and paid by the Plan in excess of the amount required by the contract. The Trustee had agreed in writing to charge its fees at certain rates (and to waive specified fees with respect to certain accounts), but certain of its invoices were prepared applying incorrect fee rates and/or including certain fees that had been waived, resulting in the effective overcharge for its services. Following confirmation of the overpayment in 2014, the Plan secured from the Trustee repayment of the excess charges and the Trustee and Plan Sponsor are finalizing their review to confirm that the transactions are fully remediated.

Payment of Legal Fees

Party Involved:	Porter Wright Morris & Arthur, LLP
Relationship to Plan, employer or other party-in-interest:	Legal Services Provider
Transaction:	Payment of Fees
Dates of Payment:	On or about September 24, 2012
Amount of Payment:	$1,926

Reason Transaction May Be Nonexempt: ERISA Section 406(a)(1)(D) prohibits the use of plan assets by, or transfer of plan assets to, a party in interest (such as a fiduciary investment manager). An exemption under ERISA 408(b)(2) generally is applicable to payments for services necessary for the operation of a plan where no more than reasonable compensation is paid for those services. The described payments represent the amount that the Company caused to be paid by the Plan, and the Company is reviewing this payment to confirm whether it did in fact relate to services for the operation of the Plan (and therefore an exempt transaction under ERISA). If the payment is determined to be inappropriate, the Company would contribute that amount to the Plan, in addition to such other amounts as would fully remediate the issue.

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
EXHIBIT INDEX

Exhibit Number	Description

23	Consent of Independent Registered Public Accounting Firm